Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

In re: Legacy IMBDS, Inc., et al.,[1] Debtors.	Chapter 11 Case No. 23-10852 (KBO) (Jointly Administered)

COMBINED JOINT CHAPTER 11 PLAN OF LIQUIDATION AND
DISCLOSURE STATEMENT OF LEGACY IMBDS, INC., AND ITS DEBTOR AFFILIATES

THIS IS NOT A SOLICITATION OF AN ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL THE BANKRUPTCY COURT HAS APPROVED THE DISCLOSURE STATEMENT AND THE SOLICITATION MATERIALS ACCOMPANYING THE PLAN. THE DISCLOSURE STATEMENT CONTAINED HEREIN IS BEING SUBMITTED BY THE DEBTORS FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS OF THE DATE HEREOF. THE INFORMATION IN THIS COMBINED PLAN AND DISCLOSURE STATEMENT IS subject to change.

ROPES & GRAY LLP

Ryan Preston Dahl (admitted pro hac vice)

Cristine Pirro Schwarzman (admitted pro hac vice)

1211 Avenue of the Americas

New York, New York 10036

Telephone: (212) 596-9000

Facsimile: (212) 596-9090

E-mail: ryan.dahl@ropesgray.com

cristine.schwarzman@ropesgray.com

– and –

ROPES & GRAY LLP

Stephen L. Iacovo (admitted pro hac vice)

Jeramy D. Webb (admitted pro hac vice)

191 North Wacker Drive, 32nd Floor

Chicago, Illinois 60606

Telephone: (312) 845-1200

Facsimile: (312) 845-5500

E-mail: stephen.iacovo@ropesgray.com

jeramy.webb@ropesgray.com

Counsel for Debtors and Debtors in Possession

PACHULSKI STANG ZIEHL & JONES LLP

Laura Davis Jones (DE Bar No. 2436)

Timothy P. Cairns (DE Bar No. 4228)

919 North Market Street, 17th Floor

P.O. Box 8705

Wilmington, Delaware 19899-8705 (Courier 19801)

Telephone: (302) 652-4100

Facsimile: (302) 652-4400

E-mail: ljones@pszjlaw.com

tcairns@pszjlaw.com

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number are: ValueVision Media Acquisitions, Inc. (8670); Legacy IMBDS, Inc. (3770); ValueVision Interactive, Inc. (8730); Portal Acquisition Company (3403); VVI Fulfillment Center, Inc. (5552); ValueVision Retail Inc. (2155); JWH Acquisition Company (3109); PW Acquisition Company, LLC (0154); EP Properties, LLC (3951); FL Acquisition Company (3026); Norwell Television, LLC (6011); and 867 Grand Avenue, LLC (2642). The Debtors’ service address is 6740 Shady Oak Road, Eden Prairie, MN 55344-3433.

TABLE OF CONTENTS

ARTICLE I INTRODUCTION		1

ARTICLE II DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW		2

A.	Defined Terms	2

B.	Rules of Interpretation	16

C.	Computation of Time	16

D.	Governing Law	16

E.	Reference to Monetary Figures	17

F.	Reference to the Debtors or the Post-Effective Date Debtors	17

G.	Nonconsolidated Plan	17

H.	Controlling Document	17

ARTICLE III BACKGROUND AND DISCLOSURES		17

A.	The Debtors’ Corporate History	17

B.	The Debtors’ Business Operations	18

C.	Sale and Leaseback Transaction	19

D.	The Debtors’ Prepetition Capital Structure	19

E.	Circumstances Leading to These Chapter 11 Cases	23

F.	The Chapter 11 Cases Generally	26

G.	Debtor Release, Third-Party Release, and Exculpation	28

ARTICLE IV ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS		29

A.	Administrative Claims	29

B.	Professional Fee Claims	30

C.	Priority Tax Claims	32

D.	Statutory Fees	32

ARTICLE V CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		32

A.	Classification of Claims and Interests	32

B.	Treatment of Claims and Interests	33

i

C.	Special Provision Governing Unimpaired Claims	36

D.	Subordinated Claims	36

E.	Elimination of Vacant Classes; Presumed Acceptance by Non-Voting Classes	36

F.	Intercompany Interests	36

G.	Controversy Concerning Impairment	37

H.	No Waiver	37

ARTICLE VI CONFIRMATION AND VOTING PROCEDURES		37

A.	Confirmation Procedures	37

B.	Procedure for Objections	37

C.	Requirements for Confirmation	38

D.	Classification of Claims and Interests	38

E.	Impaired Claims or Interests	38

F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	39

G.	Feasibility	40

H.	Best Interests Test	40

ARTICLE VII MEANS FOR IMPLEMENTATION OF THE PLAN		41

A.	Restructuring Transactions	41

B.	Sources of Consideration for Plan Distributions	42

C.	The Liquidating Trust	42

D.	Cancellation of Securities and Agreements	42

E.	Corporate Action	43

F.	Dissolution of the Boards of the Debtors	43

G.	Dissolution of 1317047	44

H.	Effectuating Documents; Further Transactions	44

I.	Section 1146 Exemption	44

J.	Preservation of Causes of Action	45

K.	Health and Benefit Plans of the Debtors and Post-Effective Date Debtors	45

L.	Closing the Chapter 11 Cases	45

ARTICLE VIII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		46

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	46

B.	Insurance Policies	46

C.	Indemnification Obligations	46

D.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	47

E.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed	47

F.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases	48

G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	48

H.	Reservation of Rights	48

I.	Nonoccurrence of Effective Date	48

ARTICLE IX CERTAIN RISK FACTORS TO BE CONSIDERED PRIOR TO VOTING		48

A.	The Plan May Not Be Accepted	49

B.	The Plan May Not Be Confirmed	49

C.	Some or All of the Chapter 11 Cases May Be Converted to Chapter 7	49

D.	Distributions to Holders of Allowed Claims Under the Plan May Be Inconsistent with Projections	49

E.	Objections to Classification of Claims	49

F.	Failure to Consummate the Plan	50

G.	Plan Releases and/or Injunction Provisions May Not Be Approved	50

H.	Reductions to Estimated Creditor Recoveries	50

I.	Certain Tax Considerations	51

ARTICLE X THE LIQUIDATING TRUST AND THE LIQUIDATING TRUSTEE		56

A.	Liquidating Trust Criteria	56

B.	Purpose of the Liquidating Trust	56

C.	The Liquidating Trust Assets	57

D.	Beneficiaries of the Liquidating Trust	58

E.	Distribution of the Liquidating Trust Assets	58

F.	Transfer of Assets to the Liquidating Trust	59

G.	Interests in the Liquidating Trust Assets	60

H.	Appointment of the Liquidating Trustee	60

I.	Rights and Powers of the Debtors and the Liquidating Trustee	60

J.	Tax Treatment of the Liquidating Trust	60

K.	Distribution and Withholding	62

L.	Insurance	62

M.	Other Rights and Remedies	62

N.	Secured Claims Reserve	62

O.	Administrative Claims Reserve	63

P.	Priority Claims Reserve	63

Q.	Disputed Claims Reserve	63

R.	Attribution of Income	64

S.	Current Basis	64

T.	Tax Identification Numbers	64

U.	Wind Down	64

V.	Termination of the Liquidating Trust and Liquidating Trustee	65

W.	Transfer of Beneficial Interests	65

ARTICLE XI PROVISIONS GOVERNING DISTRIBUTIONS		65

A.	Timing and Calculation of Amounts to Be Distributed	65

B.	Delivery of Distributions and Undeliverable, Unclaimed, of Forfeited Distributions	66

C.	Compliance with Tax Requirements	68

D.	Allocations	68

E.	No Postpetition Interest on Claims	68

F.	Foreign Currency Exchange Rate	68

G.	Setoffs and Recoupment	69

H.	Claims Paid or Payable by Third Parties	69

ARTICLE XII PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS AND INTERESTS		70

A.	Allowance of Claims and Interests	70

B.	Prosecution of Objections to Claims and Interests	70

C.	Estimation of Claims	70

D.	Expungement or Adjustment to Claims Without Objections	71

E.	Time to File Objections to Claims	71

F.	Disallowance of Claims	71

G.	Amendments to Claims	71

H.	No Distributions Pending Allowance	72

I.	Distributions After Allowance	72

ARTICLE XIII SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		72

A.	Release of Liens	72

B.	Release by the Debtors	73

C.	Release by Holders of Claims and Interests	73

D.	Exculpation	74

E.	Injunction	74

F.	Protections Against Discriminatory Treatment	75

G.	Document Retention	75

H.	Reimbursement or Contribution	75

I.	Term of Injunctions or Stays	75

ARTICLE XIV CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		75

A.	Conditions Precedent to the Effective Date	75

B.	Waiver of Conditions	76

C.	Effect of Failure of Conditions	76

ARTICLE XV MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN		77

A.	Modification and Amendments	77

B.	Effect of Confirmation on Modifications	77

C.	Revocation or Withdrawal of Plan	77

ARTICLE XVI RETENTION OF JURISDICTION		77

v

ARTICLE XVII MISCELLANEOUS PROVISIONS		79

A.	Immediate Binding Effect	79

B.	Additional Documents	79

C.	Dissolution of the Committee	80

D.	Reservation of Rights	80

E.	Successors and Assigns	80

F.	Notices	80

G.	Entire Agreement	81

H.	Exhibits	82

I.	Non-Severability of Plan Provisions	82

J.	Votes Solicited in Good Faith	82

EXHIBIT A: LIQUIDATION ANALYSIS

DISCLAIMERS

EACH HOLDER OF A CLAIM AGAINST THE DEBTORS ENTITLED TO VOTE TO ACCEPT OR REJECT THE COMBINED PLAN AND DISCLOSURE STATEMENT SHOULD READ THE COMBINED PLAN AND DISCLOSURE STATEMENT IN ITS ENTIRETY BEFORE VOTING. NO SOLICITATION OF VOTES TO ACCEPT OR REJECT THE COMBINED PLAN AND DISCLOSURE STATEMENT MAY BE MADE EXCEPT PURSUANT TO THE TERMS HEREOF AND SECTIONS 1121 AND 1125 OF THE BANKRUPTCY CODE. IF YOU ARE ENTITLED TO VOTE TO ACCEPT THE COMBINED PLAN AND DISCLOSURE STATEMENT, YOU ARE RECEIVING A BALLOT WITH YOUR NOTICE OF THE COMBINED PLAN AND DISCLOSURE STATEMENT. THE DEBTORS URGE YOU TO VOTE TO ACCEPT THE COMBINED PLAN AND DISCLOSURE STATEMENT.

THE COMBINED PLAN AND DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTIONS 1121 AND 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULES 3016 AND 3017, AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NON-BANKRUPTCY LAW. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING CLAIMS AGAINST OR INTERESTS IN THE DEBTORS SHOULD EVALUATE THE COMBINED PLAN AND DISCLOSURE STATEMENT IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED. THE COMBINED PLAN AND DISCLOSURE STATEMENT SHALL NOT BE CONSTRUED TO BE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE COMBINED PLAN AND DISCLOSURE STATEMENT AS TO HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS. YOU SHOULD CONSULT YOUR PERSONAL COUNSEL OR TAX ADVISOR ON ANY QUESTIONS OR CONCERNS RESPECTING TAX, SECURITIES, OR OTHER LEGAL CONSEQUENCES OF THE COMBINED PLAN AND DISCLOSURE STATEMENT.

THE COMBINED PLAN AND DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE COMBINED PLAN AND DISCLOSURE STATEMENT, ANTICIPATED EVENTS IN THE CHAPTER 11 CASES, AND FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE STATEMENTS AND DESCRIPTIONS CONTAINED IN THE COMBINED PLAN AND DISCLOSURE STATEMENT ARE TRUE AND ACCURATE, THEY ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF THE DOCUMENTS RELATED TO THE COMBINED PLAN AND DISCLOSURE STATEMENT AND APPLICABLE STATUTORY PROVISIONS. THE TERMS OF THE DOCUMENTS RELATED TO THE COMBINED PLAN AND DISCLOSURE STATEMENT AND APPLICABLE STATUTES GOVERN IN THE EVENT OF ANY DISCREPANCY WITH THE COMBINED PLAN AND DISCLOSURE STATEMENT. CREDITORS AND OTHER INTERESTED PARTIES SHOULD READ THE COMBINED PLAN AND DISCLOSURE STATEMENT, THE DOCUMENTS RELATED TO THE COMBINED PLAN AND DISCLOSURE STATEMENT, AND THE APPLICABLE STATUTES THEMSELVES FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE FACTUAL STATEMENTS AND REPRESENTATIONS CONTAINED IN THE COMBINED PLAN AND DISCLOSURE STATEMENT ARE MADE BY THE DEBTORS AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFIED, AND THE DEBTORS DISCLAIM ANY OBLIGATION TO UPDATE ANY SUCH STATEMENTS AFTER THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE COMBINED PLAN AND DISCLOSURE STATEMENT. THE DELIVERY OF THE COMBINED PLAN AND DISCLOSURE STATEMENT SHALL NOT BE DEEMED OR CONSTRUED TO CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT NECESSARILY BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

ALL FORWARD-LOOKING STATEMENTS CONTAINED HEREIN OR OTHERWISE MADE BY THE DEBTORS INVOLVE MATERIAL RISKS AND UNCERTAINTIES AND ARE SUBJECT TO CHANGE BASED ON NUMEROUS FACTORS, INCLUDING FACTORS THAT ARE BEYOND THE DEBTORS’ CONTROL. ACCORDINGLY, THE DEBTORS’ FUTURE PERFORMANCE AND FINANCIAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN ANY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED IN THE COMBINED PLAN AND DISCLOSURE STATEMENT. THE DEBTORS DO NOT INTEND TO UPDATE OR REVISE THEIR FORWARD-LOOKING STATEMENTS EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT ANY PROJECTED RESULTS EXPRESSED OR IMPLIED THEREIN WILL NOT BE REALIZED.

ANY PROJECTED RECOVERIES TO CREDITORS SET FORTH IN THIS DISCLOSURE STATEMENT ARE BASED UPON THE ANALYSES PERFORMED BY THE DEBTORS AND THEIR ADVISORS AS OF THE DATE HEREOF EXCEPT WHERE OTHERWISE INDICATED. ALTHOUGH THE DEBTORS AND THEIR ADVISORS HAVE MADE EVERY EFFORT TO VERIFY THE ACCURACY OF THE INFORMATION PRESENTED HEREIN, THE DEBTORS AND THEIR ADVISORS CANNOT MAKE ANY REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THIS INFORMATION.

IN CONNECTION WITH THE DEBTORS’ SOLICITATION OF ACCEPTANCES OF THE COMBINED PLAN AND DISCLOSURE STATEMENT PURSUANT TO SECTION 1126(b) OF THE BANKRUPTCY CODE, THE DEBTORS ARE FURNISHING A SOLICITATION PACKAGE, CONSISTING OF THE COMBINED PLAN AND DISCLOSURE STATEMENT, THE EXHIBITS HERETO, THE NOTICE OF THE CONFIRMATION HEARING, AND A BALLOT OR NOTICE OF NON-VOTING STATUS, AS APPLICABLE, TO EACH RECORD HOLDER OF CLAIMS ELIGIBLE TO VOTE OR ITS COUNSEL. THE COMBINED PLAN AND DISCLOSURE STATEMENT IS TO BE USED BY EACH SUCH ELIGIBLE HOLDER SOLELY IN CONNECTION WITH ITS EVALUATION OF THE COMBINED PLAN AND DISCLOSURE STATEMENT; USE OF THE COMBINED PLAN AND DISCLOSURE STATEMENT FOR ANY OTHER PURPOSE IS NOT AUTHORIZED. NOTHING STATED IN THE COMBINED PLAN AND DISCLOSURE STATEMENT SHALL BE DEEMED OR CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY.

[Remainder of Page Intentionally Left Blank]

ARTICLE I
INTRODUCTION

Legacy IMBDS, Inc. (f/k/a iMedia Brands, Inc.) and its debtor Affiliates, as debtors and debtors in possession, in the above-captioned Chapter 11 Cases propose the following combined plan and disclosure statement pursuant to sections 1121(a) and 1125(b) of the Bankruptcy Code (the disclosure statement portion hereof, the “Disclosure Statement” and the chapter 11 plan portion hereof, the “Plan,” each as may be modified and/or amended from time to time, and collectively, the “Combined Plan and Disclosure Statement”). Pursuant to the Plan, the Debtors seek resolution of outstanding Claims against, and Interests in, the Debtors, and the liquidation of the Debtors’ remaining assets. On June 30, 2023, the Bankruptcy Court entered an order authorizing the joint administration and procedural consolidation of these Chapter 11 Cases pursuant to Bankruptcy Rule 1015(b) [Docket No. 51]. This Plan constitutes a separate chapter 11 plan for each Debtor and, unless otherwise set forth herein, the classifications and treatment of Claims and Interests apply to each individual Debtor. Each of the Debtors is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

This Combined Plan and Disclosure Statement contains, among other things, a discussion of the Debtors’ history, prior businesses and operations, the Chapter 11 Cases, certain risk factors, a summary of the Plan, and a discussion of certain other related matters.

ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE COMBINED PLAN AND DISCLOSURE STATEMENT IN ITS ENTIRETY, AND TO CONSULT WITH AN ATTORNEY, BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

The classification of Claims and Interests against each Debtor pursuant to the Plan is as set forth below and as further detailed in Article V hereof. The information in the table below is provided in summary form for illustrative purposes only and is subject to material change based on certain contingencies, including those related to the Claims reconciliation process. Actual recoveries may widely vary within these ranges, and any changes to any of the assumptions underlying these amounts could result in material adjustments to recovery estimates provided herein and/or the actual distributions received by Holders of Allowed Claims. The projected recoveries are based on information available to the Debtors as of the date hereof and reflect the Debtors’ estimates as of the date hereof only. In addition to the cautionary notes contained elsewhere in the Combined Plan and Disclosure Statement, the Debtors make no representation as to the accuracy of these recovery estimates. The Debtors expressly disclaim any obligation to update any estimates or assumptions after the date hereof on any basis.

Class	Claim/Interest	Status	Voting Rights	Projected Recovery[2]
1	Secured Tax Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)	100%
2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)	100%
3	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)	100%
4	Unsecured Claims	Impaired	Entitled to Vote	0-2%
5	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)	0–100%
6	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)	0%
7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)	0–100%
8	Interests in Legacy IMBDS	Impaired	Not Entitled to Vote (Deemed to Reject)	0%

[2]	As detailed herein, the projected recoveries for the Holders of Allowed Unsecured Claims range from 0-2%. The Debtors have provided this estimated range because it would be mere speculation to assess any value to the Retained Causes of Action and any potential recovery therefrom for such Holders. Recoveries for such Holders will depend significantly on the value of the Liquidating Trust Assets, including the Retained Causes of Action. This value is not reasonably calculable at this time and will depend on, among other things, the viability of any such Retained Causes of Action, the creditworthiness of any defendants of such Retained Causes of Action, and the cost to investigate and bring causes of action on behalf of the Liquidating Trust.

The Beneficiaries of the Liquidating Trust are the Holders of Unsecured Claims (Class 4). The Liquidating Trustee shall distribute to the Beneficiaries value derived from the Liquidating Trust Assets in accordance with the Liquidating Trust Agreement.

This priority distribution arrangement is detailed further in Article X.E hereof and comports with the Bankruptcy Code’s absolute priority rule. Additional disclosure regarding the Liquidating Trust, the Liquidating Trust Assets, and the Liquidating Trustee can be found in Article X hereof.

ARTICLE II
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME AND GOVERNING LAW

A.            Defined Terms

As used in this Plan, capitalized terms have the meanings ascribed to them below.

1.            “123TV Seller Note” means the Vendor Loan Agreement, by and between 123tv Holding GmbH and the 123TV Sellers and guaranteed by Legacy IMBDS and non-Debtors 1-2-3.tv GmbH and 123tv Beteiligungs GmbH.

2.            “123TV Sellers” means Emotion Invest GmbH & Co. KG, BE Beteiligungen Fonds GmbH & Co. geschlossene Investmentkommanditgesellschaft and Iris Capital Fund II.

3.            “1317047” means 1317047 B.C., Ltd, a British Columbia company and a subsidiary of Portal.

4.            “Administrative Claim” means a Claim for the costs and expenses of administration of the Estates under sections 503(b) or 507(b) the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; and (b) Professional Fee Claims in the Chapter 11 Cases.

5.            “Administrative Claim Bar Date” means the deadline for filing requests for payment of Administrative Claims (other than Professional Fee Claims), which shall be: (a) with respect to Administrative Claims (other than Professional Fee Claims) that accrued after August 31, 2023, the first Business Day that is at least thirty (30) days after the Effective Date; and (b) with respect to all other Administrative Claims (other than Professional Fee Claims), October 13, 2023 in accordance with the Bar Date Order.

6.            “Administrative Claim Objection Bar Date” means the deadline for filing objections to requests for payment of Administrative Claims, other than requests for payment of Professional Fee Claims, which shall be the later of (a) ninety (90) days after the Effective Date and (b) sixty (60) days after the Filing of the applicable request for payment of the applicable Administrative Claim; provided, that the Administrative Claim Objection Bar Date may be extended by the Bankruptcy Court at any time after notice and a hearing.

7.            “Administrative Claims Reserve” means a reserve to be funded on the Effective Date by the Debtors, the Post-Effective Date Debtors, or the Liquidating Trustee, as applicable, in the amount necessary to pay all anticipated Allowed Administrative Claims, to the extent such Claims are not Allowed and paid by the Debtors on the Effective Date, which shall be maintained by and administered by the Liquidating Trustee.

8.            “Allowed” means with respect to any Claim, except as otherwise provided in the Plan: (a) a Claim that is evidenced by a Proof of Claim Filed by the Bar Date or Administrative Claim Bar Date (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order a Proof of Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided, that with respect to a Claim described in clause (a) or (b) above, such Claim shall be considered Allowed only if and to the extent that, with respect to such Claim, no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, including pursuant to section 502(d) of the Bankruptcy Code, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim shall have been Allowed by a Final Order; provided, further, that, solely for purposes of Confirmation, with respect to a Claim described in clause (a) or (b) above, such Claim shall be considered Allowed only if and to the extent that, with respect to such Claim, no objection to the allowance thereof has been interposed on or before the start of the Confirmation Hearing, or such an objection is so interposed and the Claim shall have been Allowed by a Final Order. Except as otherwise specified in the Plan or any Final Order, an Allowed Claim shall not include interest on such Claim from and after the Petition Date. For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtors may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed and no Final Order entered allowing such Claim, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Post-Effective Date Debtor, as applicable. “Allow” and “Allowing” shall have correlative meanings.

9.            “Assumed Insurance Policies” has the meaning ascribed thereto in Article VIII.B hereof.

10.            “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Causes of Action that may be brought by or on behalf of any Debtor or its Estate or other authorized representatives under the Bankruptcy Code or applicable non-bankruptcy law, including Causes of Action under sections 502, 510, 542, 544, 545, 547–553, and 724(a) of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

11.            “Ballot” means the ballots upon which certain Holders of Impaired Claims shall indicate their acceptance or rejection of the Plan in accordance with the Plan and the Voting Instructions.

12.            “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

13.            “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of (a) the withdrawal of reference under section 157 of the Judicial Code or (b) the entry of an order or judgment for which it is determined the United States Bankruptcy Court for the District of Delaware does not have constitutional authority to enter such order or judgment and the parties to such dispute do not consent to entry of such order or judgment by the United States Bankruptcy Court for the District of Delaware, the United States District Court for the District of Delaware.

14.            “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

15.            “Bar Date” means, collectively, the applicable dates (including the Administrative Claim Bar Date) by which Proofs of Claim and requests for payment of Administrative Claims must be filed, as established by: (a) the Bar Date Order; (b) a Final Order of the Bankruptcy Court; or (c) the Plan.

16.            “Bar Date Order” means the Order (I) Establishing Deadlines to File Proofs of Claim and Requests for Payment and Procedures Related Thereto; and (II) Granting Related Relief [Docket No. 512].

17.            “Beneficiaries” means the beneficial Holders of Allowed Claims in Class 4, each in its capacity as such.

18.            “Bidding Procedures” means the procedures governing the auction and sale of all or substantially all of the Debtors’ assets, as approved by the Bankruptcy Court pursuant to the Bidding Procedures Order.

19.            “Bidding Procedures Motion” means the Debtors’ Motion for Entry of an Order (I) Approving Bidding Procedures, the Form and Manner of Notice Thereof and (II) Granting Related Relief [Docket No. 311].

20.            “Bidding Procedures Order” means the Order (I) Approving Bidding Procedures, the Form and Manner of Notice Thereof and (II) Granting Related Relief [Docket No. 345].

21.            “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)(6)).

22.            “Buyer” means IV Media, LLC, together with its successors and permitted assigns.

23.            “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

24.            “Causes of Action” means any actions, claims, cross claims, third-party claims, interests, damages, controversies, remedies, causes of action, debts, judgments, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable directly or derivatively, matured or unmatured, suspected or unsuspected, disputed or undisputed, whether arising before, on, or after the Petition Date, in contract or in tort, at law or in equity, or pursuant to any other theory of law or otherwise. For the avoidance of doubt, “Causes of Action” include: (a) any rights of setoff, counterclaim, or recoupment and any claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claims or defenses, including fraud, mistake, duress, and usury, and including any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any Avoidance Action.

25.            “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code and (b) when used with reference to all Debtors, the procedurally consolidated and jointly administered chapter 11 cases commenced by the Debtors on the Petition Date and styled In re Legacy IMBDS, Inc., Case No. 23-10852 (KBO), which currently are pending before the Bankruptcy Court.

26.            “Chubb” means ACE American Insurance Company, Federal Insurance Company and/or any of their U.S.-based affiliates, subsidiaries or predecessors.

27.            “Chubb D&O Insurance Policy” means the Debtors’ D&O Insurance Policy maintained with Chubb (Policy Number J05984749).

28.            “Claim” means any claim, as such term is defined in section 101(5) of the Bankruptcy Code, against a Debtor or a Debtor’s Estate.

29.            “Claims Register” means the official register of Claims maintained by the Notice, Claims, and Solicitation Agent.

30.            “Class” means a class of Claims or Interests as set forth in Article V of the Plan in accordance with section 1122(a) of the Bankruptcy Code.

31.            “Committee” means the Official Committee of Unsecured Creditors appointed by the U.S. Trustee in the Chapter 11 Cases on July 10, 2023 [see Docket No. 126].

32.            “Committee Members” means the members of the Committee, in their capacity as such, which are: (a) the Senior Unsecured Notes Trustee; (b) Exorigos, Ltd.; (c) Clarus Commerce LLC d/b/a ebbo; (d) Isomers Laboratories, Inc.; and (e) Ocean Communications, Inc, c/o Olympusat, LLC.

33.            “Company” means Legacy IMBDS together with each of its Debtor and non-Debtor Affiliates.

34.            “Company Parties” means, collectively, the Debtors’ current and former directors, managers, officers, and employees (currently and prior to the closing of the Sale), each solely in their capacity as such, in each case, excluding the Non-Released Company Parties.

35.            “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

36.            “Confirmation Date” means the date upon which Confirmation occurs.

37.            “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to sections 1128 and 1129 of the Bankruptcy Code.

38.            “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

39.            “Consultation Parties” as used in the Bidding Procedures approved by the Bankruptcy Court means the Committee, the DIP Agent, and Crystal Financial LLC d/b/a SLR Credit Solutions.

40.            “Consummation” means the occurrence of the Effective Date.

41.            “Cure Amounts” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) and other obligations required to cure any non-monetary defaults (the performance required to cure such non-monetary defaults and the timing of such performance will be described in reasonable detail in the Schedule of Assumed Executory Contracts and Unexpired Leases) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code; provided, that if no Cure Amount is listed for any assumed Executory Contract or Unexpired Lease, the Cure Amount shall be $0.00.

42.            “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

43.            “D&O Insurance Policies” means all Insurance Policies (including any “tail policy”) issued or providing coverage to the Debtors for liabilities against any of the Debtors’ current or former directors, managers, and officers, and all agreements, documents, or instruments relating thereto, including the Chubb D&O Insurance Policy.

44.            “Debtor” means one or more of the Debtors, as debtors and debtors in possession, each in its respective individual capacity as a debtor and debtor in possession in the Chapter 11 Cases.

45.            “Debtor Releasing Parties” means, collectively, the Debtors, the Post-Effective Date Debtors, and their Estates.

46.            “Debtors” means, collectively: (a) Legacy IMBDS; (b) ValueVision Media Acquisitions, Inc.; (c) ValueVision Interactive, Inc.; (d) Portal Acquisition Company; (e) VVI Fulfillment Center, Inc.; (f) ValueVision Retail Inc.; (g) JWH Acquisition Company; (h) PW Acquisition Company, LLC; (i) EP Properties, LLC; (j) FL Acquisition Company; (k) Norwell Television, LLC; and (l) 867 Grand Avenue, LLC.

47.            “DIP Agent” means Siena Lending Group LLC, in its capacity as administrative agent and collateral agent under the DIP Credit Facility, together with its successors and assigns in such capacities.

48.            “DIP Credit Facility” means that senior secured superpriority debtor in possession financing provided by the DIP Lenders pursuant to the DIP Loan and Security Agreement.

49.            “DIP Credit Facility Documents” means the DIP Loan and Security Agreement and all other agreements, documents, and instruments related thereto, including the DIP Order and any guaranty agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security agreements.

50.            “DIP Lenders” means the lenders party to the DIP Loan and Security Agreement from time to time.

51.            “DIP Loan and Security Agreement” means that Super Priority Senior Secured Debtor-in-Possession Loan and Security Agreement, dated as of July 3, 2023, among Legacy IMBDS, ValueVision Retail, Inc., FL Acquisition Company, PW Acquisition Company, LLC, ValueVision Media Acquisitions, Inc., JWH Acquisition Company, Norwell Television, LLC, 867 Grand Avenue, LLC, ValueVision Interactive, Inc., and Portal, as borrowers, VVI Fulfillment Center, Inc., and EP Properties, LLC, as guarantors, the DIP Agent, and the DIP Lenders, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

52.            “DIP Motion” means the Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Obtain Post-Petition Financing, (B) Grant Liens and Superpriority Administrative Expense Claims to Post-Petition Lenders and (C) Utilize Cash Collateral, (II) Providing Adequate Protection to Pre-Petition Secured Parties, (III) Modifying the Automatic Stay, (IV) Granting Related Relief, Pursuant to 11 U.S.C. Sections 105, 361, 362, 363, 364, 503, 506, 507 and 552, and (V) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001 and Local Rule 4001-2 [Docket No. 88].

53.            “DIP Order” means, collectively, the interim order approving the DIP Credit Facility [Docket No. 116] and the Final Order approving the DIP Credit Facility [Docket No. 454], in each case, as entered by the Bankruptcy Court in the Chapter 11 Cases.

54.            “DIP Secured Parties” means, collectively, the DIP Agent and the DIP Lenders.

55.            “Disallowed” means, with respect to any Claim, or any portion thereof, that such Claim, or any portion thereof, is disallowed under the Plan, the Bankruptcy Code, or a Final Order.

56.            “Disbursing Agent” means the Debtors or the Post-Effective Date Debtors (as applicable), or the Entity or Entities selected by the Debtors or the Post-Effective Date Debtors to make or facilitate distributions contemplated under the Plan (which may be the Liquidating Trust or Liquidating Trustee).

57.            “Disclosure Statement Order” means the order (a) conditionally approving the disclosure statement-related provisions of this Combined Plan and Disclosure Statement and (b) approving the Solicitation Procedures.

58.            “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that (a) is not yet Allowed and (b) is not Disallowed.

59.            “Disputed Claims Reserve” means a Cash reserve, if any, that may be funded by the Liquidating Trustee with a portion of the Liquidating Trust Assets for distributions to Beneficiaries holding Disputed Claims if and to the extent that such Disputed Claims become Allowed Claims; provided, however, that such Disputed Claims Reserve shall only be established to the extent there remain Liquidating Trust Assets following the funding of the Secured Claims Reserve, the Administrative Claims Reserve, and the Priority Claims Reserve.

60.            “Distribution Record Date” means the record date for purposes of determining which Holders of Allowed Claims or Allowed Interests are eligible to receive distributions under the Plan, which date shall be the first day of the Confirmation Hearing, or such other date as is announced by the Debtors or designated in a Final Order of the Bankruptcy Court.

61.            “DTC” means The Depository Trust Company.

62.            “Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) the conditions to the occurrence of the Effective Date set forth in Article XIV.A of the Plan have been satisfied or waived pursuant to Article XIV.B of the Plan, (b) no stay of the Confirmation Order is in effect, and (c) the Debtors declare the Plan effective. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

63.            “Entity” means any entity, as such term is defined in section 101(15) of the Bankruptcy Code.

64.            “Estate” means, as to each Debtor, the estate created on the Petition Date for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code and all property (as defined in section 541 of the Bankruptcy Code) acquired by the Debtors after the Petition Date through the Effective Date.

65.            “ETF” means “ETF” (as defined in the DIP Loan and Secured Agreement).

66.            “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the directors, managers, and officers of the Debtors who served in such capacity between the Petition Date and the Effective Date; (c) the Committee; (d) the Committee Members; and (e) the Professionals; provided, that in no instance shall a Non-Released Company Party be an Exculpated Party.

67.            “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

68.            “Federal Judgment Rate” means the federal judgment interest rate in effect as of the Petition Date calculated as set forth in section 1961 of the Judicial Code.

69.            “File” or “Filed” means file or filed with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases, or, with respect to the filing of a Proof of Claim (including for any Administrative Claim) or Proof of Interest, the Notice, Claims, and Solicitation Agent.

70.            “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal, petition for certiorari, or move for reargument, reconsideration, or rehearing has expired and no appeal, petition for certiorari, or motion for reargument, reconsideration, or rehearing has been timely taken or filed, or as to which any appeal, petition for certiorari, or motion for reargument, reconsideration, or rehearing that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure or any comparable rule of the Bankruptcy Rules may be filed relating to such order shall not cause such order to not be a Final Order.

71.            “First Day Declaration” means the Declaration of James Alt, Chief Transformation Officer of iMedia Brands, Inc., in Support of the Debtors’ Chapter 11 Petitions and First Day Motions [Docket No. 17].

72.            “GCP” means Growth Capital Partners, LLC.

73.            “Growth Capital Partners Note” means the Convertible Promissory Note, dated as of April 18, 2022, issued by Legacy IMBDS to GCP.

74.            “Holder” means an Entity holding a Claim against or an Interest in any Debtor.

75.            “Huron” means Huron Consulting Services LLC.

76.            “Huron Fee Claims” means any Claims of Huron for fees payable under the Huron Retention Order.

77.            “Huron Retention Order” means the Order Approving Debtors’ Application for Entry of an Order (I) Authorizing the Employment and Retention of Huron Consulting Services LLC to Provide the Debtors a Chief Transformation Officer and Certain Additional Personnel and (II) Designating James Alt as Chief Transformation Officer of iMedia Brands, Inc., Effective as of the Petition Date [Docket No. 423].

78.            “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

79.            “Insurance Policies” means all insurance policies, including any D&O Insurance Policies, that have been issued at any time to or provide coverage to any of the Debtors (or their predecessors) and all agreements, documents or instruments relating thereto.

80.            “Insurer” means any company or other Entity that issued or entered into an Insurance Policy, any third-party administrator, and any respective predecessors and/or affiliates thereof.

81.            “Intercompany Claim” means any Claim against a Debtor that is held by another Debtor or a direct or indirect subsidiary of a Debtor.

82.            “Intercompany Interest” means an Interest in one Debtor held by another Debtor.

83.            “Interest” means any equity security as defined in section 101(16) of the Bankruptcy Code, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities, or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security, including any Claims against any Debtor subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

84.            “Interim Compensation Order” means the Order (I) Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Retained Professionals and (II) Granting Related Relief [Docket No. 436].

85.            “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

86.            “Legacy IMBDS” means Legacy IMBDS, Inc. (f/k/a iMedia Brands, Inc.).

87.            “Liquidating Trust” means the trust to be established on the Effective Date in accordance with Article X hereof.

88.            “Liquidating Trust Agreement” means the agreement, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, governing, among other things, the retention and duties of the Liquidating Trustee as described in Article X hereof, which shall (a) be in form and substance materially consistent with the Plan and included as an exhibit to the Plan Supplement and (b) provide for a customary trust oversight committee composed of three (3) Committee Members, which will supervise the Liquidating Trustee in the performance of its duties.

89.            “Liquidating Trust Assets” means: (a) the Liquidating Trust Cash Funding; (b) all Retained Causes of Action; and (c) all other assets of the Debtors or of the Estates existing on the Effective Date after giving effect to all distributions required to be made as of or prior to the Effective Date, including (i) all books, records, and files of the Debtors and of the Estates, in all forms, including electronic and hard copy and (ii) the Debtors’ rights under the Purchase Agreement and any ancillary agreements among the Debtors and the Buyer; provided, however, that, notwithstanding the foregoing, the Liquidating Trust Assets shall not include Cash held in the Professional Fee Escrow Account.

90.            “Liquidating Trust Cash Funding” means $1,500,000.00.

91.            “Liquidating Trustee” means the trustee of the Liquidating Trust, solely in its capacity as such, who shall be designated by the Committee with the consent of the Debtors, in the Plan Supplement.

92.            “Liquidation Analysis” has the meaning ascribed thereto in Article VI.H hereof.

93.            “Non-Released Company Parties” means, collectively, those Entities, if any, that may be identified pursuant to the Plan Supplement.

94.            “Notice, Claims, and Solicitation Agent” means Stretto, Inc., in its capacity as the notice, claims, and solicitation agent in the Chapter 11 Cases for the Debtors and any successors appointed by an order of the Bankruptcy Court.

95.            “OCP Order” means the Order (I) Authorizing Debtors to Employ Professionals Utilized in the Ordinary Course of Business, (II) Waiving Certain Information Requirements of Local Rules 2016-2, and (III) Granting Related Relief [Docket No. 560].

96.            “Ordinary Course Professionals” means Professionals engaged pursuant to the OCP Order.

97.            “Other Priority Claim” means any Claim, to the extent such Claim has not already been paid during the Chapter 11 Cases, other than any Administrative Claim or any Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

98.            “Other Secured Claim” means any Secured Claim that is not a Secured Tax Claim.

99.            “Petition Date” means June 28, 2023.

100.            “PIPE Loan Agreement” means the Loan Agreement, dated as of April 10, 2023, by and between Legacy IMBDS and the PIPE Note Purchasers.

101.            “PIPE Note Purchasers” means, collectively, Mr. Tim Peterman, Mr. Benjamin Schrag, BSMF LLC, OCI-VB, LLC, Invicta Media Investments, LLC, Mr. Aaron Reitkopf, Mr. Michael Friedman, and Mr. Alan Aldworth.

102.            “PIPE Notes” means the Convertible Promissory Notes issued under the PIPE Loan Agreement by Legacy IMBDS to the PIPE Note Purchasers.

103.            “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors no later than seven (7) days before the Voting Deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, including: (a) the Liquidating Trust Agreement; (b) the identity of the Liquidating Trustee; (c) the schedule of Non-Released Company Parties, if any; (d) the Schedule of Retained Causes of Action, if any; and (e) the Schedule of Assumed Executory Contracts and Unexpired Leases, if any.

104.            “Portal” means Portal Acquisition Company.

105.            “Post-Effective Date Debtors” means the Debtors, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

106.            “Prepetition ABL Facility” means the revolving credit facility provided by the Prepetition Lenders pursuant to the Prepetition Loan and Security Agreement.

107.            “Prepetition Agent” means Siena Lending Group LLC, in its capacity as administrative agent and collateral agent under the Prepetition Loan and Security Agreement, together with its successors and assigns in such capacities.

108.            “Prepetition Lender Claims” means all Claims of the Prepetition Agent and the Prepetition Lenders arising under, derived from, secured by, or based on the Prepetition Loan Agreement Documents, including all adequate protection claims held by the Prepetition Agent or the Prepetition Lenders under the DIP Order.

109.            “Prepetition Lenders” means the lenders party to the Prepetition Loan and Security Agreement from time to time.

110.            “Prepetition Loan Agreement Documents” means the Prepetition Loan and Security Agreement and all other agreements, amendments, documents, and instruments related thereto, including any guaranty agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, and other security agreements.

111.            “Prepetition Loan and Security Agreement” means that certain Loan and Security Agreement, dated July 30, 2021, by and among Legacy IMBDS, ValueVision Interactive, Inc., ValueVision Retail, Inc., PW Acquisition Company LLC, FL Acquisition Company, ValueVision Media Acquisitions, Inc., TCO, LLC, JWH Acquisition Company, Norwell Television, LLC, 867 Grand Avenue LLC, and Portal, as borrowers, VVI Fulfillment Center, Inc., EP Properties, LLC, and iMedia & 123tv Holding GmbH, as guarantors, the Prepetition Agent, and the Prepetition Lenders, as may have been amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

112.            “Priority Claims Reserve” means a reserve to be funded on the Effective Date by the Debtors, the Post-Effective Date Debtors, or the Liquidating Trustee, as applicable, in the amount necessary to pay all anticipated Allowed Priority Tax Claims and Allowed Other Priority Claims, to the extent such Claims are not Allowed and paid by the Debtors on the Effective Date, which shall be maintained by and administered by the Liquidating Trustee.

113.            “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

114.            “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class or of a particular type, kind, or nature bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class or of that particular type, kind, or nature.

115.            “Professional” means: (a) any Entity retained pursuant to a Bankruptcy Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered and expenses incurred pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code and (b) Huron.

116.            “Professional Fee Claim” means any Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date, including, for the avoidance of doubt, any Huron Fee Claims.

117.            “Professional Fee Escrow Account” means an account, which may be interest-bearing, funded by the Debtors with Cash on or before the Effective Date in an amount equal to the Professional Fee Escrow Amount.

118.            “Professional Fee Escrow Amount” means the lesser of (a) aggregate amount of unpaid Professional Fee Claims through and including the Effective Date estimated pursuant to Article IV.B of the Plan and (b) all Cash belonging to the Debtors remaining on the Effective Date after funding (i) the Liquidating Trust with the Liquidating Trust Cash Funding, (ii) the Priority Claims Reserve, (iii) the Administrative Claims Reserve, and (iv) the Secured Claims Reserve.

119.            “Proof of Claim” means a written proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

120.            “Proof of Interest” means a written proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

121.            “Purchase Agreement” means that certain Asset and Equity Purchase Agreement, dated as of August 15, 2023, by and among the Buyer, Innovation Ventures, LLC, as Buyer Guarantor, Legacy IMBDS, and the other Sellers, as the same may be amended from time to time in accordance with its terms.

122.            “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

123.            “Related Parties” means, to the fullest extent permitted by law, with respect to any Entity, such Entity’s predecessors, successors, assigns, subsidiaries, and Affiliates (whether by operation of Law or otherwise), and each of their respective managed accounts or funds or investment vehicles, and each of their respective current and former equity holders (regardless of whether such Interests are held directly or indirectly), officers, directors, managers, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, actuaries, investment bankers, consultants, representatives, management companies, fund advisors, direct and indirect parent Entities, “controlling persons” (within the meaning of the federal securities law), heirs, administrators, and executors, and other professionals, in each case acting in such capacity whether current or former.

124.            “Released Committee Professionals” means: (a) McDermott Will & Emery LLP; (b) AlixPartners, LLP; and (c) Gellert Scali Busenkell & Brown, LLC.

125.            “Released Debtor Professionals” means: (a) Huron Consulting Services LLC; (b) Lincoln Partners Advisors LLC; (c) Pachulski Stang Ziehl & Jones LLP; (d) Ropes & Gray LLP; (e) Sidley Austin LLP; and (f) Stretto, Inc.

126.            “Released Parties” means, collectively, and in each case in its capacity as such: (a) each of the Company Parties; (b) the Released Debtor Professionals; (c) the Committee Members; and (d) the Released Committee Professionals; provided that, for the avoidance of doubt, in no instance shall a Non-Released Company Party be a Released Party.

127.            “Releasing Parties” means, collectively, and in each case in its capacity as such, all Holders of Claims entitled to vote under the Plan that vote to accept the Plan and do not opt-out of the releases set forth in Article XIII.C of the Plan.

128.            “Restructuring Transactions” means the transactions described in Article VII.A of the Plan.

129.            “Retained Causes of Action” means Causes of Action held by any Debtor or its Estate as of the Effective Date (for the avoidance of doubt, after giving effect to the Sale Transaction) that are not waived, relinquished, exculpated, released, compromised, or settled pursuant to this Plan or a Bankruptcy Court order, which shall vest in the Liquidating Trust.

130.            “Sale” means the sale of substantially all of the Debtors’ assets pursuant to the Purchase Agreement, which closed on August 16, 2023.

131.            “Sale Motion” means the Debtors’ Motion Pursuant to Sections 105, 363, and 365 of the Bankruptcy Code for Entry of an Order (I) Authorizing the Sale of Substantially All of the Debtors’ Assets Free and Clear of All Encumbrances Other Than Assumed Liabilities; (II) Approving the Debtors’ Entry into the Asset Purchase Agreement; (III) Authorizing Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (IV) Granting Related Relief [Docket No. 93].

132.            “Sale Order” means the Order (I) Authorizing the Sale of Substantially All of the Debtors’ Assets Free and Clear of All Encumbrances Other Than Assumed Liabilities; (II) Approving the Debtors’ Entry into the Asset Purchase Agreement; (III) Authorizing Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (IV) Granting Related Relief [Docket No. 461].

133.            “Sale Transaction” means those certain transactions between the Debtors and the Buyer as set forth in the Purchase Agreement.

134.            “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule of certain Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time by the Debtors.

135.            “Schedule of Retained Causes of Action” means the schedule of certain Retained Causes of Action, as the same may be amended, modified, or supplemented from time to time by the Debtors and which will be included in the Plan Supplement.

136.            “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by each of the Debtors pursuant to section 521 of the Bankruptcy Code at [Docket Nos. 395–408, 415, 420, 424–433], as such schedules may have been or may be amended, modified, or supplemented from time to time.

137.            “Section 510(b) Claim” means any Claim subject to subordination under section 510(b) of the Bankruptcy Code; provided, that a Section 510(b) Claim shall not include any Claim subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to an Interest.

138.            “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, enforceable, and not subject to Challenge (as defined in the DIP Order), objection, avoidance, or disallowance pursuant to applicable law or by reason of a Final Order of the Bankruptcy Court, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, in each case, solely to the extent of the value of the creditor’s valid and undisputed interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan as a Secured Claim.

139.            “Secured Claims Reserve” means a reserve to be funded on the Effective Date by the Debtors or the Post-Effective Date Debtors, as applicable, in the amount necessary to pay all anticipated Allowed Secured Tax Claims and Other Secured Claims, to the extent such Claims are not Allowed and paid by the Debtors on the Effective Date, which shall be maintained by and administered by the Liquidating Trustee.

140.            “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

141.            “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

142.            “Security” means a security as defined in section 2(a)(1) of the Securities Act.

143.            “Sellers” means, collectively, Legacy IMBDS and certain of its subsidiaries party to the Purchase Agreement.

144.            “Senior Unsecured Notes” means the notes issued by Legacy IMBDS under the Senior Unsecured Notes Indenture.

145.            “Senior Unsecured Notes Claim” means any Claim arising under the Senior Unsecured Notes.

146.            “Senior Unsecured Notes Indenture” means the Indenture, dated as of September 28, 2021 (as amended by that certain First Supplemental Indenture, dated as of September 28, 2021), between Legacy IMBDS and the Senior Unsecured Notes Trustee.

147.            “Senior Unsecured Notes Indenture Documents” means, collectively, the Senior Unsecured Notes Indenture and all other related documents, agreements, instruments, or certificates executed in connection with the Senior Unsecured Notes Indenture.

148.            “Senior Unsecured Notes Trustee” means U.S. Bank Trust Company National Association, as successor trustee for the Senior Unsecured Notes.

149.            “Solicitation Date” means the date upon which the Debtors commence the solicitation process in accordance with the Disclosure Statement Order.

150.            “Solicitation Procedures” means that form of solicitation procedures approved by and attached as an exhibit to the Disclosure Statement Order.

151.            “Synacor” means Synacor, Inc.

152.            “Synacor Seller Note” means the Secured Promissory Note, dated as of July 30, 2021, as amended, restated, supplemented, amended and restated or otherwise modified from time to time) issued by Legacy IMBDS to Synacor.

153.            “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

154.            “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or section 1123 of the Bankruptcy Code.

155.            “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

156.            “Unsecured Claim” means any Claim other than any Administrative Claim, any Professional Fee Claim, any Priority Tax Claim, any Secured Tax Claim, any Other Secured Claim, any Other Priority Claim, any Intercompany Claim, or any Section 510(b) Claim.

157.            “Unsecured Claims Distribution Proceeds” means, with respect to each Debtor, cash proceeds, if any, that may be distributed by the Liquidating Trust from the Liquidating Trust Assets allocable to such Debtor as set forth on Schedule A hereto; provided, that the Debtors reserve their rights to amend such schedule at any time at or prior to the Confirmation Hearing; provided, further, that, notwithstanding anything to the contrary on Schedule A, the Unsecured Claims Distribution Proceeds with respect to each Debtor shall not be less than the Unsecured Claims Minimum Distribution.

158.            “Unsecured Claims Minimum Distribution” means, with respect to each Debtor against which any Unsecured Claims are Allowed, $1,000.00.

159.            “Voting Deadline” means 4:00 p.m. (prevailing Eastern Time) on December 14, 2023.

160.            “Voting Instructions” means the instructions for voting on the Plan contained on the Ballots.

B.            Rules of Interpretation

For purposes of this Combined Plan and Disclosure Statement: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles of the Combined Plan and Disclosure Statement or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Combined Plan and Disclosure Statement in its entirety rather than to a particular portion of the Combined Plan and Disclosure Statement; (8) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Combined Plan and Disclosure Statement; (9) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (10) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (11) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (12) any effectuating provisions may be interpreted by the Post-Effective Date Debtors in such a manner that is consistent with the overall purpose and intent of the Combined Plan and Disclosure Statement all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (13) any references herein to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter; (14) all references herein to consent, acceptance, or approval shall be deemed to include the requirement that such consent, acceptance, or approval be evidenced by a writing, which may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail; and (15) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.            Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.            Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, that corporate or limited liability company governance matters relating to the Debtors or the Post-Effective Date Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the state of incorporation or formulation of the applicable Debtor or the Post-Effective Date Debtors, as applicable.

E.            Reference to Monetary Figures

All references in the Combined Plan and Disclosure Statement to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.            Reference to the Debtors or the Post-Effective Date Debtors

Except as otherwise specifically provided in the Combined Plan and Disclosure Statement to the contrary, references in the Combined Plan and Disclosure Statement to the Debtors or the Post-Effective Date Debtors shall mean the Debtors and the Post-Effective Date Debtors, as applicable, to the extent the context requires.

G.            Nonconsolidated Plan

Although for purposes of administrative convenience and efficiency the Plan has been filed as a joint plan for each of the Debtors and presents together Classes of Claims against and Interests in the Debtors, the Plan does not provide for the substantive consolidation of any of the Debtors.

H.            Controlling Document

In the event of an inconsistency between the Plan and the Plan Supplement, the Plan shall control. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

ARTICLE III
BACKGROUND AND DISCLOSURES

A.            The Debtors’ Corporate History

As of the Petition Date, the Company was a leading interactive media company capitalizing on the convergence of entertainment, ecommerce, and advertising. The Company owned a growing, global portfolio of entertainment, consumer brands and media commerce services businesses that cross promoted and exchanged data with each other to optimize the engagement experiences created for advertisers and consumers.

In 2021, the Company introduced an interactive media growth strategy centered on using its television networks’ promotional power and first party data to drive new revenue streams in digital advertising, retail and ecommerce. In March 2021, in partnership with Hilco Capital, the Company acquired the rights to the Christopher & Banks brand, the Company’s flagship consumer brand, which offers women’s apparel and accessories. Further, in July 2021, the Company acquired the portal and advertising business of Synacor, which, as of the Petition Date, operated as a component of iMedia Digital Services, the Company’s media commerce service brand. In addition, in November 2021, the Company acquired the entities comprising the 1-2-3.tv business, a leading German interactive media company.

As of the Petition Date, 1-2-3.tv was distributed across approximately 40 million German and Austrian homes. During the first three quarters of 2022, the Company focused on integrating these acquisitions and reducing its television network content distribution expenses.

Prior to the closing of the Sale, the Company operated and reported three operating business segments: (i) entertainment; (ii) consumer brands; and (iii) media commerce services, and employed approximately 700 employees in the United States, Canada, and Germany between the Debtors and their non-Debtor subsidiaries, including approximately 600 individuals employed by the Debtors.

B.            The Debtors’ Business Operations

As of the Petition Date, the Company’s operations were divided into three business segments serving customers in the United States, Canada, Germany, and Austria.

1.            Entertainment Business Segment

The entertainment segment, which historically generated approximately 84.0% of the Company’s total revenue, consisted of:

(a)	ShopHQ: The Company’s flagship, nationally distributed shopping entertainment network that offered a mix of proprietary, exclusive, and name-brand merchandise in the categories of jewelry and watches, home, beauty and health, and fashion and accessories, directly to consumers 24 hours a day, 365 days a year using engaging interactive video.

(b)	ShopBulldogTV: A niche television shopping entertainment network that offered male-oriented products and services to men and to women shopping for men. ShopBulldogTV was launched in the fourth quarter of 2019.

(c)	ShopHQHealth: A niche television shopping entertainment network that offered women and men products and services focused on health and wellness categories such as physical, mental and spiritual health, financial and motivational wellness, weight management and telehealth medical services. ShopHQHealth was launched in the second quarter of 2020.

(d)	1-2-3.tv: The leading German interactive media company, which disrupted Germany’s TV retailing marketplace with its expertise in proprietary live and automated auctions that emotionally engage customers with 1-2-3.tv’s balanced merchandising mix of compelling products shipped directly to their homes.

The Company’s consolidated net sales in connection with the entertainment segment for fiscal 20223 were approximately $455.7 million, compared to approximately $478.9 million for fiscal 2021. The Company reported an operating loss of approximately $101.9 million for fiscal 2022, compared to a reported operating loss of approximately $13.5 million for fiscal 2021.

2.            Consumer Brands Business Segment

The consumer segment, which historically generated approximately 8.0% of the Company’s total revenue, consisted of:

(a)	Christopher & Banks: This brand specialized in offering women’s value-priced apparel and accessories that catered to women of all sizes, from petite to missy to plus sizes. Christopher & Banks’ omni-channel business model included digital advertising driven online revenue, five brick and mortar retail stores, direct-to-consumer catalogs and a growing wholesaling business driven primarily by Christopher & Banks’ television programming on the Company’s entertainment networks.

[3]	Historically, the Company’s fiscal year ended on the Saturday nearest to January 31 and resulted in either a 52- or 53-week fiscal year.

(b)	J.W. Hulme Company: An iconic brand, which offered men and women high-quality accessories made by craftswomen and craftsmen the world over. J.W. Hulme Company’s omni-channel business model included one brick and mortar retail store, direct-to-consumer catalogs, digital advertising driven online revenue and a growing wholesaling business driven primarily by J.W. Hulme Company’s television programming on the Company’s entertainment networks.

The Company’s consolidated net sales in connection with the consumer brands segment for fiscal 2022 were $42.7 million, compared to $44.3 million for fiscal 2021. The Company reported operating income of $8.8 million for fiscal 2022. Conversely, the Company reported operating income of $2.6 million for fiscal 2021.

3.            Media Commerce Services Business Segment

The media commerce segment, which historically generated approximately 8.0% of the Company’s total revenue, consisted of:

(a)	iMedia Digital Services: The Company’s flagship digital advertising platform, which specialized in engaging shopping enthusiasts online and in over-the-top marketplaces. iMedia Digital Services’ suite of services included its retail media exchange and value-added services. iMedia Digital Services included Synacor’s portal and advertising business, which the Company acquired in July of 2021.

(b)	Float Left: The Company’s “Software as a Service,” or “SaaS,” platform.

The Company’s consolidated net sales in connection with the media commerce segment for fiscal 2022 were approximately $46.2 million, compared to $27.8 million for fiscal 2021. The Company reported operating income of $4.9 million for this segment in fiscal 2022. Conversely, the Company reported operating income of $2.6 million for this segment in fiscal 2021.

C.            Sale and Leaseback Transaction

In December 2022, Debtors EP Properties, LLC and VVI Fulfillment Center, Inc. entered into a purchase and sale agreement (the “Purchase Agreement”) with Pontus Net Lease Advisors, LLC (“Pontus”), pursuant to which the parties agreed to consummate a sale and leaseback transaction (the “Sale and Leaseback Transaction”). Under the Purchase Agreement, Debtor EP Properties, LLC agreed to subdivide its property located in Eden Prairie, Minnesota into two lots and sell one of the lots to Pontus, and Debtor VVI Fulfillment Center, Inc. agreed to sell its interest in certain properties located in Warren County, Kentucky to Pontus, for a total purchase price of $48,000,000. The Sale and Leaseback Transaction closed in April 2023, and the net proceeds of the transaction were used to pay down existing debt of the Company.

D.            The Debtors’ Prepetition Capital Structure

As of the Petition Date, the Debtors had approximately $129.7 million of funded principal debt and interest obligations, consisting of obligations under: (i) the Prepetition ABL Facility; (ii) the Synacor Seller Note; (iii) the Senior Unsecured Notes; (iv) the Growth Capital Partners Note; (v) the PIPE Notes; and (vi) the guaranty by Legacy IMBDS of the obligations of its wholly-owned German subsidiary under the 123TV Seller Note (each as defined below). The following table summarizes the Debtors’ prepetition capital structure (as of the Petition Date) with respect to funded debt, inclusive of accrued but unpaid interest and fees.

Instrument	Approximate Balance as of the Petition Date	Security
Prepetition ABL Facility	$19.4[4] million	Substantially all assets of each Debtor on a first lien basis, subject to customary exceptions Additionally holds guarantees from non-Debtor German subsidiaries
Synacor Seller Note	$4.1 million	Substantially all assets of Portal on a junior lien basis to Prepetition ABL Facility
Total Secured Debt	$23.5 million
123TV Seller Note	$17.6 million	None Benefits from a guarantee from Legacy IMBDS
Senior Unsecured Notes	$81.7 million	None Legacy IMBDS is the issuer and only obligor
Growth Capital Partners Note	$3.2 million	N/A Legacy IMBDS is the issuer and only obligor
PIPE Notes	$3.6 million	N/A Legacy IMBDS is the issuer and only obligor
Total Unsecured Debt	$106.1 million
Total Debt Outstanding	$129.7 million

1.            Prepetition ABL Facility

On July 30, 2021, Legacy IMBDS entered into the Prepetition Loan and Security Agreement, by and among Debtors Legacy IMBDS, ValueVision Interactive, Inc., ValueVision Retail, Inc., PW Acquisition Company LLC, FL Acquisition Company, ValueVision Media Acquisitions, Inc., TCO, LLC, JWH Acquisition Company, Norwell Television, LLC, 867 Grand Avenue LLC, and Portal, as borrowers (the “ABL Borrowers”), Debtors VVI Fulfillment Center, Inc., EP Properties, LLC, and non-Debtor iMedia & 123tv Holding GmbH, as guarantors, the Prepetition Agent, and the Prepetition Lenders.

[4]	This balance included an asserted “Early Termination Fee” totaling approximately $1.6 million.

On February 28, 2023, non-Debtors iMedia & 123tv Holding GmbH, 123tv Invest GmbH, 123tv Holding GmbH, 123tv Beteiligungs GmbH, 1-2-3.tv GmbH and 1-2-Play GmbH, as guarantors (in such capacity, the “Non-Debtor Guarantors”), and the Prepetition Agent, as Beneficiary, entered into a Guarantee Agreement (the “Guarantee”), pursuant to which the Non-Debtor Guarantors guaranteed the Prepetition ABL Facility. The Prepetition Loan and Security Agreement provided for a senior secured revolving credit facility in the aggregate maximum committed principal amount of $80.0 million (including any letters-of-credit issued thereunder).5

Each of VVI Fulfillment Center, Inc. and EP Properties, LLC (the “Debtor Guarantors”), as well as non-Debtor iMedia & 123tv Holding GmbH, guaranteed, as a primary obligor, the obligations under the Prepetition Loan and Security Agreement. Pursuant to the Guarantee, each of the Non-Debtor Guarantors agreed to pay any amount of principal, interest, costs, expenses or other amounts owed under or in connection with the Prepetition Loan and Security Agreement that was not fully and irrevocably paid by the ABL Borrowers. The obligations under the Prepetition Loan and Security Agreement were secured by substantially all of the assets of each of the ABL Borrowers and the Debtor Guarantors. The Non-Debtor Guarantors’ obligations under the Guarantee were secured by substantially all of the assets of each of the Non-Debtor Guarantors.

The Prepetition ABL Facility had a stated maturity date of July 30, 2024. Interest on outstanding amounts under the Prepetition ABL Facility accrued at SOFR plus an applicable margin of 5.86448% until March 15, 2023 and 7.86448% thereafter. As of the Petition Date, approximately $19.4 million in aggregate principal amount and accrued but unpaid interest remained outstanding on the Prepetition ABL Facility, all of which “rolled up” into the DIP Credit Facility and was paid in full in cash (other than the ETF) as of the closing of the Sale.

2.            Seller Notes

(a)	Synacor Seller Note

In connection with that certain Asset Purchase Agreement, dated as of July 30, 2021 (the “Synacor Asset Purchase Agreement”), by and among Legacy IMBDS, Portal, and Synacor, Portal issued the Synacor Seller Note in an original principal amount of $10.0 million. Interest on the Synacor Seller Note accrued at a per annum rate equal to 9.00% until July 30, 2023, and 11.00% thereafter. As of the Petition Date, approximately $4.1 million in aggregate principal amount and accrued but unpaid interest remained outstanding. The Synacor Seller Note has a maturity date of December 31, 2023. Legacy IMBDS guaranteed, as primary obligor, the prompt and complete payment and performance of all obligations thereunder. The obligations under the Synacor Seller Note are secured by substantially all of the assets of Debtor Portal, which consist principally of a limited number of intellectual property assets and contracts related to the Debtors’ iMDS business.

(b)	123TV Seller Note

Pursuant to that certain Sale and Purchase Agreement, dated as of September 22, 2021 (the “Share Purchase Agreement”), the 123TV Sellers agreed to sell 100% of the shares of each of 123tv Invest GmbH and 123tv Holding GmbH to non-Debtor purchaser iMedia & 123tv Holding GmbH (“123tv Holding GmbH”). In connection with the Share Purchase Agreement, 123tv Holding GmbH entered into the 123TV Seller Note, whereby the 123TV Sellers agreed to novate the obligation of 123tv Holding GmbH to pay a portion of the purchase price owed under the Share Purchase Agreement into an interest-bearing vendor loan. The obligations thereunder were guaranteed by Legacy IMBDS and non-Debtors 1-2-3.tv GmbH and 123tv Beteiligungs GmbH. The 123TV Seller Note had an original principal amount of EUR 18,000,000.

[5]	The Prepetition Agent caused a notice of termination with respect to the borrowing facility provided under the Prepetition Loan and Security Agreement to be delivered to the Debtors on June 25, 2023.

Interest on the 123TV Seller Note accrued at a per annum rate equal to 8.50%. As of the Petition Date, approximately EUR 16,155,583 in aggregate principal amount and accrued but unpaid interest was outstanding on the 123TV Seller Note. The 123TV Seller Note has a maturity date of September 29, 2023. The 123TV Guarantor and non-Debtors 1-2-3.tv GmbH and 123tv Beteiligungs GmbH have guaranteed, as primary obligors, the prompt and complete payment and performance of all obligations thereunder. The 123TV Seller Note is subordinated to the full cash payment of the Prepetition ABL Facility.6

On August 10, 2023, the Debtors entered into an Amendment to the Share Purchase Agreement and Seventh Amendment to the 123TV Seller Note whereby, among other things, the 123TV Sellers agreed to reduce the outstanding balance under the 123TV Seller Note to EUR 5,000,000 in principal amount plus EUR 975,000 of interest (the “Final 123TV Payment”). At the closing of the Sale, the Debtors made the Final 123TV Payment to the 123TV Sellers in final satisfaction of all obligations under the 123TV Seller Note.

3.            Unsecured Notes

(a)	Senior Unsecured Notes

Pursuant to the Senior Unsecured Notes Indenture with the Senior Unsecured Notes Trustee, Legacy IMBDS issued the Senior Unsecured Notes in an original principal amount of $80.0 million in exchange for cash in the same amount. The Senior Unsecured Notes have a maturity date of September 30, 2026, with an annual interest rate equal to 8.50%. As of the Petition Date, approximately $81.7 million in aggregate principal amount and accrued but unpaid interest remained outstanding thereunder. The Senior Unsecured Notes represent unsecured obligations of Legacy IMBDS and rank equally with all other unsecured debt of Legacy IMBDS. Legacy IMBDS is the sole obligor under the Senior Unsecured Notes, and therefore, the Senior Unsecured Notes are structurally junior to the obligations of Legacy IMBDS’ subsidiaries.

As of the Petition Date, the Senior Unsecured Notes were traded publicly on the Nasdaq stock exchange under symbol “IMBIL.” Following the Petition Date, the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) notified Legacy IMBDS that it had determined to delist Legacy IMBDS’ common stock and the Senior Unsecured Notes as a result of the commencement of the Chapter 11 Cases. Legacy IMBDS’ common stock and the Senior Secured Notes were delisted from the Nasdaq as of July 27, 2023.

(b)	Growth Capital Partners Note

Pursuant to a Securities Purchase Agreement, dated as of April 18, 2022, Legacy IMBDS issued the Growth Capital Partners Note to GCP in an original principal amount of $10.6 million in exchange for cash in the same amount on April 18, 2022, which matured on May 18, 2023. Following non-payment on Growth Capital Partners Note’s maturity date, in June 2023, GCP delivered a notice of default and demanded the full amount owed thereunder.7 Interest on the Growth Capital Partners Note accrued at a per annum rate equal to 7.00% until June 1, 2023, and at a default rate of 18% thereafter.

[6]	On July 29, 2022, Legacy IMBDS entered into a letter agreement with 123tv Holding Gmbh (the “Financial Support Letter”), whereby, pursuant to the Financial Support Letter, Legacy IMBDS agreed to directly pay to the 123TV Sellers any payment obligations under the 123TV Seller Note if 123tv Holding GmbH is unable to fulfill such payment obligations or if the payment of such obligations would render 123tv Holding GmbH as insolvent.

[7]	On June 23, 2023, GCP filed suit against Legacy IMBDS in the Third Judicial District Circuit of Salt Lake County in the State of Utah for breach of the Growth Capital Partners Note.

As of the Petition Date, approximately $3.2 million in aggregate principal amount and accrued but unpaid interest and fees remained outstanding on the Growth Capital Partners Note. The Growth Capital Partners Note are an unsecured obligation of Legacy IMBDS and ranks equally with all other unsecured debt of Legacy IMBDS. Legacy IMBDS is the sole obligor under the Growth Capital Partners Note, and therefore, the Growth Capital Partners Note is structurally junior to the obligations of Legacy IMBDS’ subsidiaries.

(c)	PIPE Notes

Pursuant to the PIPE Loan Agreement, Legacy IMBDS issued the PIPE Notes to the PIPE Note Purchasers in an aggregate original principal amount totaling $3.5 million, with a maturity date of March 31, 2024. Interest on the PIPE Notes accrued at a per annum rate equal to 7.75%, increasing to 15.00% on January 1, 2024. As of the Petition Date, approximately $3.6 million in aggregate principal amount and accrued but unpaid interest remained outstanding on the PIPE Notes.

The PIPE Notes are unsecured obligations of Legacy IMBDS and rank equally with all other unsecured debt of Legacy IMBDS. Legacy IMBDS is the sole obligor under the PIPE Notes, and therefore, the PIPE Notes are structurally junior to the obligations of Legacy IMBDS’ subsidiaries.

4.            Trade Claims

In the ordinary course of business, the Debtors incur obligations to vendors, suppliers, and trade counterparties. As of the Petition Date, the Debtors had approximately $138.1 million in accounts payable outstanding before application of any setoffs, credits, or deductions that may be available to the Debtors.

5.            Legacy IMBDS Equity

As of June 27, 2023, approximately 31,831,515 outstanding shares of Legacy IMBDS’ common stock were traded on the Nasdaq under the symbol “IMBI.” As noted above, Legacy IMBDS’ common stock were delisted from the Nasdaq as of July 27, 2023.

E.            Circumstances Leading to These Chapter 11 Cases

1.            Challenges Facing the Debtors’ Business

Prior to the commencement of the Chapter 11 Cases, the Debtors faced substantial macro challenges due to a confluence of factors driven primarily by post-COVID-19 pandemic changes in the spending behavior of consumers, inflationary pressures on goods and labor, high content distribution costs, and continued erosion in household subscribers in the U.S. cable and television market. This combination of factors, together with reduced availability under the Debtors’ Prepetition ABL Facility beginning in December 2022, caused the Debtors to face substantial business challenges.

Since 2019, the Company has focused its business strategy around four of the television networks comprising its entertainment segment: ShopHQ, 1-2-3.tv, ShopBulldogTV, and ShopHQHealth. The Company sought to utilize these networks to reach consumers within the growing “baby boomer” demographic in the hopes of driving their various e-commerce, digital, and brick and mortar retail revenue streams.

In fiscal 2021, after consecutive years of declining revenue, the Company benefited from a growth in revenue as a result of the pandemic, which led to an increase in home shopping activity. Over the past two years, however, the Debtors believe that inflationary pressures have altered consumer behaviors and reduced discretionary at home spending. Reduced revenues resulted in significant financial losses in the Debtors’ entertainment business segment, which typically accounts for the Company’s largest revenue stream. The Company suffered an operating loss of $41.4 million for the entertainment segment for the nine months ending September 30, 2022, compared to an $11.6 million operating loss during the same time period in 2021. The Debtors have continued to experience significant sales declines into 2023 on a year-over-year basis which have reduced receipts and, by extension, operating cashflow.

The Debtors’ operational challenges significantly impacted their liquidity position. In addition to the declining availability under the Prepetition ABL Facility, which impacted the Debtors’ ability to replenish inventory, declining revenues and cash from operations, in turn, exacerbated the Debtors’ liquidity challenges. As the Debtors’ operating position deteriorated, the Debtors received several notices of default in connection with key vendor agreements and leases, and several related litigation proceedings have been commenced against the Debtors.

2.            The Debtors’ Efforts to Address Business Challenges and the Prepetition Marketing Process

Prior to the Petition Date, the Debtors proactively sought to address these business challenges by, among other things, engaging with the Prepetition Agent on a path that would facilitate the Debtors’ evaluation and development of strategic alternatives by providing incremental liquidity to fund their operations. In furtherance of this process, in April 2023, the Debtors appointed two directors with broad-based experience in special situations, Mr. Steven Panagos and Ms. Jill Frizzley, to the Legacy IMBDS Board (the “Board”). In addition, the Debtors formed a Special Committee of the Board (the “Special Committee”) consisting of Mr. Panagos, Ms. Frizzley, and Mr. Landel Hobbs, an independent director with substantial media, cable, and financial experience.

Among other things, the Special Committee was vested with authority to oversee the Debtors’ strategic initiatives and make recommendations to the Board around such transactions. Additionally, the Debtors appointed Mr. James Alt as Legacy IMBDS’ Chief Transformation Officer (“CTO”) and engaged experienced advisors with relevant experience, including Huron, Ropes & Gray LLP as legal counsel, Lincoln Partners Advisors LLC (“Lincoln”) as investment banker, and Sidley Austin LLP as counsel to the Board. In particular, Sidley Austin LLP was engaged to conduct an investigation of certain transactions and occurrences as directed by the Board and provide advice to the Board in connection with potential restructuring transactions, creditor issues, and matters related to governance.

The Debtors undertook a broad-based approach to reduce costs, seek alternative financing, enhance liquidity, and assess their strategic options, including a sale of some or all of the Debtors’ assets, with the assistance of Lincoln, their investment banker. During this time, however, the Debtors continued to face severe liquidity pressure as a result of the combination of declining sales, falling inventory levels, tightening of trade terms, and the ongoing reduction in borrowing base availability.

With the Special Committee’s oversight, Lincoln solicited indications of interest for some or all of the Debtors’ assets, from a broad list of potential strategic and financial buyers. Between May 2023 and the Petition Date, Lincoln led a marketing and sale process, which included an outreach to 285 potential buyers, including buyers for 1-2-3.tv, iMDS, and/or the Company as a whole. As of the Petition Date, the Debtors received one non-binding bid to acquire certain assets of the Company and one binding offer from RNN-TV Licensing Co. LLC (“RNN”), for the purchase of substantially all of the Debtors’ assets (the “RNN Transaction”). A number of other parties remained interested in potentially acquiring certain of the Debtors’ assets but were still conducting diligence ahead of submitting a non-binding bid.

The Debtors’ independent professionals reviewed, analyzed, and discussed the terms of the Asset and Equity Purchase Agreement with RNN (the “RNN APA”), while also considering and analyzing other strategic alternatives available to the Debtors under the circumstances. Following several weeks of negotiations between the Debtors and RNN, analysis, and deliberation, the Board determined that pursuing the sale of substantially all of the Debtors’ assets and executing the RNN APA provided the best opportunity to maximize value for the Debtors’ estates and all parties in interest. The Debtors subsequently executed the RNN APA on July 3, 2023. At the time of filing of the Sale Motion, the Debtors sought approval from the Bankruptcy Court for, among other relief, the Debtors’ entry into the RNN APA and an order approving the sale of substantially all of the Debtors’ assets to RNN pursuant to section 363 of the Bankruptcy Code. Notwithstanding the foregoing, the Debtors continued their marketing efforts postpetition to ensure they received the highest and best offer for their assets.

3.            The Postpetition Marketing and Sale Process

Under the continued supervision of the Special Committee, the Debtors, with the assistance of Lincoln, continued to solicit and develop higher and better bids for some or all of the Debtors’ assets. The postpetition marketing process included distribution of “teaser” materials to parties that had not been previously engaged in the Debtors’ marketing process, providing access to data room and business diligence (subject to entry into customary non-disclosure agreements), and also seeking to re-engage parties previously contacted by Lincoln with respect to the potential acquisition of some or all of the Debtors’ assets and/or operations.

As a result of this continued postpetition outreach, the Debtors received twelve (12) additional proposals to purchase some or substantially all of the Debtors’ assets, including indications of interest from Kinbow IM Holdings, Inc., Apparel Solutions Inc., and the Buyer. Following the status conference held on July 27, 2023 in respect of the proposed sale and additional proposals received by the Debtors for the acquisition of some or all of their assets, on July 28, 2023, the Debtors filed the Bidding Procedures Motion. On August 3, 2023, the Bankruptcy Court entered the Bidding Procedures Order approving the Bidding Procedures. Among other things, the Bidding Procedures Order established August 9, 2023 at 9:00 a.m. (prevailing Eastern Time) (the “Bid Deadline”) as the deadline for parties to submit written offers for the Debtors’ assets. Furthermore, the Bidding Procedures Order established August 10, 2023 at 9:00 a.m. (prevailing Eastern Time) (the “Auction Date”) as the date an in-person auction shall be held, if the Debtors received one or more “Qualifying Bids” by the Bid Deadline (the “Auction”).

The Debtors ultimately received three (3) bids from potential bidders as of the Bid Deadline (inclusive of bids submitted by RNN and the Buyer), and determined, in consultation with the Consultation Parties, that both bids submitted by RNN and the Buyer qualified as “Qualifying Bids” and designated the Buyer’s Qualifying Bid as the baseline bid for purposes of the Auction in accordance with the Bidding Procedures.

On the Auction Date, the Debtors held the Auction at the New York office of Ropes & Gray LLP. No overbid was submitted at the Auction, and the Debtors designated the Buyer as the winning bidder and RNN as the back-up bidder. Accordingly, on August 11, 2023, the Debtors filed the Notice of Winning Bidder and Back-Up Bidder and Adequate Assurance of Future Performance with Respect to Proposed Assumption and Assignment of Executory Contracts and Unexpired Leases of the Debtors [Docket No. 438].

4.            The Debtors’ Entry into the Purchase Agreement and Consummation of the Sale

Following the conclusion of the Auction, the Debtors continued to work diligently with the Buyer to finalize the Purchase Agreement and obtain approval of the Sale. In connection therewith, the Bankruptcy Court held a hearing on August 14, 2023, to, among other things, consider the Sale and entered the Sale Order approving the same on August 15, 2023.

F.            The Chapter 11 Cases Generally

1.            First Day Relief

On the Petition Date, along with their voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Petitions”), the Debtors filed several customary motions (the “First Day Motions”) designed to facilitate the administration of these Chapter 11 Cases and minimize disruption to the Debtors’ operations by, among other things, easing the strain on the Debtors’ relationships with their employees and vendors following the commencement of these Chapter 11 Cases. A brief description of each of the First Day Motions and the evidence in support thereof is set forth in the First Day Declaration filed on June 29, 2023.

The First Day Motions, the First Day Declaration, and all orders for relief granted in these Chapter 11 Cases, can be viewed free of charge at https://cases.stretto.com/imediabrands.

The Debtors entered these Chapter 11 Cases with minimal cash and without debtor in possession financing on hand. On June 29, 2023, the Debtors filed the Debtors’ Motion for Entry of an Interim and Final Orders (I) Authorizing Postpetition Use of Cash Collateral; (II) Granting Adequate Protection to Certain Prepetition Secured Parties and C&B Newco; (III) Scheduling a Second Interim Hearing; and (IV) Granting Related Relief [Docket No. 18] (the “Cash Collateral Motion”), seeking entry of an order, among other things, authorizing the use of prepetition collateral, including cash collateral, for a limited interim period in accordance with an interim budget, to avoid immediate and irreparable harm to the Debtors’ Estates. On June 30, 2023, the Bankruptcy Court held a hearing to consider the relief requested in the Cash Collateral Motion and entered an order granting the relief requested therein on an interim basis [Docket No. 61], which was superseded by entry of the DIP Order (as described in further detail below).

2.            Employment of Debtors’ Professional Advisors

The Debtors filed a number of applications seeking to retain certain professionals postpetition pursuant to sections 327, 328, and/or 363 of the Bankruptcy Code (collectively, the “Retention Applications”), including:

•	Ropes & Gray LLP as legal counsel [Docket No. 249];

•	Pachulski Stang Ziehl & Jones LLP as legal counsel [Docket No. 245];

•	Huron Consulting Services LLC to provide the Debtors a CTO and additional personnel [Docket No. 242];

•	Lincoln Partners Advisors LLC as investment banker [Docket No. 241];

•	Stretto, Inc. as administrative agent [Docket No. 240]; and

•	Sidley Austin LLP as counsel to the board of directors of Legacy IMBDS [Docket No. 592] (the “Sidley Retention Application”).

Other than the Sidley Retention Application (which remains pending), the Retention Applications were approved and orders were entered authorizing the retention and employment of Debtors’ professionals on August 10, 2023, August 11, 2023, and August 17, 2023, as applicable [Docket Nos. 421–23, 440, and 469]. The foregoing professionals are, in part, responsible for the administration of these Chapter 11 Cases. The postpetition compensation of all of the Debtors’ professionals retained pursuant to sections 327 and 328 of the Bankruptcy Code is subject to the approval of the Bankruptcy Court.

3.            Appointment of Committee

On July 10, 2023, the U.S. Trustee appointed the Committee [Docket No. 126]. The members of the Committee are: (i) the Senior Unsecured Notes Trustee; (ii) Exorigos, Ltd.; (iii) Clarus Commerce LLC d/b/a ebbo; (iv) Isomers Laboratories, Inc.; and (v) Ocean Communications, Inc., c/o Olympusat, LLC. To assist the Committee in carrying out its duties, the Committee selected McDermott Will & Emery LLP (“McDermott”) as its counsel, AlixPartners, LLP (“AlixPartners”) as financial advisor, and Gellert Scali Busenkell & Brown, LLC (“GSBB”) as special conflicts counsel. On September 1 and 5, 2023, the Bankruptcy Court entered an order authorizing the Committee’s retention of McDermott, AlixPartners, and GSBB, as applicable [Docket Nos. 507–08, 513].

4.            Schedules and Statements of Financial Affairs

On August 10, 2023, the Debtors filed with the Bankruptcy Court their respective Schedules.

5.            Claims Process and Bar Date

On August 9, 2023, the U.S. Trustee presided over a meeting of creditors pursuant to section 341 of the Bankruptcy Code. On August 14, 2023, the Debtors filed the Debtors’ Motion for Entry of an Order (I) Establishing Deadlines to File Proofs of Claim and Requests for Payment Procedures Related Thereto; and (II) Granting Related Relief [Docket No. 452], seeking entry of an order establishing certain bar dates. On September 5, 2023, the Bankruptcy Court entered the Bar Date Order setting the Bar Dates for these Chapter 11 Cases, including October 13, 2023 as the general claims bar date for the filing of proofs of claim and the administrative claims bar date and December 26, 2023 as the claims bar date for governmental units.

6.            Ordinary Course Professionals

On September 15, 2023, the Debtors filed a motion [Docket No. 531] seeking entry of an order establishing the orderly and regular process for: (i) the retention of professionals including accountants, attorneys and other professionals on an “as needed” basis without the submission of separate, formal retention applications; and (ii) for the allowance and payment of compensation and reimbursement of expenses for such Ordinary Course Professionals. On October 4, 2023, the Bankruptcy Court entered the OCP Order [Docket No. 560].

7.            The DIP Credit Facility

On July 3, 2023, the Debtors filed the DIP Motion [Docket No. 88], pursuant to which the Debtors sought, among other things, authorization and approval of the DIP Credit Facility, with up to $15 million in new money financing, $7.5 million of which would be funded by RNN on a junior basis to the Prepetition Lender Claims, as initially contemplated to support the RNN Transaction. The liquidity to be provided under the DIP Credit Facility allowed the Debtors to continue operating their business with minimal disruption and support the going concern sale transaction contemplated under the RNN Transaction at the time of filing of the DIP Motion. The DIP Credit Facility was market tested and evaluated by the Debtors and their professionals and included the “roll-up” of Prepetition Lender Claims into the DIP Credit Facility. The Bankruptcy Court entered the first interim DIP Order on July 6, 2023 [Docket No. 116] and the final DIP Order on August 15, 2023 [Docket No. 454], in each case approving the DIP Motion. At the closing of the Sale, the Debtors paid all outstanding obligations under the DIP Credit Facility (other than the ETF). After (i) the expiration of the Challenge Period (as defined in the DIP Order) without Challenge (as defined in the DIP Order) or a motion for standing having been timely brought, in each case, with respect to the DIP Agent and the DIP Lenders and (ii) the effectiveness of the releases set forth in Section IX(B) of the DIP Order, on September 13, 2023, the DIP Agent and the DIP Lenders waived the ETF, and accordingly, all amounts under the DIP Credit Facility have been satisfied in full.

8.            The Debtors’ Name Change

Section 5.04 of the Purchase Agreement required the Sellers to, among other things, file documents with the appropriate governmental authorities necessary to changes their corporate names, “doing business as” names, trade names and any other similar corporate identifiers that contain any purchased trademarks following the closing of the Sale, and to cause the names of the Sellers in the caption of the Chapter 11 Cases to be changed to the new names of each Seller.

Accordingly, on September 22, 2023, the Debtors filed (i) the Motion of Debtors for an Order Amending Case Caption [Docket No. 542] and (ii) the necessary documentation in the applicable jurisdictions changing the corporate name of iMedia Brands, Inc. to Legacy IMBDS, Inc. As set forth herein, on or after the Effective Date, the Debtors, the Post-Effective Date Debtors, or the Liquidating Trustee, as applicable, shall file the necessary documentation in the applicable jurisdictions changing the corporate names of the following Debtors as follows (the “Subsidiary Name Change”):

Old Name	New Name
ValueVision Media Acquisitions, Inc.	Legacy VVMA, Inc.
ValueVision Interactive, Inc.	Legacy VVI, Inc.
ValueVision Retail Inc.	Legacy VVR, Inc.

On October 5, 2023, the Bankruptcy Court entered an order [Docket No. 566] authorizing the Debtors to change the case caption to reflect the Debtors’ corporate name changes.

G.            Debtor Release, Third-Party Release, and Exculpation

The Plan proposes to release the Released Parties and to exculpate the Exculpated Parties as set forth in Article XIII hereof. The Debtors believe that each of the Debtor Release, the Third-Party Release, and the Exculpation Provision (each as defined herein) is an integral part of the Plan. In addition to the release of the Released Parties and the exculpation of the Exculpated Parties, there is an injunction against bringing claims and causes of action from which the Released Parties were released or the Exculpated Parties exculpated.

Each of the Debtor Release and the Third-Party Release releases certain of the Debtors’ current directors, managers, officers, and employees (i.e., the Company Parties) who were instrumental in saving the Debtors’ business from liquidation, guiding the Debtors through the Sale, and preserving the jobs of the Debtors’ approximately 600 employees. The Debtors further believe that such releases are appropriate in light of the exculpations already provided under the applicable organizational documents in place here, as well as generally applicable law.8

The Exculpation Provision further exculpates (a) the Debtors and certain of their directors, managers, officers, consultants, and employees who served in such capacity between the Petition Date and the Effective Date; (b) the Committee Members; and (c) the Professionals engaged by the Debtors and the Committee, in each case, in connection with their active, good faith participation in the Debtors’ restructuring efforts.

[8]	See, e.g., Minn. Stat. Ann. § 302A.251 (“A director’s personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director may be eliminated or limited in the articles.”); Fifth Amended and Restated Articles of Incorporation of iMedia Brands, Inc., dated June 14, 2022, Art. 6 (“To the fullest extent permitted by law, a director shall have no personal liability to the corporation or its shareholders for breach of fiduciary duty as a director.”), available online at https://www.imediabrands.com/investors/sec-filings/all-sec-filings/content/0001104659-22-071025/0001104659-22-071025.pdf (last visited Oct. 10, 2023).

The Debtors believe the Debtor Release, the Third-Party Release, and the Exculpation Provision are appropriate and that Holders of Claims in each voting Class should vote to accept the Plan.

1.            Debtor Release

Article XIII.B of the Plan contains a release by the Debtors (the “Debtor Release”). The Debtors believe that the Debtor Release is narrowly tailored and appropriate under the circumstances of the Chapter 11 Cases. Among other things, the scope of the Debtor Release takes into account the exculpation provided by the applicable corporate charter which, as noted above, eliminates personal liability of a director for breaches of the duty of care. See Minn. Stat. Ann. § 302A.251, Subd. 4.

The Debtor Release therefore effectuates a release of claims that may be held by the Debtors, the Post-Effective Date Debtors, and their Estates against the Released Parties, to the extent such claims were not sold pursuant to the Purchase Agreement.

2.            Third-Party Release

Article XIII.C of the Plan contains a release by Holders of Claims and Interests (the “Third-Party Release”). Similar to the Debtor Release as set forth above, including the considerations set forth above in this Article III.G, the Debtors believe that the Third-Party Release is narrowly tailored and appropriate under the circumstances of the Chapter 11 Cases and is consensual. The Debtors further believe that the Third-Party Release is appropriate under the circumstances of the Chapter 11 Cases in light of the contributions to be provided by the Released Parties to facilitate and implement the Plan and the obligations of the Debtors under the Plan.

3.            Exculpation

Article XIII.D of the Plan contains an exculpation provision (the “Exculpation Provision”). The Debtors believe that the Exculpation Provision is appropriate under the circumstances of the Chapter 11 Cases and is narrowly tailored to parties actively participating in the Chapter 11 Cases in good faith to support the Debtors’ Estates and their restructuring efforts. Indeed, each of the parties that are exculpated under the Plan have provided countless hours of service for the benefit of the Debtors’ Estates and their stakeholders throughout the Chapter 11 Cases.

ARTICLE IV
ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article V.

A.            Administrative Claims

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Liquidating Trustee, as applicable, and other than with respect to Professional Fee Claims, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims) will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of the unpaid portion of such Allowed Administrative Claim in accordance with the following: (1) if such Administrative Claim is Allowed on or prior to the Effective Date, no later than 30 days after the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) at such time and upon such terms as may be agreed upon by the Holder of such Allowed Administrative Claim and the Debtors or the Liquidating Trustee, as applicable; or (4) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

Except for Professional Fee Claims, and unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Debtor or the Post-Effective Date Debtors, as applicable, no later than the Administrative Claim Bar Date pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order. Objections to such requests must be Filed and served on the Post-Effective Date Debtors and the requesting party by the Administrative Claim Objection Bar Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Bankruptcy Court orders, the Allowed amounts, if any, of Administrative Claims shall be determined by, and satisfied in accordance with an order that becomes a Final Order of the Bankruptcy Court. The Debtors or the Liquidating Trustee, as applicable, may settle Administrative Claims in the ordinary course of business without further Bankruptcy Court approval.

Absent further order of the Bankruptcy Court, Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not file and serve such a request by the applicable Administrative Claim Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Post-Effective Date Debtors, their Estates, the Liquidating Trust, or the Liquidating Trustee, and such Administrative Claims shall be deemed terminated as of the Effective Date without the need for the filing of any objection or any notice to or action, order, or approval of the Bankruptcy Court or any other Entity. Unless the Debtors or the Liquidating Trustee (or other party with standing) objects to a timely-filed and properly served Administrative Claim, such Administrative Claim shall be deemed Allowed in the amount requested. In the event that the Debtors or the Liquidating Trustee objects to an Administrative Claim, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court shall determine whether such Administrative Claim should be allowed and, if so, in what amount.

B.            Professional Fee Claims

1.            Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date, unless no final request for payment of such Professional Fee Claims is required pursuant to an order of the Bankruptcy Court. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders, as applicable. The Post-Effective Date Debtors or the Liquidating Trust (as applicable) shall pay the amount of the Allowed Professional Fee Claims owing to the Professionals in Cash Pro Rata to such Professionals, including from funds held in the Professional Fee Escrow Account, when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court; provided, to the extent any such Professional has already been paid a greater Pro Rata amount of its Allowed Professional Fee Claims compared to the Pro Rata amount paid to all Professionals on account of all Allowed Professional Fee Claims, such Professional shall defer payment of any further amounts until all Professionals have been paid an equivalent Pro Rata amount of their respective Allowed Professional Fee Claims; provided, further, following the exhaustion of the amounts in the Professional Fee Escrow Account, each Professional shall defer payment of any further unpaid Allowed Professional Fee Claims until the Liquidating Trust has made $750,000 in distributions to the Beneficiaries of the Liquidating Trust (the “Distribution Trigger Event”); provided, further, that following the Distribution Trigger Event, all subsequent distributions from the Liquidating Trust shall be paid Pro Rata to the Professionals until all Allowed Professional Fee Claims have been paid in full in Cash; provided, further, that, to the extent (i) the Distribution Trigger Event does not occur or (ii) following liquidation of the Liquidating Trust Assets, there are not sufficient funds to pay all Allowed Professional Fee Claims, all then-outstanding and unpaid Allowed Professional Fee Claims shall be waived in full.

2.            Professional Fee Escrow Account

As soon as is reasonably practicable after the Confirmation Date and as a condition precedent to the Effective Date, the Debtors shall establish (if not previously established) and fund the Professional Fee Escrow Account with Cash such that the aggregate amount of Cash in the Professional Fee Escrow Account on the Effective Date equals the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Funds held in the Professional Fee Escrow Account shall not be considered property of the Estates of the Debtors, the Post-Effective Date Debtors, or the Liquidating Trust.

Except as otherwise set forth herein, the amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Debtors, the Post-Effective Date Debtors, or the Liquidating Trust, as applicable, from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court (as applicable); provided, that the Debtors’, the Post-Effective Date Debtors’, and the Liquidating Trust’s obligations to pay Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account (i) shall promptly be transferred to the Liquidating Trust’s account, (ii) shall thereupon, but not before, constitute Liquidating Trust Assets, and (iii) shall be distributed in accordance with the Plan without any further action or order of the Bankruptcy Court.

3.            Professional Fee Estimate

Each of the Professionals shall provide a reasonable and good-faith estimate of their unpaid fees and expenses incurred in rendering services to the Debtors projected to be outstanding as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) Business Days before the anticipated Effective Date; provided, that such estimate shall not be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of the Professionals’ final request for payment of Professional Fee Claims and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional. The total aggregate amount so estimated as of the Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account.

4.            Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors, the Post-Effective Date Debtors, the Liquidating Trust, and the Liquidating Trustee, as applicable shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors, the Post-Effective Date Debtors, the Liquidating Trust, or the Liquidating Trustee. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code, the Interim Compensation Order, or the Ordinary Course Professionals Order in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors, the Post-Effective Date Debtors, the Liquidating Trust, or the Liquidating Trustee, as applicable, may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.            Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, and release of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

D.            Statutory Fees

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code, together with the statutory rate of interest set forth in section 3717 of Title 31 of the U.S. Code to the extent applicable (“Statutory Fees”), prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the Debtors, the Post-Effective Date Debtors, and the Liquidating Trust shall be jointly and severally liable to pay any and all Statutory Fees when due and payable. The Debtors shall file all monthly operating reports due prior to the Effective Date when they become due, using UST Form 11-MOR. After the Effective Date, each of the Post-Effective Date Debtors, through the Liquidating Trustee, shall file with the Bankruptcy Court separate UST Form 11-PCR reports when they become due. Each and every one of the Debtors, the Post-Effective Date Debtors, and the Liquidating Trustee shall remain obligated to pay Statutory Fees to the Office of the U.S. Trustee until the entry of an order by the Bankruptcy Court that closes, dismisses, or converts to a case under Chapter 7 of the Bankruptcy Code each of the Chapter 11 Cases of the Debtors or the Post-Effective Date Debtors, as applicable; provided, that the Debtors shall not pay Statutory Fees to the Office of the U.S. Trustee on account of the contribution of the Liquidating Trust Assets to the Liquidating Trust on the Effective Date; provided, further, that the Post-Effective Date Debtors through the Liquidating Trustee shall pay Statutory Fees to the Office of the U.S. Trustee on account of any value distributed to the Beneficiaries after the Effective Date. Neither the U.S. Trustee nor any other Governmental Unit shall be required to File a request for an Administrative Claim for Statutory Fees and shall not be treated as providing a release under the Plan.

ARTICLE V
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.            Classification of Claims and Interests

Except for the Claims addressed in Article IV of the Combined Plan and Disclosure Statement, all Claims against and Interests in the Debtors are classified in the Classes set forth in this Article V for all purposes, including voting, Confirmation, and distributions pursuant to the Plan and in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

This Plan is a joint plan for each of the Debtors and presents together Classes of Claims against, and Interests in, the Debtors. The Plan does not provide for the substantive consolidation of the Debtors. Rather, the Plan constitutes a separate Plan proposed by each Debtor, and each Class described in this Article V constitutes a separate Class of Claims against, and Interests in, each of the Debtors, as applicable. Each such Class of Claims entitled to vote on the Plan shall vote as a single separate Class for, and the confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to, each of the Debtors. A Holder of a Claim against a Debtor that is entitled to receive a distribution or retain property on account of such Claim shall receive such distribution or retain such property solely from the assets of the Debtor against which the Claim is Allowed.

The classification of Claims and Interests against each Debtor pursuant to the Plan is as set forth below. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Claims shall be treated as set forth in Article V.E hereof. Voting tabulations for recording acceptances or rejections of the Plan shall be conducted on a Debtor-by-Debtor basis as set forth above.

B.            Treatment of Claims and Interests

Subject to Article X hereof, each Holder of an Allowed Claim against or Allowed Interest in the Debtors, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, and release of, and in exchange for, such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the later of the Effective Date and the date such Holder’s Claim or Interest becomes an Allowed Claim or Allowed Interest or as soon as reasonably practicable thereafter.

1.            Class 1 - Secured Tax Claims

(a)	Classification: Class 1 consists of all Secured Tax Claims.

(b)	Treatment: Each Holder of an Allowed Secured Tax Claim shall (i) be paid by the Debtors or the Liquidating Trustee from the Secured Claims Reserve, in accordance with the terms of the Plan, the amount of such Holder’s Allowed Secured Tax Claim on the later of (A) the Effective Date (or as soon as reasonably practicable thereafter) and (B) fifteen (15) Business Days following the date such Claim is Allowed by Final Order or (ii) receive such other treatment rendering such Holder’s Allowed Secured Tax Claim Unimpaired.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Secured Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.            Class 2 – Other Secured Claims

(a)	Classification: Class 2 consists of all Other Secured Claims.

(b)	Treatment: Each Holder of an Allowed Other Secured Claim shall (i) be paid by the Debtors or the Liquidating Trustee from the Secured Claims Reserve, in accordance with the terms of the Plan, the amount of such Holder’s Allowed Other Secured Claim on the later of (A) the Effective Date (or as soon as reasonably practicable thereafter) and (B) fifteen (15) Business Days following the date such Claim is Allowed by Final Order, (ii) receive the collateral securing such Holder’s Allowed Other Secured Claim as of the Petition Date or the value of such collateral, or (iii) receive such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.            Class 3 - Other Priority Claims

(a)	Classification: Class 3 consists of all Other Priority Claims.

(b)	Treatment: Each Holder of an Allowed Other Priority Claim shall (i) be paid by the Debtors or the Liquidating Trustee from the Priority Claims Reserve, in accordance with the terms of the Plan, the amount of such Holder’s Allowed Other Priority Claim on the later of (A) the Effective Date (or as soon as reasonably practicable thereafter) and (B) fifteen (15) Business Days following the date such Claim is Allowed by Final Order or (ii) receive such other treatment rendering such Holder’s Allowed Other Priority Claim Unimpaired.

(c)	Voting: Class 3 is Unimpaired under the Plan. Holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

4.            Class 4 - Unsecured Claims

(a)	Classification: Class 4 consists of the Unsecured Claims, including any Claim held by Synacor or C&B Newco, LLC against any Debtor.

(b)	Treatment: Each Holder of an Allowed Unsecured Claim shall receive a beneficial interest in the Liquidating Trust entitling such Holder to such Holder’s Pro Rata share (calculated based on the total aggregate amount of Allowed Claims in Class 4) of the Unsecured Claims Distribution Proceeds, if any.

(c)	Voting: Class 4 is Impaired under the Plan. Holders of Unsecured Claims are entitled to vote to accept or reject the Plan.

5.            Class 5 - Intercompany Claims

(a)	Classification: Class 5 consists of all Intercompany Claims.

(b)	Treatment: On the Effective Date, each Holder of an Allowed Intercompany Claim shall, at the option of the Liquidating Trustee, have its Claim either:

(i)	Reinstated; or

(ii)	Canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Intercompany Claims will not receive any distribution on account of such Intercompany Claims.

(c)	Voting: Class 5 is either Unimpaired, and Holders of Intercompany Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code, or Impaired, and Holders of Intercompany Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

6.            Class 6 - Section 510(b) Claims

(a)	Classification: Class 6 consists of all Section 510(b) Claims.

(b)	Allowance: Notwithstanding anything to the contrary herein, a Section 510(b) Claim, if any such Claim exists, may only become Allowed by Final Order of the Bankruptcy Court. The Debtors are not aware of any valid Section 510(b) Claim and believe that no such Section 510(b) Claim exists.

(c)	Treatment: Allowed Section 510(b) Claims, if any, shall be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Allowed Section 510(b) Claims will not receive any distribution on account of such Allowed Section 510(b) Claims.

(d)	Voting: Class 6 is Impaired under the Plan. Holders (if any) of Section 510(b) Claims are conclusively deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Therefore, such Holders (if any) are not entitled to vote to accept or reject the Plan.

7.            Class 7 - Intercompany Interests

(a)	Classification: Class 7 consists of all Intercompany Interests.

(b)	Treatment: Intercompany Interests shall be, at the option of the Liquidating Trustee, either:

(i)	Reinstated in accordance with Article V.F of the Plan; or

(ii)	Canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Intercompany Interests will not receive any distribution on account of such Intercompany Interests.

(c)	Voting: Class 7 is either Unimpaired, and Holders of Intercompany Interests are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code, or Impaired, and Holders of Intercompany Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

8.            Class 8 - Interests in Legacy IMBDS

(a)	Classification: Class 8 consists of all Interests in Legacy IMBDS.

(b)	Treatment: Interests in Legacy IMBDS will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Interests in Legacy IMBDS will not receive any distribution on account of such Interests in Legacy IMBDS.

(c)	Voting: Class 8 is Impaired under the Plan. Holders of Interests in Legacy IMBDS are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

C.            Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Claims that are Unimpaired, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Claims that are Unimpaired. Unless otherwise Allowed, Claims that are Unimpaired shall remain Disputed Claims under the Plan.

D.            Subordinated Claims

Except as expressly provided herein, the allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors and the Liquidating Trustee reserve the right to reclassify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

E.            Elimination of Vacant Classes; Presumed Acceptance by Non-Voting Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court in an amount greater than zero as of the date of the Confirmation Hearing shall be considered vacant and deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code. If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.            Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience.

G.            Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court may, after notice and a hearing, determine such controversy on or before the Confirmation Date.

H.            No Waiver

Nothing contained in this Plan shall be construed to waive a Debtor’s or Liquidating Trustee’s right to object on any basis to any Claim, including after the Effective Date.

ARTICLE VI
CONFIRMATION AND VOTING PROCEDURES

A.            Confirmation Procedures

The Disclosure Statement Order, among other things, will conditionally approve the Combined Plan and Disclosure Statement for solicitation purposes only and authorize the Debtors to solicit votes to accept or reject the Plan. The Confirmation Hearing has been scheduled for December 21, 2023 at 2:00 p.m. (prevailing Eastern Time) at the Bankruptcy Court, 824 North Market Street, 6th Floor, Courtroom #3, Wilmington, Delaware 19801 to consider (a) final approval of the Disclosure Statement as providing adequate information pursuant to section 1125 of the Bankruptcy Code and (b) confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code. The Confirmation Hearing may be adjourned from time to time by the Debtors without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing or by filing a notice with the Bankruptcy Court.

B.            Procedure for Objections

Any objection to (a) interim approval of the Disclosure Statement as providing adequate information pursuant to section 1125 of the Bankruptcy Code or (b) final approval of the Disclosure Statement and confirmation of the Plan must be made in writing and filed with the Bankruptcy Court and served on (i) co-counsel to the Debtors, Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036, Attn: Ryan Preston Dahl (Ryan.Dahl@ropesgray.com) and Cristine Pirro Schwarzman (Cristine.Schwarzman@ropesgray.com), Ropes & Gray LLP, 191 North Wacker Drive, 32nd Floor, Chicago, Illinois 60606, Attn: Stephen L. Iacovo (Stephen.Iacovo@ropesgray.com) and Jeramy D. Webb (Jeramy.Webb@ropesgray.com), and Pachulski Stang Ziehl & Jones LLP, 919 North Market Street, 17th Floor, P.O. Box 8705, Wilmington, Delaware 19899-8705 (Courier 19801), Attn: Laura Davis Jones (Ljones@pszjlaw.com) and Timothy P. Cairns (Tcairns@pszjlaw.com); (ii) counsel to the Committee, McDermott Will & Emery LLP, One Vanderbilt Avenue, New York, New York 10017-3852, Attn: Darren Azman (dazman@mwe.com), Kristin Going (kgoing@mwe.com), Stacy A. Lutkus (salutkus@mwe.com), Lucas B. Barrett (lbarrett@mwe.com) and 1000 N. West Street, Suite 1400, Wilmington, Delaware 19801, Attn: David Hurst (dhurst@mwe.com); and (iii) Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2207, Wilmington, DE 19801, Attn: Richard L. Schepacarter (Richard.Schepacarter@usdoj.gov) (collectively, the “Objection Recipients”); in each case, by no later than (a) October 25, 2023 at 4:00 p.m. (prevailing Eastern Time) in connection with interim approval of the Disclosure Statement and (b) December 14, 2023 at 4:00 p.m. (prevailing Eastern Time) in connection with final approval of the Disclosure Statement and confirmation of the Plan. Unless an objection is timely filed and served, it may not be considered by the Bankruptcy Court at the Confirmation Hearing.

C.            Requirements for Confirmation

The Bankruptcy Court will confirm the Plan only if it meets all of the applicable requirements of section 1129 of the Bankruptcy Code. Among other requirements, the Plan (a) must be accepted by all Impaired Classes of Claims or Interests or, if rejected by an Impaired Class, the Plan must not “discriminate unfairly” against, and be “fair and equitable” with respect to, such Class; and (b) must be feasible. The Bankruptcy Court must also find that: (i) the Plan has classified Claims and Interests in a permissible manner; (ii) the Plan complies with the technical requirements of chapter 11 of the Bankruptcy Code; and (iii) the Plan has been proposed in good faith. The requirements for confirmation apply on a per-Debtor basis.

D.            Classification of Claims and Interests

Section 1123 of the Bankruptcy Code provides that a plan must classify the claims and interests of a debtor’s creditors and equity interest holders. In accordance with section 1123 of the Bankruptcy Code, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than those Claims which, pursuant to section 1123(a)(1) of the Bankruptcy Code, need not be and have not been classified). The Debtors also are required, under section 1122 of the Bankruptcy Code, to classify Claims and Interests into Classes that contain Claims or Interests that are substantially similar to the other Claims or Interests in such Class.

The Bankruptcy Code also requires that a plan provide the same treatment for each claim or interest of a particular class unless the claim holder or interest holder agrees to a less favorable treatment of its claim or interest. The Debtors believe that the Plan complies with such standard. If the Bankruptcy Court finds otherwise, however, it could deny confirmation of the Plan if the holders of Claims or Interests affected do not consent to the treatment afforded them under the Plan.

A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim also is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code and applicable case law. It is possible that a Holder of a Claim or Interest may challenge the Debtors’ classification of Claims or Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. If such a situation develops, the Debtors intend, in accordance with the terms of the Plan, to make such permissible modifications to the Plan as may be necessary to permit its Confirmation. Any such reclassification could adversely affect Holders of Claims by changing the composition of one or more Classes and the vote required of such Class or Classes for approval of the Plan.

E.            Impaired Claims or Interests

Pursuant to the provisions of the Bankruptcy Code, only classes of claims or interests that are “impaired” (as defined in section 1124 of the Bankruptcy Code) under a plan may vote to accept or reject such plan. Generally, a claim or interest is impaired under a plan if the holder’s legal, equitable, or contractual rights are altered under such plan. In addition, if the holders of claims or interests in an impaired class do not receive or retain any property under a plan on account of such claims or interests, such impaired class is deemed to have rejected such plan under section 1126(g) of the Bankruptcy Code, and therefore, such holders are not entitled to vote on such plan.

Under the Plan, Holders of Claims in Class 4 are Impaired and are entitled to vote on the Plan. Under the Plan, Holders of Claims or Interests in Classes 6 and 8 are Impaired and will not receive or retain any property under the Plan on account of such Claims or Interests and, therefore, are not entitled to vote on the Plan and are deemed to reject the Plan. Under the Plan, Holders of Claims in Classes 1, 2, and 3 are Unimpaired and, therefore, not entitled to vote on the Plan and are deemed to accept the Plan. Under the Plan, Holders of Claims or Interests in Classes 5 and 7 are either (i) Unimpaired and, therefore, not entitled to vote on the Plan and are deemed to accept the Plan, or (ii) Impaired and will not receive or retain any property under the Plan on account of such Claims and, therefore, are not entitled to vote on the Plan and are deemed to reject the Plan.

ACCORDINGLY, A BALLOT FOR ACCEPTANCE OR REJECTION OF THE PLAN IS BEING PROVIDED ONLY TO HOLDERS OF CLAIMS IN CLASS 4.

IF YOU ARE ENTITLED TO VOTE ON THE PLAN, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND PROMPTLY MAIL THE BALLOT YOU RECEIVE. PLEASE BE SURE TO COMPLETE ALL BALLOT ITEMS PROPERLY AND LEGIBLY. YOU MAY ALSO SUBMIT A BALLOT THROUGH THE NOTICE, CLAIMS, AND SOLICITATION AGENT’S ONLINE ELECTRONIC BALLOT PORTAL LOCATED AT HTTPS://BALLOTING.STRETTO.COM. IF YOU ARE A HOLDER OF A CLAIM ENTITLED TO VOTE ON THE PLAN AND YOU DID NOT RECEIVE A BALLOT, YOU RECEIVED A DAMAGED BALLOT, OR YOU LOST YOUR BALLOT, OR IF YOU HAVE ANY QUESTIONS CONCERNING THE PLAN OR PROCEDURES FOR VOTING ON THE PLAN, PLEASE CONTACT THE NOTICE, CLAIMS, AND SOLICITATION AGENT AT:

Legacy IMBDS, Inc.

c/o Stretto, Inc.

410 Exchange, Suite 100

Irvine, CA 92602

- or -

iMediaInquiries@stretto.com

- or -

+1 (855) 794-3801 (Toll-Free) / +1 (949) 340-0398 (International)

THE NOTICE, CLAIMS, AND SOLICITATION AGENT IS NOT AUTHORIZED TO, AND WILL NOT, PROVIDE LEGAL ADVICE. IF YOU BELIEVE YOU REQUIRE LEGAL ADVICE, YOU SHOULD CONSULT WITH YOUR ATTORNEY.

F.            Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

In the event that any impaired class of claims or interests does not accept a plan, a debtor nevertheless may move for confirmation of the plan. A plan may be confirmed, even if it is not accepted by all impaired classes, if the plan has been accepted by at least one impaired class of claims, determined without including any acceptance of the plan by any insider holding a claim in that class, and the plan meets the “cramdown” requirements set forth in section 1129(b) of the Bankruptcy Code. Section 1129(b) of the Bankruptcy Code requires that a court find that a plan (a) “does not discriminate unfairly” and (b) is “fair and equitable,” with respect to each non-accepting impaired class of claims or interests. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any Class of Claims or Interests that votes or is deemed to reject the Plan, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

The Debtors believe that the requirements of section 1129(b) of the Bankruptcy Code are satisfied. The Bankruptcy Code does not provide a standard for determining when “unfair discrimination” exists; courts typically examine the facts and circumstances of each particular case to determine whether unfair discrimination exists. At a minimum, however, the unfair discrimination standard prevents creditors and interest holders with similar legal rights from receiving materially different treatment under a proposed plan without sufficient justifications for doing so. The Debtors believe that, under the Plan, all Impaired Classes of Claims or Interests are treated in a manner that is consistent with the treatment of other Classes of Claims or Interests that are similarly situated, if any, except where there is sufficient justification for different treatment. Accordingly, the Debtors believe that the Plan does not discriminate unfairly as to any Impaired Class of Claims or Interests.

The Bankruptcy Code provides a nonexclusive definition of the phrase “fair and equitable.” To determine whether a plan is “fair and equitable,” the Bankruptcy Code establishes “cramdown” tests for secured creditors, unsecured creditors and equity holders, as follows:

Secured Creditors. (i) Each impaired secured creditor retains its liens or the collateral securing its claim and receives on account of its secured claim deferred Cash payments having a present value at least equal to the amount of such creditor’s interest in the Estates’ interest in such property, (ii) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) above.

Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value as of the Effective Date equal to the amount of its allowed claim, or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan on account of such junior claim or interest.

Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greater of the Allowed amount of any fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of such interest, or (ii) the holder of any interest that is junior to such non-accepting class will not receive or retain any property under the plan on account of such junior interest.

The Debtors believe that the distributions provided under the Plan satisfy the absolute priority rule, where required.

G.            Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors (unless such liquidation or reorganization is proposed in the Plan). For purposes of this test, the Debtors have analyzed the ability of the Debtors and the Liquidating Trust to meet their obligations under the Plan. Based on the Debtors’ analysis, the Debtors and the Liquidating Trust will have sufficient assets to accomplish their tasks under the Plan. Therefore, the Debtors believe that the transactions to be effectuated pursuant to the Plan will meet the feasibility requirements of the Bankruptcy Code.

H.            Best Interests Test and Liquidation Analysis

Even if a plan is accepted by the holders of each class of claims and interests, the Bankruptcy Code requires the Bankruptcy Court to determine that such plan is in the best interests of all holders of claims or interests that are impaired by that plan and that have not accepted the plan. The “best interests” test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

To calculate the probable distribution to holders of each impaired class of claims and interests if the debtor were liquidated under chapter 7, a court must first determine the aggregate dollar amount that would be generated from a debtor’s assets if its chapter 11 case were converted to a case under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the debtor’s unencumbered assets and properties, after subtracting the amounts attributable to the costs, expenses, and administrative claims associated with a chapter 7 liquidation, must be compared with the value offered to such impaired classes under the plan. If the hypothetical liquidation distribution to holders of claims or interests in any impaired class is greater than the distributions to be received by such parties under the plan, then such plan is not in the best interests of the holders of claims or interests in such impaired class.

Because the Plan contemplates the liquidation of the Debtors’ remaining assets, the “liquidation value” in the hypothetical chapter 7 liquidation analysis for purposes of the “best interests” test is substantially similar to the estimates of the results of the transactions contemplated by the Plan.

The Debtors, with the assistance of their advisors, have prepared a liquidation analysis that summarizes the Debtors’ best estimate of recoveries by holders of Claims if the Chapter 11 Cases were converted to cases under chapter 7 (the “Liquidation Analysis”), which is attached hereto as Exhibit A.

As detailed in the Liquidation Analysis, the Debtors believe that, in a chapter 7 liquidation, there would be additional costs and expenses that the Estates would incur as a result of liquidating the Estates in a chapter 7 case, which costs and expenses would not be incurred in implementing the Plan and administering the Liquidating Trust. The costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as the costs of counsel and other professionals retained by the trustee. The Debtors believe such amounts may exceed the amount of expenses that would be incurred in implementing the Plan and winding up the affairs of the Debtors. Conversion also would likely delay the liquidation process and ultimate distribution of the Debtors’ remaining assets and would also mean the establishment of a new Bar Date, which could result in new Claims being asserted against the Debtors, thereby diluting the recoveries of, among others, Holders of Allowed Unsecured Claims. The Estates would also be obligated to pay all unpaid expenses incurred by the Debtors during the Chapter 11 Cases (such as compensation for professionals) that are allowed in the Debtors’ chapter 7 cases.

Based upon the Liquidation Analysis, the Debtors believe that Holders of Allowed Claims would receive at least as much or more under the Plan as they would receive if the Chapter 11 Cases were converted to chapter 7 cases.

ARTICLE VII
MEANS FOR IMPLEMENTATION OF THE PLAN

A.            Restructuring Transactions

On the Effective Date, the applicable Debtors or the Liquidating Trustee shall enter into any transaction and shall take any actions as may be necessary or appropriate to effect the transactions described herein, including, as applicable, one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dispositions, dissolutions, transfers, liquidations, spinoffs, intercompany sales, purchases, or other corporate transactions (collectively, the “Restructuring Transactions”). The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, amalgamation, arrangement, continuance, restructuring, conversion, disposition, dissolution, transfer, liquidation, spinoff, sale, or purchase containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Plan.

B.            Sources of Consideration for Plan Distributions

The Liquidating Trust Assets shall be used to fund the distributions to Holders of Allowed Claims against the Debtors in accordance with the treatment of such Claims provided pursuant to the Plan and subject to the terms provided herein.

C.            The Liquidating Trust

On or prior to the Effective Date, the Debtors, on their own behalf and on behalf of the Beneficiaries, will execute the Liquidating Trust Agreement and will take all other steps necessary to establish the Liquidating Trust pursuant to the Liquidating Trust Agreement as further described in Article X hereof. On the Effective Date, and in accordance with and pursuant to the terms of the Plan, the Debtors will transfer to the Liquidating Trust all of their rights, title, and interests in all of the Liquidating Trust Assets.

Nothing in the Plan shall constitute a waiver of any privilege claims over any of the documents, including any privileged documents, that are produced to or received by the Liquidating Trust or Liquidating Trustee. For the avoidance of doubt, the Liquidating Trust is a successor-in-interest to the Debtors, and thus, the transfer of any privileged documents as provided herein does not impair or waive any privilege (including, for the avoidance of doubt, the attorney-client privilege, the work-product privilege, and any other applicable evidentiary privilege of the Debtors).

D.            Cancellation of Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of the Debtors under any certificate, Security, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to the Plan, if any) shall be canceled solely as to the Debtors, and the Post-Effective Date Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated pursuant to the Plan) shall be released. Notwithstanding the foregoing, no Executory Contract or Unexpired Lease (i) that has been, or will be, assumed pursuant to section 365 of the Bankruptcy Code or (ii) relating to a Claim that was paid in full prior to the Effective Date, shall be terminated or canceled on the Effective Date.

On the Effective Date, the Senior Unsecured Notes Indenture shall be canceled and surrendered without need for further action, the obligations of Legacy IMBDS under the Senior Unsecured Notes Indenture shall be deemed satisfied in full and discharged, and the Senior Unsecured Notes Trustee shall have no further obligations or duties under the Senior Unsecured Notes Indenture, provided, however, that the Senior Unsecured Notes Indenture Documents shall continue solely for the purposes of: (a) allowing the Senior Unsecured Notes Trustee to receive and distribute or direct distributions on account of the Senior Unsecured Notes Claim under the Plan, the Disclosure Statement Order, and the Confirmation Order; (b) allowing Holders to receive distributions on account of the Senior Unsecured Notes Claim under the Plan, the Disclosure Statement Order, and the Confirmation Order; (c) permitting the Senior Unsecured Notes Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, and subject to Article XVII.C of this Plan, to serve as a member of the Committee; and (d) preserving the Senior Unsecured Notes Trustee’s rights to payment of fees, expenses, and indemnification in accordance with the terms of the Senior Unsecured Notes Indenture, including any rights to priority of payment and/or to exercise charging liens.

Each of the Debtors, the Post-Effective Date Debtors, and the Liquidating Trustee are authorized, as of the Effective Date, to file with the Securities and Exchange Commission a Form 15 on behalf of the Debtors for the purpose of suspending the duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, and shall file such Form 15 on or promptly after the Effective Date, unless the Debtors have previously filed such Form 15.

E.            Corporate Action

Upon the Effective Date, all actions contemplated under the Plan, regardless of whether taken before, on, or after the Effective Date, shall be deemed authorized and approved in all respects, including: (1) implementation of the Restructuring Transactions; and (2) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan or deemed necessary or desirable by the Debtors before, on, or after the Effective Date involving the corporate structure of the Debtors or the Post-Effective Date Debtors, and any corporate action required by the Debtors, the Post-Effective Date Debtors, or the Liquidating Trustee in connection with the Plan or corporate structure of the Debtors or Post-Effective Date Debtors (including, for the avoidance of doubt, the Subsidiary Name Change) shall be deemed to have occurred and shall be in effect on the Effective Date, without any requirement of further action by the security holders, directors, managers, special committee members, or officers of the Debtors, the Post-Effective Date Debtors, or the Liquidating Trustee. Before, on, or after the Effective Date, the appropriate officers, security holders, directors, managers, and special committee members of the Debtors or the Liquidating Trustee shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Post-Effective Date Debtors and the Liquidating Trust. The authorizations and approvals contemplated by this Article VII.E shall be effective notwithstanding any requirements under non-bankruptcy law.

F.            Dissolution of the Boards of the Debtors

As of the Effective Date, (a) the existing boards of directors and/or managers of the Debtors shall be dissolved without any further action required on the part of the Debtors or the Debtors’ officers, directors, shareholders, and members; (b) any all remaining officers, directors, or managers of each Debtor shall be dismissed without any further action required on the part of any such Debtor, the shareholders of such Debtor, or the officers, directors, and managers of such Debtor; and (c) the Liquidating Trustee shall be empowered to take any further action required on the part of the Debtors as necessary or appropriate to implement the Restructuring Transactions or the Plan. Upon the dissolution of the boards of directors and/or managers of the Debtors, the Liquidating Trustee shall serve as the sole officer, director, manager, and shareholder of the Post-Effective Date Debtors for purposes of effectuating the Plan and the transactions contemplated thereby.

G.            Dissolution of 1317047

As of the Effective Date, each of the Post-Effective Date Debtors and the Liquidating Trustee are authorized to enter into any transaction necessary to provide for the orderly wind down and disposition of assets of 1317047 under applicable law. The actions to implement such wind down and disposition may include: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, amalgamation, arrangement, continuance, restructuring, conversion, disposition, dissolution, transfer, liquidation, spinoff, sale, or purchase containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the Post-Effective Date Debtors, the Liquidating Trustee, or 1317047, as applicable, may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the Post-Effective Date Debtors, the Liquidating Trustee, or 1317047, as applicable, agrees; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the Post-Effective Date Debtors, the Liquidating Trustee, or 1317047, as applicable, determines to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Plan.

H.            Effectuating Documents; Further Transactions

On and after the Effective Date, the Liquidating Trustee is authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Restructuring Transactions in the name of and on behalf of the Post-Effective Date Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

I.            Section 1146 Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers of property under or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors, the Post-Effective Date Debtors, or the Liquidating Trust; (2) the Restructuring Transactions; (3) the contribution or other transfer of any assets to the Liquidating Trust; (4) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (5) the making, assignment, or recording of any lease or sublease; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, transfer tax, conveyance fee, intangibles or similar tax, sales tax, use tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146 of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

J.            Preservation of Causes of Action

The Debtors reserve, and, as of the Effective Date, assign to the Liquidating Trust, the Retained Causes of Action, which shall include, for the avoidance of doubt and without limitation, those Causes of Action specifically enumerated in the Schedule of Retained Causes of Action, and the Liquidating Trustee’s rights to commence, prosecute, or settle such Retained Causes of Action on behalf of and for the benefit of the applicable Beneficiaries shall be preserved notwithstanding the occurrence of the Effective Date. No Entity may rely on the absence of a specific reference in this Combined Plan and Disclosure Statement or the Plan Supplement to any Cause of Action against it as any indication that the Debtors or the Liquidating Trustee, as applicable, will not pursue any and all available Retained Causes of Action against it. The Debtors or the Liquidating Trustee, as applicable, expressly reserve all rights to prosecute any and all Retained Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article XIII of the Plan. The Liquidating Trustee expressly reserves all Retained Causes of Action, for later adjudication, and therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Retained Causes of Action upon, after, or as a consequence of the Confirmation or Consummation of the Plan.

The Liquidating Trustee reserves and shall retain such Retained Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Retained Causes of Action that a Debtor may hold against any Entity shall vest in the Liquidating Trust. The Liquidating Trustee shall retain and may exclusively enforce any and all such Retained Causes of Action. The Liquidating Trustee shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Retained Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

K.            Health and Benefit Plans of the Debtors and Post-Effective Date Debtors

Unless otherwise assumed by the Buyer pursuant to the Purchase Agreement or transferred to other Entities participating in such plans, any health and/or benefit plans, including any 401(k) plans, of the Debtors or the Post-Effective Date Debtors, as applicable, existing as of the Effective Date, including all such plans pursuant to which any Debtor is an administrator or in which current or former employees of any Debtor participate, shall be terminated by the Liquidating Trustee in accordance with applicable law. As a result of such termination, any employees of a non-Debtor Entity participating in such plans may no longer have a plan in which to participate.

L.            Closing the Chapter 11 Cases

After the Effective Date, the Liquidating Trustee may file a motion to close the Chapter 11 Cases of each of the Post-Effective Date Debtors for all purposes. For the avoidance of doubt, the closing of such cases shall not have any effect, in any manner, on the Retained Causes of Action that the Liquidating Trustee may assert in accordance with the Plan and the Liquidating Trust Agreement. Notwithstanding anything to the contrary in the Bankruptcy Rules, when all assets contributed to the Liquidating Trust have been liquidated and converted into Cash (other than those assets abandoned by the Liquidating Trust), and such Cash has been distributed in accordance with the Liquidating Trust Agreement and this Plan, the Liquidating Trustee may seek authority from the Bankruptcy Court to close any remaining Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.

ARTICLE VIII
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.            Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, each Executory Contract or Unexpired Lease not previously assumed, assumed and assigned, or rejected shall be deemed automatically rejected, pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) is identified on the Schedule of Assumed Executory Contracts and Unexpired Leases; (2) is the subject of a motion to assume such Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; (3) is a contract, release, or other agreement or document entered into in connection with the Plan; or (4) is an Assumed Insurance Policy.

Entry of the Confirmation Order by the Bankruptcy Court shall, subject to and upon the occurrence of the Effective Date, constitute a Final Order approving the assumptions or rejections of the Executory Contracts and Unexpired Leases assumed or rejected pursuant to the Plan. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article VIII.A of the Plan or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Liquidating Trustee in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

B.            Insurance Policies

Notwithstanding anything to the contrary in the Combined Plan and Disclosure Statement, the Plan Supplement, the Confirmation Order, the Liquidating Trust Agreement, the Schedule of Assumed Executory Contracts and Unexpired Leases, any Bar Date notice or claim objection, any other document related to any of the foregoing or any other order of the Bankruptcy Court, (a) each Insurance Policy is deemed to be an Executory Contract under the Plan solely to the extent that assumption of such Insurance Policy would not impose any obligation on the Debtors, the Post-Effective Date Debtors, or the Liquidating Trust to pay any deductible, retention, indemnity, retained limit, or other cost or fee in connection with such assumption or at any time thereafter (collectively, the “Assumed Insurance Policies”); (b) on the Effective Date, each of the Debtors, the Post-Effective Date Debtors, or the Liquidating Trust, as applicable, shall be deemed to have assumed all such Assumed Insurance Policies; (c) each Insurance Policy that is not an Assumed Insurance Policy is deemed rejected as of the Effective Date; and (d) on and after the Effective Date, the Liquidating Trust, on behalf of the Post-Effective Date Debtors, shall become liable for all of the Debtors’ and/or the Post-Effective Date Debtors’ non-monetary obligations under the Assumed Insurance Policies.

C.            Indemnification Obligations

Subject to the occurrence of the Effective Date, the obligations of the Debtors as of the Effective Date to indemnify, defend, reimburse, or limit the liability of the current and former directors, managers, officers, employees, attorneys, other professionals and agents of the Debtors, and such current and former directors’, managers’, and officers’ respective Affiliates, respectively, against any Claims or Causes of Action under any indemnification provisions or applicable law, shall survive Confirmation, shall be assumed by the Debtors on behalf of the applicable Debtor, and assigned to the Liquidating Trust which shall be deemed to have assumed the obligation, and will remain in effect after the Effective Date if such indemnification, defense, reimbursement, or limitation is owed in connection with an event occurring before the Effective Date; provided, that, notwithstanding anything herein to the contrary, the Liquidating Trust’s obligation to fund such indemnification obligations shall be limited to the extent of coverage, if any, available under any Assumed Insurance Policy assumed by the Debtors and/or assigned to the Liquidating Trust. Accordingly, the Liquidating Trust Assets and any proceeds therefrom, if any, will not be used to fund such indemnification obligations of the Debtors or the Post-Effective Date Debtors, as applicable.

D.            Claims Based on Rejection of Executory Contracts or Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the earliest of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, and (3) the Effective Date. Upon further order of the Bankruptcy Court, any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Post-Effective Date Debtors, the Estates, the Liquidating Trust, or the Liquidating Trustee, or the property of any of the foregoing without the need for any objection by the Debtors or the Liquidating Trustee, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied and released, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as Unsecured Claims.

E.            Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Post-Effective Date Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. At least fourteen (14) days prior to the Confirmation Hearing, the Debtors shall provide for notices of proposed assumption and proposed Cure Amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure Amount must be Filed, served, and actually received by the Debtors not later than fourteen (14) days after service of notice of the proposed assumption and associated Cure Amount. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure Amount will be deemed to have assented to such assumption and Cure Amount.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and curing of defaults, if any, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

F.            Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Post-Effective Date Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Post-Effective Date Debtors and the Liquidating Trust expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide warranties or continued obligations concerning goods or services previously purchased by the Debtors contracting from non-Debtor counterparties to rejected Executory Contracts or Unexpired Leases.

G.            Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

H.            Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Assumed Executory Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Post-Effective Date Debtors or Liquidating Trust has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, the Post-Effective Date Debtors, or the Liquidating Trust, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

I.            Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE IX
CERTAIN RISK FACTORS TO BE CONSIDERED PRIOR TO VOTING

THE PLAN AND ITS IMPLEMENTATION ARE SUBJECT TO CERTAIN RISKS, INCLUDING, BUT NOT LIMITED TO, THE RISK FACTORS SET FORTH BELOW. HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE ON THE PLAN SHOULD READ AND CAREFULLY CONSIDER THE RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THE PLAN AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH OR REFERRED TO OR INCORPORATED BY REFERENCE HEREIN, BEFORE DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.            The Plan May Not Be Accepted

The Debtors can make no assurances that the requisite acceptances of the Plan will be received. In the event that the Plan is accepted by creditors of one, but not the other creditors of the Debtors, the case(s) of the Debtor(s) not receiving requisite creditor acceptances may be converted to chapter 7 of the Bankruptcy Code, and Confirmation will be sought only with respect to the Debtor(s) for which requisite creditor acceptances were obtained.

B.            The Plan May Not Be Confirmed

Even if the Debtors receive the requisite acceptances, there is no assurance that the Bankruptcy Court, which may exercise substantial discretion as a court of equity, will confirm the Plan. Even if the Bankruptcy Court determined that the Combined Plan and Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for confirmation have not been met. Moreover, there can be no assurance that modifications to the Combined Plan and Disclosure Statement will not be required for Confirmation or that such modifications would not necessitate the re-solicitation of votes. If the Plan is not confirmed, the Plan will need to be revised and it is unclear whether a chapter 11 reorganization or liquidation of the Debtors’ assets could be implemented and what distribution the Holders of Allowed Claims would receive. If an alternative could not be agreed to, it is possible that the Debtors would have to liquidate their remaining assets in chapter 7, in which case it is likely that the Holders of Allowed Claims would receive less favorable treatment than they would receive under the Plan. There can be no assurance that the terms of any such alternative would be similar to or as favorable to the Debtors’ creditors as those proposed in the Plan.

C.            Some or All of the Chapter 11 Cases May Be Converted to Chapter 7

If the confirmation requirements of section 1129 of the Bankruptcy Code, or the condition precedent set forth in Article XIV.A hereof, are not satisfied with respect to one Debtor, then such Debtor’s case may be converted to chapter 7, while the Debtors seek confirmation of the Plan with respect to the remaining Debtors.

D.            Distributions to Holders of Allowed Claims Under the Plan May Be Inconsistent with Projections

Projected distributions are based upon good faith estimates of the total amount of Claims ultimately Allowed and the funds available for distribution. There can be no assurance that the estimated Claim amounts set forth in the Plan are correct. These estimated amounts are based on certain assumptions with respect to a variety of factors. Both the actual amount of Allowed Claims in a particular Class and the funds available for distribution to such Class may differ from the Debtors’ estimates. If the total amount of Allowed Claims in a Class is higher than the Debtors’ estimates, or the funds available for distribution to such Class are lower than the Debtors’ estimates, the percentage recovery to Holders of Allowed Claims in such Class will be less than projected.

E.            Objections to Classification of Claims

Section 1122 of the Bankruptcy Code requires that the Plan classify Claims and Interests. The Bankruptcy Code also provides that the Plan may place a Claim or Interest in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests of such Class. The Debtors believe that all Claims and Interests have been appropriately classified in the Plan. To the extent that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors would seek to (i) modify the Plan to provide for whatever classification might be required for Confirmation and (ii) use the acceptances received from any Holder of Claims pursuant to this solicitation for the purpose of obtaining the approval of the Class or Classes of which such Holder ultimately is deemed to be a member. Any such reclassification of Claims, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan requires resolicitation, the Debtors will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan by any Holder of Claims pursuant to this solicitation will constitute a consent to the Plan’s treatment of such Holder, regardless of the Class as to which such Holder is ultimately deemed to be a member. The Debtors believe that under the Bankruptcy Rules, they would be required to resolicit votes for or against the Plan only when a modification adversely affects the treatment of the Claim or Interest of any Holder.

The Bankruptcy Code also requires that the Plan provide the same treatment for each Claim or Interest of a particular Class unless the Holder of a particular Claim or Interest agrees to a less favorable treatment of its Claim or Interest. The Debtors believe that the Plan complies with the requirement of equal treatment. To the extent that the Bankruptcy Court finds that the Plan does not satisfy such requirement, the Bankruptcy Court could deny confirmation of the Plan. Issues or disputes relating to classification and/or treatment could result in a delay in the confirmation and consummation of the Plan and could increase the risk that the Plan will not be consummated.

F.            Failure to Consummate the Plan

The Plan provides for certain conditions that must be satisfied (or waived) prior to the Effective Date. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated.

G.            Plan Releases and/or Injunction Provisions May Not Be Approved

The Combined Plan and Disclosure Statement contains the Debtor Release, the Third-Party Release, the Exculpation Provision, and certain injunction language. Parties are urged to read these provisions carefully to understand how Confirmation and Consummation of the Plan will affect any Claim, interest, right, or action with regard to the Debtor and certain third parties.

THE COMBINED PLAN AND DISCLOSURE STATEMENT SHALL BIND ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS TO THE FULLEST EXTENT AUTHORIZED OR PROVIDED UNDER THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE AND ALL OTHER APPLICABLE LAW.

There can be no assurance that any of the Debtor Release, the Third-Party Release, the Exculpation Provision, and the injunction, as provided in Article XIII of the Plan, will be granted. If the Bankruptcy Court does not grant such relief, this may result in a plan of liquidation that differs from the Plan or the Plan not being confirmed.

H.            Reductions to Estimated Creditor Recoveries

The Allowed amount of Claims in any Class could be greater than projected, which, in turn, could cause the amount of distributions to creditors in such Class to be reduced substantially. The amount of cash realized from the liquidation of the Debtors’ remaining assets could be less than anticipated, which could cause the amount of distributions to creditors to be reduced substantially.

I.            Certain Tax Considerations

1.            Certain U.S. Federal Income Tax Consequences

The following discussion is a summary of certain material U.S. federal income tax consequences of the Combined Plan and Disclosure Statement to the Debtors and to certain holders (which solely for purposes of this discussion means the beneficial owner for U.S. federal income tax purposes) of Claims. The following summary does not address the U.S. federal income tax consequences to Holders of Claims or Interests not entitled to vote on the Plan. This summary is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury Regulations promulgated and proposed thereunder (the “Treasury Regulations”), judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. No legal opinions have been requested or obtained from counsel with respect to any of the tax aspects of the Combined Plan and Disclosure Statement and no rulings have been or will be requested from the Internal Revenue Service with respect to any of the issues discussed below. The discussion below is not binding upon the Internal Revenue Service or the courts. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a different position than any position discussed herein.

This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to certain Holders of Claims in light of their individual circumstances, nor does the discussion deal with tax issues with respect to Holders of Claims subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies; banks or other financial institutions; brokers, dealers, or traders in securities; real estate investment trusts; governmental authorities or agencies; tax-exempt organizations; retirement plans; individual retirement or other tax-deferred accounts; certain expatriates or former long-term residents of the United States; small business investment companies; regulated investment companies; S corporations, partnerships, or other pass-through entities for U.S. federal income tax purposes and their owners; persons whose functional currency is not the U.S. dollar; persons who use a mark-to-market method of accounting; persons required to report income on an applicable financial statement; persons holding Claims as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated transaction; and persons who are not U.S. Holders (as defined below)). Furthermore, this discussion assumes that a Holder of a Claim holds such claim as a “capital asset” within the meaning of section 1221 of the Internal Revenue Code (generally property held for investment). This discussion does not address any U.S. federal non-income (including estate or gift), state, local, or foreign taxation, alternative minimum tax, or the Medicare tax on certain net investment income.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Claim that is, for U.S. federal income tax purposes:

i.	an individual citizen or resident of the United States;

ii.	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

iii.	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

iv.	a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust or otherwise if the trust has a valid election in effect under current Treasury regulations to be treated as a United States person.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a Holder of Claims, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A Holder of a Claim that is a partnership and the partners in such partnership should consult their tax advisors with regard to the U.S. federal income tax consequences of the Combined Plan and Disclosure Statement.

THE FOLLOWING SUMMARY IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR INTEREST. EACH HOLDER OF A CLAIM IS URGED TO CONSULT WITH SUCH HOLDER’S TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE COMBINED PLAN AND DISCLOSURE STATEMENT.

(a)	Tax Consequences for U.S. Holders of Certain Claims

Generally, a Holder of a Claim should in most, but not all, circumstances recognize gain or loss on the Effective Date equal to the difference between the “amount realized” by such Holder in exchange for its Claim and such Holder’s adjusted tax basis in the Claim. The “amount realized” is equal to the sum of the cash and the fair market value of any other consideration received under the Plan in respect of a Holder’s Claim. The tax basis of a Holder in a Claim will generally be equal to the Holder’s cost therefor (subject to the below discussion regarding original issue discount (“OID”)). To the extent applicable, the character of any recognized gain or loss (e.g., ordinary income, or short-term or long-term capital gain or loss) will depend upon the status of the Holder, the nature of the Claim in the Holder’s hands, the purpose and circumstances of its acquisition, the Holder’s holding period of the Claim, and the extent to which the Holder previously claimed a deduction for the worthlessness of all or a portion of the Claim. Generally, if the Claim is a capital asset in the Holder’s hands, any gain or loss realized will generally be characterized as capital gain or loss, and will constitute long-term capital gain or loss if the Holder has held such Claim for more than one year.

A creditor who receives Cash in satisfaction of its Claims may recognize ordinary income or loss to the extent that any portion of such consideration is characterized as accrued interest or OID. A creditor who did not previously include in income accrued but unpaid interest attributable to its Claim, and who receives a distribution on account of its Claim pursuant to the Plan, will be treated as having received interest income to the extent that any consideration received is characterized for U.S. federal income tax purposes as interest, regardless of whether such creditor realizes an overall gain or loss as a result of surrendering its Claim. A creditor who previously included in its income accrued but unpaid interest attributable to its Claim should recognize an ordinary loss to the extent that such accrued but unpaid interest is not satisfied, regardless of whether such creditor realizes an overall gain or loss as a result of the distribution it may receive under the Plan on account of its Claim. Pursuant to Article XI.D of the Plan, distributions with respect to a Claim will be allocated first to the principal portion of such Claim (as determined for U.S. federal income tax purposes) and, thereafter, to the remaining portion of such Claim, if any. However, there is no assurance that such allocation would be respected by the IRS for U.S. federal income tax purposes.

Under the “market discount” provisions of the Internal Revenue Code, some or all of any gain realized by a U.S. Holder of a Claim who exchanges the Claim for an amount may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt instruments constituting the exchanged Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if its U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity). Any gain recognized by a U.S. Holder on the taxable disposition of Allowed Claims (determined as described above) that were acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Allowed Claims were considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued).

Under the Plan, a portion of the payment received by Holders of Allowed Claims may be attributable to accrued interest or OID on such Claims. Such amount should be taxable to that U.S. Holder as interest income if such accrued interest or OID has not been previously included in the Holder’s gross income for United States federal income tax purposes. Conversely, U.S. Holders of Claims may be able to recognize a deductible loss to the extent any accrued interest or OID on the Claims was previously included in the U.S. Holder’s gross income but was not paid in full by the Debtors. If the payment does not fully satisfy all principal and interest or OID on Allowed Claims, the extent to which payment will be attributable to accrued interest or OID is unclear. Whether the applicable Holder of such Claims will recognize a loss or any other tax treatment will depend upon facts and circumstances that are specific to the nature of the Holder and its Claims. Creditors should consult their own tax advisors.

(b)	Tax Consequences in Relation to the Liquidating Trust

As of the Effective Date, the Liquidating Trust will be established for the benefit of the Holders of certain Allowed Claims. The tax consequences of the Plan in relation to the Liquidating Trust and the Beneficiaries thereof are subject to uncertainties due to the complexity of the Plan and the lack of interpretative authority regarding certain changes in the tax law.

Allocations of taxable income of the Liquidating Trust (other than taxable income allocable to the Liquidating Trust’s claims reserves) among Holders of Claims will be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (were such cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all of its assets (valued at their tax book value) to the holders of the beneficial interests in the Liquidating Trust, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Liquidating Trust. Similarly, taxable loss of the Liquidating Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining trust assets.

The tax book value of the trust assets for this purpose will equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Internal Revenue Code, applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements. Uncertainties with regard to federal income tax consequences of the Plan may arise due to the inherent nature of estimates of value that will impact tax liability determinations.

Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt of an Internal Revenue Service private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee may (a) elect to treat any trust assets allocable to, or retained on account of, Disputed Claims (the “Trust Claims Reserve”) as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (b) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. Accordingly, any Trust Claims Reserve will be subject to tax annually on a separate entity basis on any net income earned with respect to the trust assets in such reserves, and all distributions from such reserves will be treated as received by Holders in respect of their Claims as if distributed by the Debtor. All parties (including, without limitation, the Debtors, the Liquidating Trustee, and the holders of beneficial interests in the Liquidating Trust) will be required to report for tax purposes consistently with the foregoing. The Trust Claims Reserve will be responsible for payment, out of the assets of the Trust Claims, of any taxes imposed on the Trust Claims or its assets. In the event, and to the extent, any Cash in the Trust Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets of such reserve (including any income that may arise upon the distribution of the assets in such reserve), assets of the Trust Claims Reserve may be sold to pay such taxes.

The Liquidating Trust is intended to qualify as a liquidating trust for federal income tax purposes. In general, a liquidating trust is not a separate taxable entity but rather is treated for federal income tax purposes as a “grantor” trust (i.e., a pass-through entity). The Internal Revenue Service, in Revenue Procedure 94–45, 1994.28 I.R.B. 124, set forth the general criteria for obtaining an Internal Revenue Service ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan. The Liquidating Trust has been structured with the intention of complying with such general criteria. Pursuant to the Plan and Liquidating Trust Agreement, and in conformity with Revenue Procedure 94-45, supra, all parties (including the Debtors, the Liquidating Trustee, and the holders of beneficial interests in the Liquidating Trust) are required to treat for federal income tax purposes, the Liquidating Trust as a grantor trust of which the Holders of the applicable Allowed Claims are the owners and grantors, and treat the holders of interests in the Liquidating Trust as the direct owners of an undivided interest in the Liquidating Trust Assets (other than any assets allocable to Disputed Claims), consistent with their economic interests therein. While the following discussion assumes that the Liquidating Trust would be so treated for federal income tax purposes, no ruling has been requested from the Internal Revenue Service concerning the tax status of the Liquidating Trust as a grantor trust. Accordingly, there can be no assurance that the Internal Revenue Service would not take a contrary position to the classification of the Liquidating Trust as a grantor trust. If the Internal Revenue Service were to successfully challenge such classification, the federal income tax consequences to the Liquidating Trust and the Beneficiaries thereof could materially vary from those discussed herein.

In general, each creditor who is a Beneficiary of the Liquidating Trust will recognize gain or loss on the Effective Date in an amount equal to the difference between (i) the “amount realized” by such Beneficiary in satisfaction of its applicable Allowed Claim, and (ii) such Beneficiary’s adjusted tax basis in such Claim. The “amount realized” by a Beneficiary will equal the sum of cash and the aggregate fair market value of the property received by such party pursuant to the Plan (such as a Beneficiary’s undivided beneficial interest in the assets transferred to the Liquidating Trust). Where gain or loss is recognized by a Beneficiary in respect of its Allowed Claim, the character of such gain or loss (i.e., long-term or short-term capital, or ordinary income) will be determined by a number of factors including the tax status of the party, whether the Claim constituted a capital asset in the hands of the party and how long it had been held, whether the Claim was originally issued at a discount or acquired at a market discount and whether and to what extent the party had previously claimed a bad debt deduction in respect of the Claim.

After the Effective Date, any amount that a creditor receives as a distribution from the Liquidating Trust in respect of its beneficial interest in the Liquidating Trust should not be included, for federal income tax purposes, in the party’s amount realized in respect of its Allowed Claim but should be separately treated as a distribution received in respect of such party’s beneficial interest in the Liquidating Trust.

In general, a Beneficiary’s aggregate tax basis in its undivided beneficial interest in the assets transferred to the Liquidating Trust will equal the fair market value of such undivided beneficial interest as of the Effective Date and the Beneficiary’s holding period in such assets will begin the day following the Effective Date. Distributions to any Beneficiary will be allocated first to the original principal portion of the Beneficiary’s Allowed Claim as determined for federal tax purposes, and then, to the extent the consideration exceeds such amount, to the remainder of such Claim. However, there is no assurance that the Internal Revenue Service will respect such allocation for federal income tax purposes.

For all federal income tax purposes, all parties (including the Debtors, the Liquidating Trustee, and the holders of beneficial interests in the Liquidating Trust) will treat the transfer of assets to the Liquidating Trust, in accordance with the terms of the Plan and Liquidating Trust Agreement, as a transfer of those assets directly to the Holders of the applicable Allowed Claims followed by the transfer of such assets by such Holders to the Liquidating Trust. Consistent therewith, all parties will treat the Liquidating Trust as a grantor trust of which such Holders are to be owners and grantors. Thus, such Holders (and any subsequent holders of interests in the Liquidating Trust) will be treated as the direct owners of an undivided beneficial interest in the assets of the Liquidating Trust for all federal income tax purposes. Accordingly, each holder of a beneficial interest in the Liquidating Trust will be required to report on its federal income tax return(s) the holder’s allocable share of all income, gain, loss, deduction or credit recognized or incurred by the Liquidating Trust.

The Liquidating Trust’s taxable income will be allocated to the holders of beneficial interests in the Liquidating Trust in accordance with each such holder’s pro rata share pursuant to Article V of the Plan. The character of items of income, deduction and credit to any holder and the ability of such holder to benefit from any deductions or losses may depend on the particular situation of such holder.

The federal income tax reporting obligation of a holder of a beneficial interest in the Liquidating Trust is not dependent upon the Liquidating Trust distributing any cash or other proceeds. Therefore, a holder of a beneficial interest in the Liquidating Trust may incur a federal income tax liability regardless of the fact that the Liquidating Trust has not made, or will not make, any concurrent or subsequent distributions to the holder. If a holder incurs a federal tax liability but does not receive distributions commensurate with the taxable income allocated to it in respect of its beneficial interests in the Liquidating Trust it holds, the holder may be allowed a subsequent or offsetting loss. In general, other than in respect of Cash retained on account of Disputed Claims and distributions resulting from undeliverable distributions (the subsequent distribution of which still relates to a holder’s Claim), a distribution of Cash by the Liquidating Trust will not be separately taxable to a holder of interests in the Liquidating Trust since the beneficiary is already regarded for U.S. federal income tax purposes as owning the underlying assets (and was taxed at the time the Cash was earned or received by the Liquidating Trust). Holders are urged to consult their tax advisors regarding the appropriate U.S. federal income tax treatment of any subsequent distributions of Cash originally retained by the Liquidating Trust on account of Disputed Claims.

The Liquidating Trustee will file with the Internal Revenue Service returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulations section 1.671-4(a). The Liquidating Trust will also send to each holder of a beneficial interest in the Liquidating Trust a separate statement setting forth the holder’s share of items of income, gain, loss, deduction or credit and will instruct the holder to report such items on its federal income tax return.

Events subsequent to the date of this Disclosure Statement, such as the enactment of additional tax legislation, could also change the federal income tax consequences of the Plan and the transactions contemplated thereunder.

(c)	Information Reporting and Withholding

In connection with the Combined Plan and Disclosure Statement, the Debtors and the Liquidating Trustee will comply with all applicable withholding and information reporting requirements imposed by U.S. federal, state, local, and foreign taxing authorities, and all Distributions under the Plan will be subject to those withholding and information reporting requirements. Holders of Claims may be required to provide certain tax information as a condition to receiving Distributions pursuant to the Plan. In the case of any non-U.S. Holders, the Liquidating Trustee may be required to withhold up to 30% of the income or proceeds allocable to such persons, depending on the circumstances (including whether the type of income is subject to a lower treaty rate or is otherwise excluded from withholding). As indicated above, the foregoing discussion of the U.S. federal income tax consequences of the Plan does not generally address the consequences to non-U.S. Holders. Accordingly, such holders should consult their tax advisors with respect to the U.S. federal income tax consequences of the Plan, including owning an interest in the Liquidating Trust.

In general, information reporting requirements may apply to Distributions pursuant to the Plan. Additionally, under the backup withholding rules, a Holder may be subject to backup withholding with respect to Distributions made pursuant to the Plan, unless a U.S. Holder provides the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, and may entitle a U.S. Holder to a refund; provided, that the required information is timely furnished to the Internal Revenue Service.

In addition, from an information reporting perspective, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders of Claims or Interests are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Combined Plan and Disclosure Statement would be subject to these regulations and require disclosure on the Holder’s tax returns.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE COMBINED PLAN AND DISCLOSURE STATEMENT ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM OR INTEREST IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES. EACH HOLDER OF A CLAIM OR INTEREST IS URGED TO CONSULT WITH SUCH HOLDER’S TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE COMBINED PLAN AND DISCLOSURE STATEMENT.

ARTICLE X
THE LIQUIDATING TRUST AND THE LIQUIDATING TRUSTEE

A.            Liquidating Trust Criteria

On the Effective Date, the Liquidating Trust will be established and become effective for the benefit of the Beneficiaries. The Liquidating Trust Agreement shall (i) be in form and substance consistent in all respects with this Plan and satisfactory to the Debtors and the Committee, and (ii) contain customary provisions for trust agreements utilized in comparable circumstances, including any and all provisions necessary to ensure continued treatment of the Liquidating Trust as a grantor trust and the Beneficiaries as the grantors and owners thereof for federal income tax purposes. All relevant parties will take all actions necessary to cause title to the Liquidating Trust Assets to be transferred to the Liquidating Trust. The powers, authority, responsibilities, and duties of the Liquidating Trust and the Liquidating Trustee are set forth in and will be governed by the Liquidating Trust Agreement, the Plan, and the Confirmation Order.

B.            Purpose of the Liquidating Trust

The Liquidating Trust will be established for the primary purpose of liquidating its assets; pursuing the Retained Causes of Action; reconciling and objecting to Claims; and making distributions to Beneficiaries in accordance with Treas. Reg. § 301.7701-4(d), Revenue Procedure 94–45, 1994.28 I.R.B. 124, the Plan (including Article IV.B.1 hereof), Confirmation Order, and the Liquidating Trust Agreement, with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust.

The Debtors believe that establishing the Liquidating Trust pursuant to the Plan is in the best interests of the Debtors’ Estates and their stakeholders. The Liquidating Trust provides a mechanism by which potential recoveries for Beneficiaries can be preserved for investigation and prosecution by the Liquidating Trustee, without the burdensome administrative cost of continuing the Chapter 11 Cases. Allowing the Liquidating Trustee to pursue the Retained Causes of Action provides the best chance for Beneficiaries to receive a recovery on their Allowed Claims.

Further, to continue the Chapter 11 Cases or convert these cases to chapter 7 would result in greater administrative and professional fees and expenses that would likely decrease, if not erase, any recovery that Beneficiaries may receive from the prosecution of the Retained Causes of Action. Moreover, a chapter 7 trustee may not have the necessary funding to cover its costs and expenses in connection with any chapter 7 proceedings.

C.            The Liquidating Trust Assets

As detailed herein, the Liquidating Trust Assets include: (a) the Liquidating Trust Cash Funding; (b) all Retained Causes of Action; (c) the Debtors’ rights under the Purchase Agreement; and (d) all other assets of the Debtors or of the Estates existing on the Effective Date, excluding, in each case, Cash held in the Professional Fee Escrow Account. The scope of each of these categories of assets is discussed seriatim.

1.            Cash as of the Effective Date

First, pursuant to the Purchase Agreement, and as approved pursuant to the Sale Order, the Buyer purchased all of the Debtors’ cash, subject to certain cash amounts that the Buyer has agreed to leave behind to fund the wind down of the Debtors’ Estates. See Purchase Agreement, § 2.03(c). From cash left behind at the Sale closing, the Debtors estimate they will be able to initially fund the Liquidating Trust on the Effective Date with approximately $1,500,000. The Liquidating Trust Agreement will also grant authority to the Liquidating Trustee to raise additional financing to investigate and prosecute the Retained Causes of Action and to otherwise administer his duties under the Liquidating Trust Agreement.

2.            Retained Causes of Action

Second, pursuant to the Purchase Agreement, and as approved pursuant to the Sale Order, the Buyer purchased all legal causes of action, claims, rights, counterclaims, defenses, or assertions held by the Debtors, except for certain causes of action that were retained by the Debtors’ Estates (i.e., the Retained Causes of Action).

The Retained Causes of Action to be contributed to the Liquidating Trust include, among other things, all Causes of Action held by any Debtor or its Estates as of the Effective Date against the Non-Released Company Parties and all rights of any nature with respect thereto, but, in each case, limited to the proceeds and recoveries from the Debtors’ D&O Insurance Policies. The Retained Causes of Action are therefore being preserved and contributed by the Debtors to the Liquidating Trust so that these Causes of Action may be investigated and prosecuted, if possible, by the Liquidating Trustee with any recoveries resulting therefrom to be distributed to the Beneficiaries of the Liquidating Trust. For the avoidance of doubt, the Retained Causes of Action do not include any Causes of Action that constituted Purchased Assets under, and as defined in, the Purchase Agreement, including Causes of Action against Transferred Employees (as defined in the Purchase Agreement).

3.            Rights Pursuant to the Purchase Agreement

Third, the Debtors will transfer all of the Debtors’ rights pursuant to the Purchase Agreement to the Liquidating Trust. This includes the transfer of the Debtors’ rights to enforce the Purchase Agreement and seek remedy for, among other things, breach of contract, as applicable.

4.            Remaining Assets as of the Effective Date

Lastly, except as set forth herein, the Debtors will transfer all remaining assets in their possession as of the Effective Date to the Liquidating Trust. This includes all Excluded Assets (as defined in the Purchase Agreement), such as personnel files or records and certain corporate books and records of the Debtors. In addition, pursuant to section 6.01 of the Purchase Agreement, the Liquidating Trust will have access to all documents, books, and records sold to the Buyer that are necessary to, among other things, investigate and prosecute the Retained Causes of Action.9

The Liquidating Trustee will also review whether any insurance policies held by the Debtors or the Post-Effective Date Debtors, as applicable, provide a source of recovery to Beneficiaries of the Liquidating Trust, including whether any such insurance policies cover the Retained Causes of Action.

Notwithstanding the foregoing, and for the avoidance of doubt, the Liquidating Trust Assets shall not include Cash held in the Professional Fee Escrow Account.

D.            Beneficiaries of the Liquidating Trust

The Beneficiaries of the Liquidating Trust are the Holders of Unsecured Claims (Class 4).

E.            Distribution of the Liquidating Trust Assets

The Liquidating Trust Assets, including any recovery from the prosecution of the Retained Causes of Action, if any, will be distributed in accordance with the Plan, the Confirmation Order, and the Bankruptcy Code. As set forth in Article IV.B.1 hereof, following the Distribution Trigger Event, all subsequent distributions from the Liquidating Trust shall be paid Pro Rata to the Professionals until all Allowed Professional Fee Claims have been paid in full in Cash; provided that, to the extent (i) the Distribution Trigger Event does not occur or (ii) following liquidation of the Liquidating Trust Assets, there are not sufficient funds to pay all Allowed Professional Fee Claims, all then-outstanding and unpaid Allowed Professional Fee Claims shall be waived in full.

[9]	See Purchase Agreement, § 6.01 (“For a period of three (3) years following the Closing Date, Buyer shall provide to Sellers and their respective Affiliates and representatives (after reasonable advance notice and during regular business hours and in a manner that does not materially interfere with the normal operations of Buyer or the Business) reasonable access to, including the right to make copies of, all books and records included in and otherwise related to the Purchased Assets, to the extent necessary to permit Sellers to determine any matter relating to their respective rights and obligations hereunder or to any Pre-Closing Tax Period (for example, for purposes of preparing any Tax Return or conducting a Tax or accounting audit or any claim or litigation matter) or otherwise related to the Excluded Assets, for periods prior to the Closing and shall preserve such books and records until the latest of (a) the retention period required by applicable Law, (b) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases and (c) in the case of books and records relating to Taxes, three (3) years following the Closing Date. Such access shall include access to any information in electronic form to the extent reasonably available. Unless otherwise consented to in writing by Sellers (such consent not to be unreasonably withheld, conditioned or delayed), Buyer will not, for a period of three (3) years following the Closing Date, destroy, alter or otherwise dispose of any such books and records, without first offering to surrender to Sellers such books and records or any portion thereof that Buyer may intend to destroy, alter or dispose of; provided, that nothing in this Agreement shall require Buyer to suspend any document preservation policies relating to the retention of electronic data maintained in the ordinary course of business.”).

1.            Unsecured Claims Distribution Proceeds

Except as set forth in Article IV.B.1 hereof, the Liquidating Trust Assets and any proceeds thereof will be distributed to the Holders of Class 4 Unsecured Claims on account of their Unsecured Claims against the Debtors, to the extent Allowed. Holders of Unsecured Claims will share pari passu with all other Holders of Unsecured Claims in Class 4.

Distributions, if any, to Holders on account of the Senior Unsecured Notes Claim shall be made to or at the direction of the Senior Unsecured Notes Trustee, which shall act as disbursing agent for distributions to Holders on account of the Senior Unsecured Notes Claim at the sole expense of Holders under the charging lien in the Senior Unsecured Notes Indenture. If the Senior Unsecured Notes Trustee chooses to direct distributions to Holders on account of the Senior Unsecured Notes Claim, the charging lien under the Senior Unsecured Notes Indenture shall attach to the distributions to Holders in the same manner as if those distributions were made through the Senior Unsecured Notes Trustee. The Senior Unsecured Notes Trustee may establish its own record date for distributions and shall transfer or direct the transfer of such distributions through DTC. The Senior Unsecured Notes Trustee shall not be required to provide indemnification or other security to DTC in connection with any distributions through the facilities of DTC to Holders on account of the Senior Unsecured Notes Claim. The Senior Unsecured Notes Trustee shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

2.            Estimated Recoveries for Beneficiaries of the Liquidating Trust

As detailed herein, the projected recoveries for the Beneficiaries range from 0-2%. The Debtors have provided this estimated range because it would be mere speculation to assess any value to the Retained Causes of Action and any potential recovery therefrom for Beneficiaries. Recoveries for Beneficiaries will depend significantly on the value of the Liquidating Trust Assets, including the Retained Causes of Action. This value is not reasonably calculable at this time and will depend on, among other things, the viability of any such Retained Causes of Action, the creditworthiness of any defendants of such Retained Causes of Action, and the cost to investigate and bring causes of action on behalf of the Liquidating Trust.

F.            Transfer of Assets to the Liquidating Trust

The Debtors and the Liquidating Trustee will establish the Liquidating Trust on behalf of the Beneficiaries pursuant to the Liquidating Trust Agreement, with the Beneficiaries to be treated as the grantors and deemed owners of the Liquidating Trust Assets. The Debtors will irrevocably transfer, assign, and deliver to the Liquidating Trust, on behalf of the Beneficiaries, all of their rights, title, and interests in the Liquidating Trust Assets, notwithstanding any prohibition on assignment under non-bankruptcy law. The Liquidating Trust will accept and hold the Liquidating Trust Assets in the Liquidating Trust for the benefit of the Beneficiaries, subject to the Plan and the Liquidating Trust Agreement.

On the Effective Date, all Liquidating Trust Assets will vest and be deemed to vest in the Liquidating Trust in accordance with section 1141 of the Bankruptcy Code; provided, that the Liquidating Trust, with the consent of the Liquidating Trustee, may abandon or otherwise not accept any Liquidating Trust Assets that the Liquidating Trustee believes, in good faith, have no value to the Liquidating Trust. Any Assets the Liquidating Trust so abandons or otherwise does not accept shall not vest in the Liquidating Trust. As of the Effective Date, all Liquidating Trust Assets vested in the Liquidating Trust shall be free and clear of all Liens, Claims, and Interests except as otherwise specifically provided in the Plan or in the Confirmation Order. Upon the transfer by the Debtors of the Liquidating Trust Assets to the Liquidating Trust or abandonment of Liquidating Trust Assets by the Liquidating Trust, the Debtors will have no reversionary or further interest in or with respect to any Liquidating Trust Assets or the Liquidating Trust. Notwithstanding anything herein to the contrary, the Liquidating Trust and the Liquidating Trustee shall be deemed to be fully bound by the terms of the Plan and the Confirmation Order.

Upon the occurrence of the Effective Date, the Debtors’ remaining books and records that were not sold pursuant to the Purchase Agreement shall be transferred to the Liquidating Trust, which shall continue to preserve all financial books and records, emails, and other financial documents relating to the Debtors’ business that are currently in the Debtors’ possession. The Liquidating Trust shall not destroy or otherwise abandon any such documents or records without seeking further authorization from the Bankruptcy Court.  Nothing in the Plan or the Confirmation Order shall affect the obligations of the pre-Effective Date Debtors, the Liquidating Trust, and/or any transferee or custodian to maintain all books and records that are subject to any governmental subpoena, document preservation letter, or other investigative request from a governmental agency.

For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Debtors shall not transfer or be deemed to have transferred to the Liquidating Trust any claims or Causes of Action (1) released pursuant to Article XIII.B and/or Article XIII.C hereof to the extent of any such release or (2) exculpated pursuant to Article XIII.D hereof to the extent of any such exculpation.

G.            Interests in the Liquidating Trust Assets

Each Beneficiary shall have a beneficial interest in the Liquidating Trust Assets as provided for in Article V.B.

H.            Appointment of the Liquidating Trustee

The identity of the Liquidating Trustee shall be disclosed in the Plan Supplement.

I.            Rights and Powers of the Debtors and the Liquidating Trustee

1.            Powers of the Debtors and the Liquidating Trustee

All distributions under the Plan shall be made on the Effective Date by the Debtors or thereafter by the Liquidating Trustee or its designees. After the Effective Date, the Liquidating Trustee shall have the right to object to, allow, or otherwise resolve any Claim.

The Debtors and the Liquidating Trustee, as applicable, shall not be required to give any bond or surety or other security for the performance of their respective duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Bankruptcy Court requires the Debtors or the Liquidating Trust, as applicable, to post a bond or surety, all costs and expenses of procuring any such bond or surety shall be paid for with Cash from the Liquidating Trust.

2.            Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the fees and expenses incurred by the Liquidating Trustee on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including attorney fees and expenses) made by the Liquidating Trustee shall be paid in Cash from the Liquidating Trust Assets without any further notice to or action, order, or approval of the Bankruptcy Court.

J.            Tax Treatment of the Liquidating Trust

For all federal income tax purposes, the Beneficiaries of the Liquidating Trust will be treated as grantors and owners thereof and it is intended that the Liquidating Trust be classified as a Liquidating Trust under 26 C.F.R. § 301.7701–4 and that the Liquidating Trust is owned by the Beneficiaries. Accordingly, for federal income tax purposes, it is intended that the Beneficiaries be treated as if they had received a distribution of an undivided interest in the Liquidating Trust Assets and then contributed such interests to the Liquidating Trust. Accordingly, the Liquidating Trust will, in an expeditious but orderly manner, liquidate and convert to Cash the Liquidating Trust Assets, make timely distributions to the Beneficiaries pursuant to the Plan, and not unduly prolong the Liquidating Trust’s duration. The Liquidating Trust is intended to satisfy the requirements under Revenue Procedure 94-45, 1994-2 C.B. 684 and thus to qualify as a “grantor trust” for federal income tax purposes with the Beneficiaries treated as grantors and owners of the trust.

The Liquidating Trustee shall file returns for the Liquidating Trust, except with respect to the Disputed Claims Reserve, as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a) and in accordance with the Plan. The Liquidating Trustee will pay all taxes imposed on the Liquidating Trust (including any taxes imposed on the portion of the Liquidating Trust treated as a “disputed ownership fund”) from Liquidating Trust Assets (although any taxes imposed on any Disputed Claims Reserve will be paid out of such Disputed Claims Reserve and not out of general assets held by the Liquidating Trust). The Liquidating Trust’s taxable income, gain, loss, deduction or credit will be allocated to each holder in accordance with their relative beneficial interests in the Liquidating Trust.

The Liquidating Trustee may, at the Liquidating Trustee’s sole discretion, file a tax election to treat any Disputed Claims Reserve as a “Disputed Ownership Fund” as described in Treasury Regulation § 1.468B-9 or other taxable entity rather than as a part of the Liquidating Trust for federal income tax purposes. If such election is made, all parties, including the Debtors, the Liquidating Trustee, and any Liquidating Trust Beneficiaries, shall report consistently for U.S. federal, state, and local income tax purposes, and the Liquidating Trust shall comply with all tax reporting and tax compliance requirements applicable to the Disputed Ownership Fund or other taxable entity, including, but not limited to, the filing of separate income tax returns for the Disputed Ownership Fund or other taxable entity and the payment of any federal, state or local income tax due.

As soon as possible after the Effective Date, the Liquidating Trustee shall make a good faith valuation of assets of the Liquidating Trust, and such valuation shall be used consistently by all parties for all federal income tax purposes. The Liquidating Trustee also shall file (or cause to be filed) any other statements, returns, or disclosures relating to the Liquidating Trust that are required by any Governmental Unit for taxing purposes.

The Liquidating Trustee shall file all income tax returns with respect to any income attributable to the Disputed Claims Reserve and shall pay the federal, state and local income taxes attributable to the Disputed Claims Reserve, based on the items of income, deduction, credit or loss allocable thereto. The Liquidating Trust may request an expedited determination of Taxes of the Debtors or of the Liquidating Trust, including the Disputed Claims Reserve, under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Debtors and the Liquidating Trust for all taxable periods through the dissolution of the Liquidating Trust.

The Liquidating Trustee shall be responsible for filing all federal, state, local and foreign tax returns for the Debtors and the Liquidating Trust. Notwithstanding any rule, law, statute, or organizational document of the Debtors or the Post-Effective Date Debtors to the contrary, the Debtors, the Liquidating Trustee, or any designee of either of the foregoing, shall be deemed the attorney-in-fact for any party required to execute any federal, state, local and foreign tax returns on behalf of the Debtors or the Liquidating Trust. The Liquidating Trust shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions made by the Liquidating Trust shall be subject to any such withholding and reporting requirements.

K.            Distribution and Withholding

Notwithstanding anything in the Plan to the contrary, the Liquidating Trustee will make, or cause to be made, all distributions under the Plan and the Liquidating Trust Agreement other than (a) those distributions made by the Debtors on the Effective Date and (b) distributions from the Professional Fee Escrow in accordance with this Plan.

The Liquidating Trust may withhold from amounts distributable to any Entity any and all amounts, determined in the Liquidating Trustee’s sole discretion, required by the Plan, or applicable law, regulation, rule, ruling, directive, or other governmental requirement.

L.            Insurance

The Liquidating Trustee may maintain customary insurance coverage for the protection of the Liquidating Trustee and professionals retained by the Liquidating Trust on and after the Effective Date. The cost of such insurance shall be deemed a trust administrative expense.

M.            Other Rights and Remedies

In addition to the Liquidating Trustee’s rights and duties with respect to the Liquidating Trust, on and after the Effective Date, the Liquidating Trustee will be authorized to implement the Plan and any applicable orders of the Bankruptcy Court.

On the Effective Date, the Liquidating Trust shall: (1) take possession of all books, records, and files of the Debtors and their Estates, in all forms including electronic and hard copy, other than the Debtors’ professionals’ work product and other documents; and (2) provide for the retention and storage of such books, records, and files until such time as the Liquidating Trust determines, in accordance with the Liquidating Trust Agreement, that retention of same is no longer necessary or required. Any and all rights to conduct investigations with respect to Retained Causes of Action or claims not released by the Debtors and to assert such Retained Causes of Action shall vest with the Liquidating Trust and shall continue until dissolution of the Liquidating Trust and the Liquidating Trust shall be deemed a successor in interest to the Debtors will all requisite standing and authority to pursue such rights, including the Retained Causes of Action, as if neither the Confirmation Date nor the Effective Date had occurred. The filing of the final monthly report (for the month in which the Effective Date occurs) and all subsequent quarterly reports shall be the responsibility of the Liquidating Trustee.

N.            Secured Claims Reserve

On the Effective Date, the Debtors or the Liquidating Trustee shall establish the Secured Claims Reserve by depositing Cash of the Debtors in the amount necessary to pay all anticipated Allowed Secured Tax Claims and Allowed Other Secured Claims. The Secured Claims Reserve shall be used to pay Allowed Secured Tax Claims and Allowed Other Secured Claims. If all or any portion of a Secured Tax Claim or Other Secured Claim shall become a Disallowed Claim, or is reclassified as an Unsecured Claim, then the amount on deposit in the Secured Claims Reserve attributable to such surplus or such Disallowed Claim or reclassified Claim, including the interest that has accrued on said amount while on deposit in the Secured Claims Reserve, shall remain in the Secured Claims Reserve to the extent that the Liquidating Trustee determines necessary to ensure that the Cash remaining in the Secured Claims Reserve is sufficient to ensure that Allowed Secured Tax Claims and Allowed Other Secured Claims will be paid in accordance with the Plan. Any amounts remaining in the Secured Claims Reserve after payment of all Allowed Secured Tax Claims and Allowed Other Secured Claims shall be transferred to the Liquidating Trustee to be distributed pursuant to the Liquidating Trust Agreement.

O.            Administrative Claims Reserve

On the Effective Date, the Debtors or the Liquidating Trustee shall establish the Administrative Claims Reserve by depositing Cash of the Debtors in the amount necessary to pay all anticipated Allowed Administrative Claims. The Administrative Claims Reserve shall be used to pay Allowed Administrative Claims. If all or any portion of an Administrative Claim shall become a Disallowed Claim, or is reclassified as an Unsecured Claim, then the amount on deposit in the Administrative Claims Reserve attributable to such surplus or such Disallowed Claim or reclassified Claim, including the interest that has accrued on said amount while on deposit in the Administrative Claims Reserve, shall remain in the Administrative Claims Reserve to the extent that the Liquidating Trustee determines necessary to ensure that the Cash remaining in the Administrative Claims Reserve is sufficient to ensure that Allowed Administrative Claims will be paid in accordance with the Plan. Any amounts remaining in the Administrative Claims Reserve after payment of all Allowed Administrative Claims shall be transferred to the Liquidating Trustee to be distributed pursuant to the Liquidating Trust Agreement.

P.            Priority Claims Reserve

On the Effective Date, the Debtors or the Liquidating Trustee shall establish the Priority Claims Reserve by depositing Cash of the Debtors in the amount necessary to pay all anticipated Allowed Priority Tax Claims and Allowed Other Priority Claims. The Priority Claims Reserve shall be used to pay Allowed Priority Tax Claims and Allowed Other Priority Claims. If all or any portion of a Priority Tax Claim or Other Priority Claim shall become a Disallowed Claim, or is reclassified as an Unsecured Claim, then the amount on deposit in the Priority Claims Reserve attributable to such surplus or such Disallowed Claim or reclassified Claim, including the interest that has accrued on said amount while on deposit in the Priority Claims Reserve, shall remain in the Priority Claims Reserve to the extent that the Liquidating Trustee determines necessary to ensure that the Cash remaining in the Priority Claims Reserve is sufficient to ensure that Allowed Priority Tax Claims and Allowed Other Priority Claims will be paid in accordance with the Plan. Any amounts remaining in the Priority Claims Reserve after payment of all Allowed Priority Tax Claims and Allowed Other Priority Claims shall be transferred to the Liquidating Trustee to be distributed pursuant to the Liquidating Trust Agreement.

Q.            Disputed Claims Reserve

The Liquidating Trustee may maintain, in accordance with the Liquidating Trustee’s powers and responsibilities under the Plan and the Liquidating Trust Agreement, a Disputed Claims Reserve. The Liquidating Trustee may, in its reasonable discretion, distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein and in the Liquidating Trust Agreement, as Disputed Claims are resolved pursuant to Article XII hereof, and such amounts may be distributed on account of such Disputed Claims as if such Disputed Claims were Allowed Claims as of the Effective Date.

The Liquidating Trust will pay taxes on the taxable net income or gain allocable to Holders of Disputed Claims on behalf of such Holders. In the event, and to the extent, any Cash retained on account of Disputed Claims in the Disputed Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed Claims, such taxes shall be (a) reimbursed from any subsequent Cash amounts retained on account of Disputed Claims, or (b) to the extent such Disputed Claims have subsequently been resolved, deducted from any amounts distributable by the Liquidating Trust as a result of the resolutions of such Disputed Claims.

R.            Attribution of Income

Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the issuance of applicable Treasury Regulations, the receipt by the Liquidating Trustee of a private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Liquidating Trustee), allocations of taxable income of the Liquidating Trust (other than taxable income allocable to the Liquidating Trust’s claims reserves) among Holders of Claims will be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (were such cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all of its assets (valued at their tax book value) to the holders of the beneficial interests in the Liquidating Trust, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Liquidating Trust. Similarly, taxable loss of the Liquidating Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a hypothetical liquidation distribution of the remaining Liquidating Trust Assets. The tax book value of the Liquidating Trust Assets for purpose of this paragraph shall equal their fair market value on the date the Liquidating Trust Assets are transferred to the Liquidating Trust, adjusted in accordance with tax accounting principles prescribed by the Internal Revenue Code, the applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

S.            Current Basis

All income of the Liquidating Trust will be subject to tax on a current basis.

T.            Tax Identification Numbers

The Liquidating Trustee may require any Beneficiary to furnish to the Liquidating Trustee its Employer or Taxpayer Identification Number as assigned by the Internal Revenue Service or certify to the Liquidating Trustee’s satisfaction that distributions to the Beneficiary are exempt from backup withholding. The Liquidating Trustee may condition any distribution to any Beneficiary upon receipt of such identification number. If after reasonable inquiry, any Beneficiary fails to provide such identification number to the Liquidating Trustee, the Liquidating Trustee shall deem such Beneficiary’s Claim as Disallowed and no distribution shall be made on account of such Beneficiary’s Claim.

U.            Wind Down

In addition to the Liquidating Trustee’s rights and duties with respect to the Liquidating Trust, on and after the Effective Date, the Liquidating Trustee will be authorized to implement the Plan and any applicable orders of the Bankruptcy Court, and the Liquidating Trustee shall have the power and authority to take any action necessary to wind down and dissolve the Debtors’ Estates.

As soon as practicable after the Effective Date, the Liquidating Trustee shall: (1) in the Liquidating Trustee’s reasonable discretion, complete and file all final or otherwise required federal, state, and local tax returns for the Debtors, and pursuant to section 505(b) of the Bankruptcy Code, may request an expedited determination of any unpaid tax liability of each Debtor or its Estate for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws; and (2) take such other actions as the Liquidating Trustee may determine to be necessary or desirable to carry out the purposes of the Plan. From and after the Effective Date, the Post-Effective Date Debtors (a) for all purposes shall be deemed to have withdrawn their business operations from any state in which they were previously conducting, or are registered or licensed to conduct, their business operations, and (b) shall not be liable in any manner to any taxing authority for franchise, business, license, or similar taxes accruing on or after the Effective Date. In addition, (i) the Debtors shall be deemed to have canceled all Interests (other than Intercompany Interests) pursuant to this Plan, and (ii) the new fiscal year end of the Debtors shall be deemed to be the Effective Date. For the avoidance of doubt, (x) the dissolution of the Post-Effective Date Debtors shall not have any effect, in any manner, on the Retained Causes of Action that the Liquidating Trustee may assert in accordance with the Plan and the Liquidating Trust Agreement and (y) notwithstanding each of the Post-Effective Date Debtors’ dissolution, the Post-Effective Date Debtors shall be deemed to remain intact solely with respect to the preparation, filing, review, and resolution of applications for Professional Fee Claims.

V.            Termination of the Liquidating Trust and Liquidating Trustee

The Liquidating Trustee shall be discharged and the Liquidating Trust shall be terminated, at such time as (1) all Disputed Claims have been resolved, (2) all of the Liquidating Trust Assets have been liquidated, (3) all duties and obligations of the Liquidating Trustee hereunder have been fulfilled, (4) all distributions required to be made by the Liquidating Trust under the Plan and the Liquidating Trust Agreement have been made, and (5) the Chapter 11 Cases of the Debtors have been closed, but in no event shall the Liquidating Trust be dissolved later than five (5) years from the Effective Date unless the Bankruptcy Court, upon motion by the Liquidating Trustee within the six-month period prior to the fifth anniversary (or the end of any extension period approved by the Bankruptcy Court), determines that a fixed period extension (not to exceed three (3) years, together with any prior extensions, without a favorable letter ruling from the Internal Revenue Service or an opinion of counsel satisfactory to the Liquidating Trustee that any further extension would not adversely affect the status of the Liquidating Trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the liquidation, recovery and distribution of the Liquidating Trust Assets.

The duties, responsibilities, and powers of the Liquidating Trustee will terminate in accordance with the terms of the Liquidating Trust Agreement.

W.           Transfer of Beneficial Interests

Notwithstanding anything to the contrary in the Plan, beneficial interests in the Liquidating Trust shall not be transferrable except upon death of the interest holder or by operation of law.

ARTICLE XI
PROVISIONS GOVERNING DISTRIBUTIONS

A.            Timing and Calculation of Amounts to Be Distributed

Each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class from the Debtors or the Liquidating Trustee, on behalf of the Debtors or the Liquidating Trust, as applicable. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, in which case such payment shall be deemed to have occurred when due. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article XII. Notwithstanding anything to the contrary in the Plan, no Holder of an Allowed Claim shall, on account of such Allowed Claim, receive a distribution in excess of the Allowed amount of such Claim plus any interest accruing on such Claim that is actually payable in accordance with the Plan.

B.            Delivery of Distributions and Undeliverable, Unclaimed, of Forfeited Distributions

1.            Record Date for Distribution

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.

2.            Delivery of Distributions

Except as otherwise provided herein, the Debtors or the Liquidating Trustee, as applicable, shall make distributions to Holders of Allowed Claims and Allowed Interests on or after the Effective Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, that the manner of such distributions shall be determined at the discretion of the Liquidating Trustee; provided, further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.

Except as otherwise provided herein, all distributions to Holders of Senior Unsecured Notes Claims shall be deemed completed in respect of each of the Debtors, the Post-Effective Date Debtors, the Liquidating Trust, and the Liquidating Trustee when made to the Senior Unsecured Notes Trustee. Thereafter, and as applicable, (a) the Senior Unsecured Notes Trustee shall hold or direct such distributions for the benefit of Holders of Senior Unsecured Notes Claims and (b), as soon as practicable in accordance with the requirements set forth in this Article XI, the Senior Unsecured Notes Trustee shall arrange to deliver such distributions to or on behalf of such Holders, subject, in each case, to any charging lien of the Senior Unsecured Notes Trustee.

3.            Payments and Distributions on Disputed Claims

Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall, in the Liquidating Trustee’s reasonable discretion, be deemed to have been made by the Liquidating Trustee on the Effective Date, unless the Liquidating Trustee and the applicable Holder of such Claim agree otherwise.

4.            Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the Debtors or the Liquidating Trustee, as applicable, on the one hand, and the Holder of a Disputed Claim or Interest, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim or Interests, other than with respect to Professional Claims, until all Disputed Claims or Interests held by the Holder of such Disputed Claim have become Allowed Claims or have otherwise been resolved by settlement or Final Order.

5.            Fractional Cents

Notwithstanding anything in the Plan to the contrary, no payment of fractional cents shall be made pursuant to the Plan. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the actual distribution made shall reflect a rounding of such fraction to the nearest whole penny (up or down), with half cents or more being rounded up and fractions less than half of a cent being rounded down.

6.            Minimum Distributions

Notwithstanding anything to the contrary contained in the Plan, the Liquidating Trustee shall not be required to distribute, and shall not distribute, Cash or other property to the Holder of any Allowed Claim if the amount of Cash or other property to be distributed on account of such Claim is less than $100. Any Holder of an Allowed Claim on account of which the amount of Cash or other property to be distributed is less than $100 shall be forever barred from asserting such Claim against the Liquidating Trust.

7.            Undeliverable Distributions and Unclaimed Property

All distributions to Holders of Allowed Claims not made by wire transfer shall be made at the address of such Holder as set forth in the Claims Register maintained in the Chapter 11 Cases (subject to any transfer effectuated pursuant to Bankruptcy Rule 3001(e) or, after the Effective Date, a change of address notification provided by a Holder in a manner reasonably acceptable to the Liquidating Trustee) or, in the absence of a Filed Proof of Claim, the Schedules, on the Effective Date. The responsibility to provide the Liquidating Trustee a current address of a Holder of Claims shall always be the responsibility of such Holder and at no time shall the Liquidating Trustee have any obligation to determine a Holder’s current address. Nothing contained in the Plan shall require the Liquidating Trustee to attempt to locate any Holder of an Allowed Claim. Amounts in respect of undeliverable distributions made by the Liquidating Trustee shall be held in trust on behalf of the Holder of the Claim to which they are payable by the Liquidating Trust until the earlier of the date that such undeliverable distributions are claimed by such Holder and the date ninety (90) days after the date the undeliverable distributions were made. Following the expiration of ninety (90) days after the date the undeliverable distributions were made, the amounts in respect of undeliverable distributions shall revert (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary) to the Liquidating Trust automatically and without need for a further order by the Bankruptcy Court for distribution in accordance with the Plan. Such Holder shall be deemed to have forfeited its right to any reserved and future distributions from the Liquidating Trust, and the Claims of such Holder shall be forever barred.

8.            Forfeiture of Distribution

If the Holder of a Claim fails to cash a check payable to it within the time period set forth in this Article XI.B hereof, fails to claim an undeliverable Distribution within ninety (90) days after issuance thereof, or fails to complete and return to the Liquidating Trustee the appropriate Form W-8 or Form W-9 within one hundred twenty (120) days of the request by the Liquidating Trustee for the completion and return to it of the appropriate form, then such Holder shall be deemed to have forfeited its right to any reserved and future distributions from the Liquidating Trust, and the Claims of such Holder shall be forever barred. The forfeited distributions shall revert (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary) to the Liquidating Trust automatically and without need for a further order by the Bankruptcy Court for distribution in accordance with the Plan.

9.            Further Distributions Not Feasible

Notwithstanding anything to the contrary in the Plan, if the Liquidating Trustee determines that any Beneficiaries of the Liquidating Trust no longer exist or cannot otherwise be reasonably ascertained, or the Liquidating Trustee determines that the Liquidating Trust Assets are insufficient to make any further distribution economically justifiable, the Liquidating Trustee shall distribute the Liquidating Trust Assets that constitute Cash in accordance with the Liquidating Trust Agreement and thereafter seek to terminate the Liquidating Trust.

10.           Manner of Payment Pursuant to the Plan

Any payment in Cash to be made pursuant to the Plan shall be made at the election of the Debtors or the Liquidating Trustee, as applicable, by check, wire transfer or such other method as the Debtors or the Liquidating Trustee, as applicable, deem appropriate under the circumstances. Cash payments to foreign creditors may be made, at the option, and in the sole discretion, of the Liquidating Trustee, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. For purposes of effectuating distributions under the Plan, any Claim denominated in foreign currency shall be converted to U.S. dollars pursuant to the applicable published exchange rate in effect on the Petition Date. Cash payments in the form of checks issued by the Liquidating Trustee shall be null and void if not cashed within ninety (90) days of the date of the issuance thereof and shall be deemed undeliverable distributions.

C.            Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors or the Liquidating Trustee, as applicable, shall comply with all tax withholding and reporting requirements imposed on it by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. The Liquidating Trustee shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding, payment, and reporting requirements. The Liquidating Trustee may require, in the Liquidating Trustee’s sole and absolute discretion and as a condition to the receipt of any distribution, that the Holder of an Allowed Claim complete and return to the Liquidating Trustee the appropriate Form W-8 or Form W-9, as applicable to each Holder. Notwithstanding any other provision of the Plan, (a) each Holder of an Allowed Claim that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution, and including, in the case of any Holder of a Disputed Claim that has become an Allowed Claim, any tax obligation that would be imposed upon the Liquidating Trust in connection with such distribution, and (b) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements reasonably satisfactory to the Liquidating Trustee for the payment and satisfaction of such withholding tax obligations or such tax obligation that would be imposed upon the Liquidating Trust in connection with such distribution.

D.            Allocations

To the extent that any Allowed Claim entitled to a distribution from Liquidating Trust Assets consists of indebtedness and accrued but unpaid interest thereon, such distributions shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

E.            No Postpetition Interest on Claims

Unless otherwise specifically provided for in section 506(b) of the Bankruptcy Code, a Final Order, the Plan, or the Confirmation Order, or required by applicable law, postpetition interest shall not accrue or be paid on any prepetition Claims against the Debtors, and no Holder of a prepetition Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim.

F.            Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

G.            Setoffs and Recoupment

The Liquidating Trustee may, but shall not be required to, set off against any Claim or any Allowed Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the Liquidating Trust may have against the Holder of such Claim; provided, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Liquidating Trust of any such claim that it may have against such Holder. In no event shall any Holder of Claims or Interests be entitled to set off any Claim or Interest against any claim, right, or Cause of Action of the Debtors unless such Holder has filed a motion with the Bankruptcy Court requesting authority to perform such setoff on or before the Confirmation Date.

H.            Claims Paid or Payable by Third Parties

1.            Claims Paid or Payable by Third Parties

The Debtors or the Liquidating Trustee, as applicable, shall be authorized to reduce in full a Claim, and such Claim shall be Disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or, as applicable, the Liquidating Trust, including on account of recourse to collateral held by third parties that secure such Claim. No distributions under the Plan shall be made on account of a Claim that is payable pursuant to one of the Debtors’ Insurance Policies, other non-Debtor payment agreements, or collateral held by a third party, until the Holder of such Claim has exhausted all remedies with respect to such Insurance Policy, other non-Debtor payment agreement, or collateral, as applicable. To the extent a Holder of a Claim receives a distribution on account of a Claim and receives payment from a party that is not a Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid. To the extent that one or more of the Debtors’ Insurers or non-Debtor payors pays or satisfies in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction or otherwise settled), or collateral or proceeds from such collateral are used to satisfy such Claim, then immediately upon such payment, the applicable portion of such Claim shall be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

2.            Applicability of Insurance Policies

Except as otherwise provided in the Plan, payments to Holders of Claims shall be in accordance with the provisions of any applicable Insurance Policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any Insurance Policies, nor shall anything contained herein constitute or be deemed a waiver by any Insurers of any rights or defenses, including coverage defenses, held by such Insurers.

ARTICLE XII
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED AND DISPUTED CLAIMS AND INTERESTS

A.            Allowance of Claims and Interests

Prior to the Effective Date, the Debtors, and on and after the Effective Date, the Liquidating Trustee, shall have and shall retain any and all rights and defenses that the Debtors had with respect to any Claim or Interest, except with respect to any Claim or Interest deemed Allowed as of the Effective Date. Except as expressly provided in the Plan or in any Final Order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim or Interest shall become an Allowed Claim or Interest unless and until such Claim or Interest is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order, including the Confirmation Order, in the Chapter 11 Cases allowing such Claim. Notwithstanding anything to the contrary herein, if a timely objection to a Proof of Claim has not been Filed or the Schedules have not been amended with respect to a Claim that was scheduled by the Debtors but was not set forth in the Schedules by the Debtors as contingent, unliquidated, and/or disputed, then the Claim to which the Proof of Claim or the Claim set forth in the Schedules relates will be treated as an Allowed Claim.

B.            Prosecution of Objections to Claims and Interests

Other than with respect to Professional Fee Claims, prior to the Effective Date, the Debtors, and on or after the Effective Date, the Liquidating Trustee or its designee, as applicable, shall have the authority to File objections to Claims or Interests, and the exclusive authority to settle, compromise, withdraw, or litigate to judgment objections on behalf of the Debtors’ Estates to any and all Claims or Interests, regardless of whether such Claims or Interests are in a Class or otherwise.

Subject to the foregoing sentence, from and after the Effective Date, the Liquidating Trustee (a) may settle or compromise any Disputed Claim in accordance with the Liquidating Trust Agreement and Article XII hereof without any further notice to or action, order, or approval of the Bankruptcy Court and (b) shall succeed to the Debtors’ rights with respect to any objections Filed by the Debtors that remain pending as of the Effective Date. From and after the Effective Date, the Liquidating Trustee shall have the sole authority to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval of the Bankruptcy Court.

C.            Estimation of Claims

On and after the Effective Date, the Liquidating Trustee, may, at any time, request that the Bankruptcy Court estimate (a) any Disputed Claim pursuant to applicable law and (b) any contingent or unliquidated Claim pursuant to applicable law, including section 502(c) of the Bankruptcy Code, regardless of whether the Debtors or the Liquidating Trustee have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction pursuant to 28 U.S.C. §§ 157 and 1334 to the maximum extent permitted by law as determined by the Bankruptcy Court to estimate any Disputed Claim, contingent Claim, or unliquidated Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. Notwithstanding any provision otherwise in the Plan to the contrary, a Claim that has been expunged from the Claims Register but that is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Disputed Claim, contingent Claim, or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim for all purposes under the Plan, including for purposes of distributions, and the Debtors or the Liquidating Trustee, as applicable, may elect to pursue additional objections to the ultimate distribution on such Claim. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Liquidating Trustee, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on account of such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before twenty-one (21) days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

D.            Expungement or Adjustment to Claims Without Objections

Any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, canceled, or otherwise expunged (including pursuant to the Plan), may be adjusted or expunged (including on the Claims Register, to the extent applicable) by the Debtors or the Liquidating Trustee (or the Notice, Claims, and Solicitation Agent at, as applicable, the Debtors’ or the Liquidating Trustee’s direction), without an objection to such Claim or Interest having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.            Time to File Objections to Claims

Any objections to Claims shall be Filed on or before the later of (1) 180 days after the Effective Date and (2) such other period of limitation as may be specifically fixed by the Debtors or the Liquidating Trustee, as applicable, or by a Final Order of the Bankruptcy Court for objecting to such claims.

F.            Disallowance of Claims

Any Claims or Interests held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code, or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims or Interests may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Liquidating Trustee. All Claims Filed on account of an indemnification obligation to a director, manager, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed, any and all Proofs of Claim Filed after the Bar Date shall be deemed Disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Claim has been deemed timely Filed by a Final Order.

G.            Amendments to Claims

On or after the applicable Bar Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Debtors or the Liquidating Trustee, as applicable. Absent such authorization, any new or amended Claim Filed shall be deemed Disallowed in full and expunged without any further action.

H.            No Distributions Pending Allowance

If an objection to a Claim or portion thereof is Filed as set forth herein, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

I.            Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of a court of competent jurisdiction allowing any Disputed Claim becomes a Final Order, the Liquidating Trustee shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim, without any interest, dividends, or accruals to be paid on account of such Claim unless required under applicable bankruptcy law or as otherwise provided herein; provided, that, notwithstanding the foregoing, the Liquidating Trustee may delay or withhold any such distribution pending the reconciliation of other similarly-situated Claims to ensure that all such Claims receive a ratable or otherwise commensurate distribution (if any).

ARTICLE XIII
SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A.            Release of Liens

Except as otherwise provided in the Plan, the Plan Supplement, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, and required to be satisfied pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, and compromised, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert automatically to the applicable Debtor and its successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Liquidating Trustee to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases, and shall authorize the Debtors and the Liquidating Trustee to file UCC-3 termination statements (to the extent applicable) with respect thereto. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

B.            Release by the Debtors

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is deemed released by each and all of the Debtor Releasing Parties, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action by, through, for, or because of the foregoing entities, from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of any of the Debtor Releasing Parties whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtor Releasing Parties would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Post-Effective Date Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Combined Plan and Disclosure Statement, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court sale and restructuring efforts, intercompany transactions, the Sale Transaction, the Chapter 11 Cases, the Liquidating Trust, the Liquidating Trust Agreement, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Combined Plan and Disclosure Statement, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Combined Plan and Disclosure Statement, the Plan Supplement, or the Liquidating Trust Agreement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, that any right to enforce the Plan, the Confirmation Order, the Liquidating Trust Agreement, and the Purchase Agreement is not so released. For the avoidance of doubt, no direct Claims of third parties against third parties are being released pursuant to this Article XIII.B.

C.            Release by Holders of Claims and Interests

As of the Effective Date, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each of the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released each Debtor and Released Party from any and all any and all Claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, the Post-Effective Date Debtors, the Liquidating Trustee, or their Estates, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Post-Effective Date Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Combined Plan and Disclosure Statement, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court sale and restructuring efforts, intercompany transactions, the Sale Transaction, the Chapter 11 Cases, the Liquidating Trust, the Liquidating Trust Agreement, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Combined Plan and Disclosure Statement, the Plan Supplement, the Liquidating Trust Agreement, any Restructuring Transaction, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Combined Plan and Disclosure Statement, the Plan Supplement, or the Liquidating Trust Agreement, or the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, that any right to enforce the Plan, the Confirmation Order, the Liquidating Trust Agreement, and the Purchase Agreement is not so released.

D.            Exculpation

Notwithstanding anything herein to the contrary, the Exculpated Parties shall neither have nor incur, and each Exculpated Party is exculpated from, any liability to any Holder of a Cause of Action, Claim, or Interest for any act or omission taking place between the Petition Date and the Effective Date of the Plan in connection with, relating to, or arising out of, the Chapter 11 Cases, consummation of the Sale Transaction, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Combined Plan and Disclosure Statement, the Plan Supplement, the DIP Credit Facility Documents, the Liquidating Trust Agreement, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Combined Plan and Disclosure Statement or the Plan Supplement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement, negotiations regarding or concerning any of the foregoing, or the administration of the Plan or property to be distributed hereunder, except for actions determined by Final Order to have constituted bad faith, breach of fiduciary duty, willful misconduct, actual fraud or gross negligence, but in all respects such Entities shall be entitled to assert appropriate affirmative defenses, including reliance upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

E.            Injunction

Except as otherwise expressly provided in the Combined Plan and Disclosure Statement or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Post-Effective Date Debtors, the Liquidating Trustee, the Liquidating Trust, the Exculpated Parties, the Released Parties, or the successors and assigns of each of the foregoing and any of their assets and properties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (4) asserting any right of setoff or subrogation of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a proof of claim asserting a setoff or a motion requesting the right to perform such setoff on or before the Effective Date; provided, that this provision does not enjoin setoff related to any Claims or Interests arising after the Effective Date.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, managers, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article XIII.E of the Plan.

F.            Protections Against Discriminatory Treatment

To the maximum extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Post-Effective Date Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Post-Effective Date Debtors, or another Entity with whom the Post-Effective Date Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

G.            Document Retention

On and after the Effective Date, the Post-Effective Date Debtors and the Liquidating Trustee may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Post-Effective Date Debtors and the Liquidating Trustee.

H.            Reimbursement or Contribution

If the Bankruptcy Court Disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever Disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

I.            Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

ARTICLE XIV
CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.            Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article XIV.B hereof:

1.            the Bankruptcy Court shall have entered the Confirmation Order (and such order shall be a Final Order) in form and substance acceptable to the Debtors and the Committee, which shall:

(a)	authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(b)	decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(c)	authorize the Debtors, as applicable or necessary, to: (i) implement the Restructuring Transactions; (ii) make all distributions and issuances as required under the Plan; and (iii) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement;

(d)	authorize the implementation of the Plan in accordance with its terms; and

(e)	provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and

2.            the Liquidating Trustee shall have been appointed and the Liquidating Trust Agreement shall have been executed and become effective;

3.            the Professional Fee Escrow Account shall have been established and funded with the Professional Fee Escrow Amount;

4.            the Priority Claims Reserve, the Administrative Claims Reserve, and the Secured Claims Reserve shall have been established and funded;

5.            the Liquidating Trust shall have been funded with the Liquidating Trust Cash Funding; and

6.            the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated herein in a manner consistent in all respects with the Plan, pursuant to documentation acceptable to the Debtors and the Committee in their respective discretion.

B.            Waiver of Conditions

The conditions to Consummation set forth in this Article XIV may be waived by the Debtors (with the consent of the Committee) without further notice, leave, or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.

C.            Effect of Failure of Conditions

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Combined Plan and Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, any Holders of Claims or Interests, or any other Entity; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity in any respect.

ARTICLE XV
MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

A.            Modification and Amendments

Except as otherwise specifically provided in the Plan, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 (as well as those restrictions on modifications set forth in the Plan), the Debtors expressly reserve their respective rights to revoke or withdraw, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, before or after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission or reconcile any inconsistencies in the Combined Plan and Disclosure Statement or the Confirmation Order in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.            Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.            Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of the Claims or Interests or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of such Debtor, any Holder, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, any Holder of a Claim or Interest, or any other Entity.

ARTICLE XVI
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.            allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.            decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals (including Professional Fee Claims) authorized pursuant to the Bankruptcy Code or the Plan;

3.             resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed (or assumed and assigned); (c) the Liquidating Trustee amending, modifying, or supplementing, after the Effective Date, pursuant to Article VIII, the Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory, expired, or terminated;

4.            ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5.            adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.            adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.            enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Combined Plan and Disclosure Statement or the Plan Supplement;

8.             enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code, including but not limited to the Sale Order;

9.             resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with Consummation, including interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.           issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11.           resolve any cases, controversies, suits, disputes or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article XIII, and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

12.           resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article XI.H.1;

13.           enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.           determine any other matters that may arise in connection with or that relate to the Combined Plan and Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Combined Plan and Disclosure Statement;

15.           enter an order or Final Decree concluding or closing any of the Chapter 11 Cases;

16.           adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.           consider any modifications of the Plan, to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18.          determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.           hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20.           hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Restructuring Transactions, whether they occur before, on or after the Effective Date;

21.           hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22.           hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, injunctions, and releases granted in connection with and under the Plan, including under Article XIII;

23.           enforce all orders previously entered by the Bankruptcy Court; and

24.           hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XVII
MISCELLANEOUS PROVISIONS

A.            Immediate Binding Effect

Subject to the terms hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Debtors’ Estates, the Liquidating Trustee, and any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.            Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Liquidating Trustee, as applicable, and all Holders receiving distributions pursuant to the Plan and all other parties in interest may, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.            Dissolution of the Committee

On the Effective Date, the Committee shall dissolve, and the Committee Members and the Committee’s Professionals shall be released from all rights and duties from or related to the Chapter 11 Cases, except in connection with final fee applications of Professionals for services rendered prior to the Effective Date. The Professionals retained by the Committee and the members thereof will not be entitled to assert any fee claims for any services rendered to the Committee or expenses incurred in the service of the Committee after the Effective Date, except for reasonable fees for services rendered, and actual and necessary costs incurred, in connection with any applications for allowance of Professional fees pending on the Effective Date or filed and served after the Effective Date.

D.            Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan or the taking of any action by any Debtor with respect to the Combined Plan and Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders unless and until the Effective Date has occurred.

E.            Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.            Notices

To be effective, all notices, requests and demands to or upon the Debtors shall be in writing (which may be by E-mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by E-mail, when received and telephonically confirmed, addressed to the following:

Debtors	Counsel to the Debtors
James Alt Alex Wasserburger Legacy IMBDS, Inc. 6740 Shady Oak Road Eden Prairie, Minnesota 55344-3433 E-mail:jalt@hcg.com awasserburger@imediabrands.com

Ryan Preston Dahl

Cristine Pirro Schwarzman

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

E-mail: Ryan.Dahl@ropesgray.com

Cristine.Schwarzman@ropesgray.com

- and -

Stephen L. Iacovo

Jeramy D. Webb

Ropes & Gray LLP

191 N. Wacker Dr., 32nd Floor

Chicago, Illinois 60606

E-mail: Stephen.Iacovo@ropesgray.com

Jeramy.Webb@ropesgray.com

- and -

Laura Davis Jones

Tim Cairns

Pachulski Stang Ziehl & Jones LLP

919 North Market Street, 17th Floor

Wilmington, Delaware 19801

E-mail: ljones@pszjlaw.com

tcairns@pszjlaw.com

U.S. Trustee

Richard Schepacarter

United States Department of Justice

Office of the United States Trustee

District of Delaware

844 King Street, Suite 2207

Wilmington, Delaware 19801

E-mail: Richard.Schepacarter@usdoj.gov

Counsel to the Committee
Darren Azman Kristin Going Stacy A. Lutkus Lucas B. Barrett McDermott Will & Emery LLP One Vanderbilt Avenue New York, NY 10017 E-mail: dazman@mwe.com kgoing@mwe.com salutkus@mwe.com lbarrett@mwe.com	David R. Hurst McDermott Will & Emery LLP The Brandywine Building 1000 N. West Street, Suite 1400 Wilmington, Delaware 19801 E-mail: dhurst@mwe.com

After the Effective Date, the Liquidating Trustee may notify Entities that, in order to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

G.            Entire Agreement

Except as otherwise indicated, the Combined Plan and Disclosure Statement and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

H.            Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Notice, Claims, and Solicitation Agent at https://cases.stretto.com/imediabrands or the Bankruptcy Court’s website at http://www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

I.            Non-Severability of Plan Provisions

The provisions of the Plan, including its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors consistent with the terms set forth herein; and (3) non-severable and mutually dependent.

J.            Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and therefore, no such parties will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan or any previous plan.

Schedule A

Allocation Schedule

No.	Debtor	Allocation of Unsecured Claims Distribution Proceeds[1]
1.	ValueVision Media Acquisitions, Inc.	0.00%
2.	Legacy IMBDS, Inc.	93.95%
3.	ValueVision Interactive, Inc.	0.00%
4.	Portal Acquisition Company	5.03%
5.	VVI Fulfillment Center, Inc.	0.44%
6.	ValueVision Retail Inc.	0.00%
7.	JWH Acquisition Company	0.46%
8.	PW Acquisition Company, LLC	0.02%
9.	EP Properties, LLC	0.00%
10.	FL Acquisition Company	0.10%
11.	Norwell Television, LLC	0.00%
12.	867 Grand Avenue, LLC	0.00%
Total:		100.0%

[1]	Subject to adjustment for the Unsecured Claims Minimum Distribution in respect of each Debtor.

1

Exhibit A

Liquidation Analysis

LIQUIDATION ANALYSIS

A.	Introduction

The Debtors, together with their advisors, have prepared the accompanying hypothetical Liquidation Analysis in connection with the Combined Joint Chapter 11 Plan of Liquidation and Disclosure Statement of Legacy IMBDS, Inc., and its Debtor Affiliates (the disclosure statement portion hereof, the “Disclosure Statement” and the chapter 11 plan portion hereof, the “Plan,” each as may be modified and/or amended from time to time, and collectively, the “Combined Plan and Disclosure Statement”) for purposes of evaluating whether the Plan meets the “best interests test” under Bankruptcy Code section 1129(a)(7).11 That section requires that each holder of a claim or interest will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is at least as much as the value the holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

B.	Limitations and Key Assumptions

The Debtors prepared the illustrative Liquidation Analysis with their Chief Transformation Officer (“CTO”), his team from Huron Consulting Services LLC (“Huron”), and other advisors. The Liquidation Analysis contains numerous estimates, including Claims, based upon reviewing the Debtors’ financial statements to account for estimated liabilities as necessary. The Liquidation Analysis does not contemplate a sale of the Debtors’ businesses on a going concern basis. The Liquidation Analysis includes estimates for Claims as part of the Chapter 11 Cases, which could be asserted and allowed in a Chapter 7 liquidation, including unpaid Administrative Claims from the Chapter 11 Cases and Chapter 7 administrative claims such as Chapter 7 trustee fees. The Debtors’ estimate of Allowed Claims outlined in the Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims and interests under the Plan.

The Plan contemplates the liquidation of the Debtors’ remaining assets as substantially as the estimates of the results of the transactions contemplated by the Plan. As detailed in the Liquidation Analysis, the Debtors believe that in a Chapter 7 liquidation, there would be additional costs and expenses, which costs and expenses would not otherwise be incurred in implementing the Plan and administering a Liquidating Trust.

Such costs include the compensation of a Chapter 7 trustee and the costs of counsel and other professionals to be retained by the trustee. The Debtors believe such amounts may exceed the expenses that would be incurred in implementing the Plan and winding up the affairs of the Debtors in Chapter 11. The Estates would also be obligated to pay all unpaid expenses incurred by the Debtors during the Chapter 11 Cases (such as compensation for professionals) allowed in the Debtors’ Chapter 7 cases. Additionally, the Estates would suffer additional delays and potentially additional costs, as a Chapter 7 trustee and their new professionals would be faced with a “learning curve” to familiarize with the Debtors’ cases and complete the administration of the Estates (including the prosecution of the applicable Causes of Action).

[11]	All capitalized terms not defined herein shall have the meanings ascribed to them in the Combined Plan and Disclosure Statement.

THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS OUTLINED IN THE LIQUIDATION ANALYSIS.

The determination of the hypothetical proceeds from the liquidation of assets is a highly uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the Debtors, the CTO team and their advisors, are inherently subject to significant business, economic, and competitive uncertainties, and contingencies beyond the control of the Debtors and their management team. Accordingly, there can be no guarantees that the values assumed in the Liquidation Analysis would be realized if the remaining assets of the Debtors were liquidated as outlined in the provided illustrative analysis. In addition, should any liquidation take place in the future, circumstances may exist which cannot presently be predicted. The Liquidation Analysis should be read in conjunction with the Combined Plan and Disclosure Statement in its entirety, as well as the notes and assumptions set forth below.

The Debtors recognize that there are other potential alternatives that could occur in a hypothetical Chapter 7 liquidation not presented in the Liquidation Analysis, including alternatives that would give rise to reduced and delayed creditor recoveries.

THE DEBTORS RESERVE THEIR RIGHT TO SUPPLEMENT, MODIFY, OR ADJUST ANY PART OF THE ILLUSTRATIVE LIQUIDATION ANALYSIS, INCLUDING A CHANGE OF THE UNDERLYING ASSUMPTIONS AND ANALYSIS SET FORTH HEREIN.

C.	Basis of Presentation

The Liquidation Analysis represents an estimated recovery for all creditors of the Debtors based upon a hypothetical liquidation of the Debtors’ assets under a Chapter 7 scenario. The analysis assumes an orderly liquidation of substantially all the Debtors’ remaining assets beginning December 9, 2023 (the “Conversion Date”). The Liquidation Analysis is premised on the assumption that the Chapter 11 Cases convert to cases under Chapter 7 on the Conversion Date and that the Chapter 7 trustee (“Trustee”) continues to implement the same wind-down plan that the Debtors continued during the Chapter 11 Cases. Further, the Debtors assume that the proposed funding amount of $1,500,000 to the Liquidating Trust under the Plan will be unavailable for distribution to unsecured creditors in a Chapter 7 case. In the Chapter 11 scenario, under the Plan, the Debtors have provided for the creation of the Liquidation Trust, funded with $1,500,000 and other assets, including Causes of Action, to provide recoveries to the Debtors’ general unsecured creditors, which assets will be transferred to the Liquidating Trust and which could subsequently yield a higher recovery for unsecured creditors, but which estimated value is unknown at this time.

The Debtors assume a liquidation would be conducted pursuant to Chapter 7 of the Bankruptcy Code, with a Trustee appointed to manage the bankruptcy estates. The Trustee would be responsible for liquidating the Debtors’ remaining assets in a manner intended to maximize the recovery to creditors. Asset collection, monetization, and sale proceeds resulting from the liquidation process would be reduced by the expenses of the liquidation process prior to distributing such proceeds, if any, to any holders of allowed claims. The major components of the process are as follows:

•	Costs related to the liquidation process, such as estate wind-down costs, priority and administrative claims, and Trustee and professional fees; and

•	Distribution of net proceeds generated from retained causes of action in accordance with the priority scheme under Chapter 7 of the Bankruptcy Code.

2

If litigation becomes necessary to resolve claims asserted in Chapter 7, distributions to creditors may be further delayed, which both decreases the present value of those distributions and increases administrative expenses that could diminish the liquidation proceeds available to creditors. The effects of this potential delay on the value of distributions under the Liquidation Analysis have not been considered in this analysis.

Except as otherwise noted herein, the Liquidation Analysis is based on the projected balance sheets of the Debtors as of the Conversion Date. Several asset values were adjusted on a pro forma basis to the Conversion Date. For certain other assets, historical balance sheet amounts, unless otherwise noted herein, are intended to be a proxy for actual balances on the Conversion Date.

D.	Notes to the Liquidation Analysis

i.	Dependence on Assumptions. The Liquidation Analysis is based on several estimates and assumptions that are inherently subject to significant economic, business, regulatory, and competitive uncertainties and contingencies beyond the control of the Debtors. Accordingly, there can be no assurance that the values reflected in the Liquidation Analysis would be realized if the Debtors were to undergo such liquidation, and actual results could vary materially and adversely from those contained herein.

ii.	Litigation Claims. The Liquidation Analysis does not attribute any value to potential litigation claims that may belong to the Debtors’ Estates, including any claims to recover potentially avoidable preferential and/or fraudulent transfers.

iii.	Chapter 7 Liquidation Costs. It is assumed that three months would be required to complete the liquidation of the Debtors’ Estates, not accounting for any pursuit of causes of actions by the Liquidating Trustee. The fees and operating expenses to be incurred during the Chapter 7 process are included in the estimate of Chapter 7, Administrative Claims and Trustee Expenses. In addition, there are liquidation costs associated with most of the Debtors’ assets. Costs of liquidation are displayed as a reduction to gross liquidation proceeds.

iv.	Claim Estimates. Claims are estimated as of the Conversion Date based on management and its advisors’ current projections. As of the filing of this analysis, the Debtors cannot fully evaluate the potential claims that may be filed against the Debtors’ Estates and adjudicated before the Bankruptcy Court. Accordingly, the final Allowed Claims against the Debtors’ Estates may differ from the claim’s amounts used in this Liquidation Analysis.

E.	Detailed and Specific Assumptions to the Liquidation Analysis

1.	Cash & Cash Equivalents. The Debtors estimate 100% realization on projected unrestricted cash and cash equivalents as of the Conversion Date.

2.	Retained Causes of Action. In accordance with section 1123(b) of the Bankruptcy Code, the Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan.

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3.	Secured Claims Reserve. There are no secured claims.

4.	Priority Claims Reserve. The Plan provides for a priority reserve fund to be established by the Liquidating Trustee in an amount determined by the Liquidating Trustee, to satisfy all priority claims in accordance with the Plan.

5.	Professional Fee Escrow. As soon as is reasonably practicable after the Confirmation Date and as a condition precedent to the Effective Date, the Debtors shall establish (if not previously established) and fund the Professional Fee Escrow Account with Cash such that the aggregate amount of Cash in the Professional Fee Escrow Account on the Effective Date equals the Professional Fee Escrow Amount.

6.	Liquidating Trust Cash Funding. The Liquidating Trust to be established under the Plan to implement the Plan and Liquidating Trust Agreement, will be initially funded with $1,500,000.

7.	Excess Cash and Cash Equivalents. Cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America

8.	Retained Causes of Action. In accordance with section 1123(b) of the Bankruptcy Code, the Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan.

9.	Estate Wind-down Costs & Professional Fees. Estate wind-down costs and professional fees reflect the estimated cost and fees to achieve the recoveries on the Debtors’ assets, such as personnel, professional fees, and other operational costs. The Debtors believe that the overall professional/personnel fees and costs in the Chapter 11 scenario would be lower than those in a Chapter 7. The professional fees include the estimated fees and costs the Chapter 7 trustee’s professionals would incur to accelerate becoming familiar and informed about the Debtors’ circumstances and assets. Under either the Chapter 11 or Chapter 7 scenario, further action in the case (by the Liquidating Trustee under the Plan or the Chapter 7 trustee in the Chapter 7 case) is dependent on the initial funding of expenses to the extent required for the case to be properly administered (more specifically, in the Chapter 11, to the extent required for the Plan to become effective and for the Liquidating Trustee to administer and implement the Plan and Liquidating Trust Agreement).

10.	Chapter 7 Trustee Fees. The Liquidation Analysis assumes that the Trustee would be compensated in accordance with the guidelines of Bankruptcy Code section 326.

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11.	Administrative Claims. All known administrative claims are expected to be satisfied in accordance with the terms of the Plan before the anticipated effective date. The Post-Effective Date Debtors or the Liquidating Trust (as applicable) shall pay the amount of the Allowed Professional Fee Claims owing to the Professionals in Cash Pro Rata to such Professionals, including from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court; provided, to the extent any such Professional has already been paid a greater Pro Rata amount of its Allowed Professional Fee Claims compared to the Pro Rata amount paid to all Professionals on account of all Allowed Professional Fee Claims, such Professional shall defer payment of any further amounts until all Professionals have been paid an equivalent Pro Rata amount of their respective Allowed Professional Fee Claims; provided, further, following the exhaustion of the amounts in the Professional Fee Escrow Account, each Professional shall defer payment of any further unpaid Allowed Professional Fee Claims until the Liquidating Trust has made $750,000 in distributions to the Beneficiaries of the Liquidating Trust (the “Distribution Trigger Event”); provided, further, that following the Distribution Trigger Event, all subsequent distributions from the Liquidating Trust shall be paid Pro Rata to the Professionals until all Allowed Professional Fee Claims have been paid in full in Cash; provided, further, that, to the extent (i) the Distribution Trigger Event does not occur or (ii) following liquidation of the Liquidating Trust Assets, there are not sufficient funds to pay all Allowed Professional Fee Claims, all then-outstanding and unpaid Allowed Professional Fee Claims shall be waived in full.

12.	Priority Unsecured Tax Claims. The Debtors believe all priority unsecured tax claims will not exceed approximately $648,000, and that all such allowed claims would be fully satisfied by the amounts reserved pursuant to the Plan and paragraph 3 of the Final Order (I) Authorizing Debtors to Pay Certain Prepetition Taxes and Fees and (II) Granting Related Relief [Docket No. 283]

13.	Priority Unsecured Non-Tax Claims. The Debtors are aware of a potential unsecured priority claim consisting of a claim for wages outstanding at the time of filing. However, additional items may be identified and allowed by the Bankruptcy Court.

14.	General Unsecured Claims. The estimated amounts are based upon pre-petition accounts payable and accrued expenses. No specific value has been assessed for any potential lease or contract rejection claims, or litigation claims.

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Legacy IMBDS, Inc.

Illustrative Liquidation Analysis

($ in 000s)	Notes	Estimated as of 12/9/23	Liquidating Chapter 7 Potential Recovery (%)	Liquidating Chapter 11 Potential Recovery (%)	Liquidating Chapter 7 Potential Recovery ($)	Liquidating Chapter 11 Potential Recovery ($)
Cash and cash equivalents	[1]	6,747	*100.0%*	*100.0%*	$ 6,747	$ 6,747
Retained Causes of Action	[2]	TBD	*N/A*	*N/A*	TBD	TBD
Total Estate Assets		**6,747**	**100.0%**	**100.0%**	**$ 6,747**	**$ 6,747**
Secured Claims Reserve	[3]	-	*N/A*	100.0%	-	-
Priority Claims Reserve	[4]	663	*N/A*	100.0%	-	663
Professional Fee Escrow	[5]	2,776	*N/A*	100.0%	-	2,776
Liquidating Trust Cash Funding	[6]	1,500	*N/A*	100.0%	-	1,500
Excess cash and cash equivalents	[7]	1,808	*100.0%*	*100.0%*	6,747	1,808
Retained Causes of Action	[8]	TBD	*N/A*		TBD	TBD
Total Assets Available for Creditors		**$ 6,747**			**$ 6,747**	**$ 6,747**
Estate Wind-down Costs, Professional Fees, US Trustee Fees	[9]				(1,750)	(1,500)
Chapter 7 Trustee Fees	[10]				(168)	-
Total Costs					**$ (1,918)**	**$ (1,500)**
Net Proceeds Available for Creditors					**$ 4,829**	**$ 5,247**

		Claims Estimate		Chapter 7 Recovery Estimate ($)	Chapter 11 Recovery Estimate ($)
		Chapter 7	Chapter 11		
Estimated Claims					
Proceeds Available for Administrative & Priority Claims				**$ 4,829**	**$ 5,247**
Administrative Claims	[11]	$ 6,379	$ 4,084	$ 4,181	$ 4,084
Priority Unsecured Tax Claims	[12]	648	648	648	648
Priority Unsecured Non-Tax Claims	[13]	15	15	-	15
Total Administrative & Priority Claims		**$ 7,041**	**$ 4,747**	**$ 4,829**	**$ 4,747**
Estimated Administrative & Priority Claims Recovery				***68.6%***	***100.0%***
Proceeds Available for General Unsecured Claims				**-**	**500**
General Unsecured Creditor Claims	[14]	**241,322**	**241,322**	**$ -**	**$ 500**
Estimated General Unsecured Creditor Claims Recovery				***0.0%***	***0.2%***